As filed with the Securities and Exchange Commission on March 26, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SECUREALERT, INC.
(Exact name of registrant as specified in its charter)

Utah	3669	87-0543981
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

405 South Main Street, Suite 700
Salt Lake City, UT 84111
Telephone: (801) 451-6141
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gordon Jesperson, Esq.
General Counsel
405 South Main Street, Suite 700
Salt Lake City, UT 84111
Telephone: (801) 451-6141
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Daniel W. Rumsey, Esq.
Jessica R. Sudweeks, Esq.
Disclosure Law Group
600 West Broadway, Suite 700
San Diego, CA 92101
Telephone: (619) 795-1134
Facsimile: (619) 330- 2101

Approximate date of commencement of proposed sale to the public: As soon as practical from time to time after this Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.0001 par value	35,000	(3)	$10.70	$374,500	$43.52
Common Stock, $0.0001 par value	115,000	(4)	$10.70	$1,230,500	$142.98
Total	150,000			$1,605,000	$186.50
______________
(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the closing sales price of the Registrant’s Common Stock on March 20, 2015, as reported on the OTC Markets (OTCQB).

(3)
Shares were issued upon closing of acquisition and are currently held in escrow. Subject to certain terms and conditions contained in the Purchase Agreement and Escrow Agreement (as defined in the accompanying prospectus), one-half of the shares will be issued to the selling shareholders identified herein on November 26, 2015, and the remaining one-half will be issued to the selling shareholders on November 26, 2016.

(4)
Shares were issued upon closing of acquisition and are held in escrow. Subject to certain terms and conditions contained in the Purchase Agreement and Escrow Agreement, up to CAD$2.0 million worth of shares may be delivered to the Selling Shareholders if certain milestones set forth in the Purchase Agreement are achieved by November 26, 2016. The number of shares issuable upon achievement of those milestones will be determined in accordance with the Purchase Agreement.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _________ __, 2015

PRELIMINARY PROSPECTUS

SECUREALERT, INC.

150,000 Shares of Common Stock

This prospectus relates to the offer and resale, by the selling shareholders identified on page 45 of this prospectus (the “Selling Shareholders”), of up to 150,000 shares (the “Shares”) of the common stock, par value $0.0001 (the “Common Stock”), of SecureAlert, Inc., dba TrackGroup, a Utah corporation (“SecureAlert”, “TrackGroup” or “we”), issued in connection with the acquisition by SecureAlert of G2 Research Limited, a company formed under the laws of the providence of Nova Scotia (“G2”), from the Selling Shareholders.  The Shares are currently held in escrow and will be delivered to Selling Shareholders upon satisfaction of certain conditions contained in the escrow agreement among SecureAlert, the Selling Shareholders and the escrow agent identified in such agreement (the “Escrow Agreement”) and the share purchase agreement (the “Purchase Agreement”) among SecureAlert and Selling Shareholders.  Closing of the acquisition of G2 (the “Transaction”) occurred on November 26, 2014.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale or other disposition of the Shares by the Selling Shareholders.  Please refer to the section of this prospectus entitled “The Transaction” for a description of the acquisition transaction pursuant to which the Shares were or will be issued to Selling Shareholders and to the section entitled “Selling Shareholders” for additional information regarding the Selling Shareholders.

The Selling Shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of the Shares on any exchange, market or trading facility on which the Common Stock is traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at various prices determined at the time of sale or at negotiated prices. See “Plan of Distribution” for more information about how the Selling Shareholder may sell the Shares.

We will pay the expenses incurred in registering the Shares, including legal and accounting fees. The Selling Shareholder will pay any commissions and selling expenses he may incur in connection with the sale of the Shares. See “Plan of Distribution.”

Our Common Stock is currently quoted on the OTC Markets (OTCQB) under the symbol “SCRA.” On March 25, 2015, the last reported sale price of our Common Stock was $10.11 per share.

Investing in our securities involves a high degree of risk.  See "Risk factors" beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ____ __, 2015.

-i-

-ii-

You should rely only on the information contained in this prospectus. We have not, and the Selling Shareholders have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is the Selling Shareholder seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and we will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

-iii-

PROSPECTUS SUMMARY

SecureAlert, Inc., a Utah corporation, is referred to as “SecureAlert,” “we,” “us,” “our,” or the “Company” throughout this prospectus. The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 3 and the financial statements and related notes beginning on page 43. Our fiscal year ends on September 30.

Overview

We are a Utah corporation that markets and deploys offender management programs, combining patented GPS tracking technologies, fulltime 24/7/365 intervention-based monitoring capabilities and case management services.  Our vision is to be the global market leader for delivering the most reliable offender management solutions, which leverage superior intervention capabilities and integrated communication technologies.  We currently deliver the only offender management technology that effectively integrates GPS, Radio Frequency (“RF”) and an interactive 3-way voice communication system into a single piece device, deployable worldwide.  Through our patented electronic monitoring technologies and services, we empower law enforcement, corrections and rehabilitation professionals with offender, defendant, probationer and parolee programs, which grant convicted criminals and pre-trial suspects an accountable opportunity to be “free from prison.”  This provides for greater public safety at a lower cost compared to incarceration or traditional resource-intensive alternatives.

Our flagship product line, ReliAlert, Shadow, and R.A.D.A.R., consists of devices and services customizable to provide secure reintegration solutions for various offender types, including domestic abusers, sexual predators, gang members, pre-trial defendants, alcohol abusers, or juvenile offenders. Our proprietary software, device firmware and processes accommodate agency-established monitoring protocols, victim protection imperatives, geographic boundaries, work environments, school attendance, rehabilitation programs and sanctioned home restrictions. Our devices are intelligent devices with integrated computer circuitry.  They are constructed from case-hardened materials and are designed to promptly notify intervention monitoring centers of attempts to breach applicable electronic supervision terms or to remove or otherwise tamper with device elements. They are securely attached around an offender’s ankle with a tamper resistant strap (steel cabling with optic fiber).  We also have a unique patented, dual-steel banded SecureCuff for high risk or high flight risk offenders who have qualified for electronic monitoring supervision, but who require an incremental level of security and supervision.

Corporate Information

Our principal place of business is located at 405 South Main Street, Suite 700, Salt Lake City, Utah, 84111. Our telephone number is (801) 451-6141. We maintain a corporate website at www.trackgrp.com. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

Risk Factors

Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus, including without limitation, in conjunction with the forward-looking statements included in this prospectus.  All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:

•	Risks related to our ability to generate sufficient cash to finance our operations, which may not be successful;

●
Risks related to general economic conditions; if recovery from the recent recession continues to be slow or prolonged, it could continue to adversely affect our government agency customers and our reliance on third-party manufacturers and suppliers increases our risk of obtaining adequate, timing, and cost-effective product supplies;

●	How well we manage our business;

●	Competition that could negatively impact our business;

●	Risks associated with adequately maintaining security and preventing unauthorized access to electronic and other confidential information and data breaches;

●	Risks related to our information systems, including, for example, security breaches or the effects of loss of power supply or other service disruptions at our monitoring centers;

●	Risks related to our acquisitions, including the acquisition of G2;

●	Our current lack of a Chief Executive Officer and our inability to identify, hire and subsequently integrate a new Chief Executive Officer;

●	Changes in regulations or enforcement that may adversely impact our business;

●	Risks relating to conducting business internationally, subjecting us to a variety of regulations, political interests and monetary fluctuations;

●	Disruptions in the capital markets could increase our costs of doing business; and

●	The possibility that the interests of our largest shareholder may conflict with the interests of other shareholders.

The foregoing factors are not exhaustive and new factors may emerge or changes to the foregoing factors may occur that could impact our business.  In addition, there may be other factors not presently known to us or which we currently consider to be immaterial that may cause our actual results of operations to differ materially from the forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.  You should review carefully the section captioned “Risk Factors” in this prospectus.

THE OFFERING

On November 26, 2014 (the “Closing Date”), we entered into the Purchase Agreement to purchase all issued and outstanding shares and equity interests of G2 from the Selling Shareholders for an aggregate purchase price of up to CAD$4.6 million, of which CAD$2.0 million is payable in cash and CAD$2,600,000 is payable by the issuance of the Shares registered by this prospectus. 35,000 of the Shares are currently held in escrow by Cox & Palmer of Halifax, Nova Scotia, Canada (“Escrow Agent”), and will be released to the Selling Shareholders on conditions contained in the Purchase Agreement and Escrow Agreement.  The balance of the Shares will be released upon the achievement of certain milestones as set out in the Purchase Agreement.  See “The Transaction” for a more detailed description of the terms and conditions of our acquisition of G2.

Securities Offered

This offering involves a total of 150,000 shares of our Common Stock (the “Shares”), all of which are currently held in escrow by the Escrow Agent. The following summary assumes all Shares will be released from escrow in accordance with the terms and conditions of the Escrow Agreement and Purchase Agreement.

Common Stock offered by the Selling Shareholder:	150,000

Common Stock outstanding prior to the offering:	10,150,617

Common Stock outstanding after the offering:	10,300,617

Use of proceeds:	We will not receive any proceeds from the sale of the Shares by the Selling Shareholders in this offering. See “Use of Proceeds.”

Risk factors:	An investment in the Shares involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

OTC Markets (OTCQB) symbol:	SCRA

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before deciding whether to purchase shares of our common stock. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business, Operations and Industry

We face risks related to our substantial indebtedness.

As of December 31, 2014, we had approximately $30.34 million of indebtedness outstanding and additional liabilities of approximately $9.1 million at December 31, 2014. These liabilities could adversely affect our ability to raise additional capital to fund our operations, make interest payments as they come due, limit our ability to react to changes in the economy or our industry, and prevent us from meeting our obligations under our outstanding debt instruments.

Our high degree of leverage could have important consequences to us, including:

●	making it more difficult for us to make payments on our debt;

●	increasing our vulnerability to general economic and industry conditions;

●
requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our debt, thereby reducing our ability to use our cash flow to fund our operations, capital expenditures, and future business opportunities;

●	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

●
limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions, and general corporate or other purposes; and

●	limiting our ability to adjust to changing market conditions and placing us at a competitive disadvantage compared to our competitors who may be less highly leveraged.

There is no certainty that the market will accept our products and services.

Our targeted markets may be slow to or may never accept our products or services.  Governmental organizations may not use our products unless they determine, based on experience, advertising or other factors, that those products are a preferable alternative to other available methods of tracking or incarceration.  In addition, decisions to adopt new tracking devices can be influenced by government administrators, regulatory factors, and other factors largely outside our control.  No assurance can be given that key decision-makers will accept our products, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control.  We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness.

These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity difficulties and might be required to dispose of material assets or operations to meet our debt service and other obligations.  We may not be able to consummate those dispositions or the proceeds that we realize from them may not be adequate to meet any debt service obligations then due.

Budgetary issues faced by government agencies could adversely impact our future revenue.

Our revenues are primarily derived from contracts with state, local and county government agencies in the United States and governments of Caribbean and Latin American nations.  Many of these government agencies are experiencing budget deficits and may continue to do so.  As a result, the amount spent by our current clients on equipment and services that we supply may be reduced or grow at rates slower than anticipated and it may be more difficult to attract additional government clients.  Furthermore, the industry has experienced a general decline in average daily lease rates for GPS tracking devices.  As a result of these factors, our ability to maintain or increase our revenues may be negatively affected.

Certain individuals and groups own or control a significant number of our outstanding shares.

Certain groups or persons beneficially own a substantial number of shares of our outstanding Common Stock or securities and debt instruments.  As a result, these persons have the ability, acting as a group, to effectively control our affairs and business, including the election of our directors and, subject to certain limitations, approval or preclusion of fundamental corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change of control or making other transactions more difficult or impossible without their support. In addition, these equity holders may have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transactions may involve significant risk to us or our other shareholders.  Additionally, they may make investments in businesses that directly or indirectly compete with us, or may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us.

We do not have a chief executive officer and we are dependent upon the services of our senior management team; the failure to attract and retain such individuals could adversely affect our operations.

We are dependent on the services, abilities and experience of our executive officers. The permanent loss of the services of any of these senior executives and any change in the composition of our senior management team could have a negative impact on our ability to execute on our business and operating strategies.  We do not currently have a chief executive officer.  In October 2012, the Board of Directors established an Executive Committee and transferred the executive function to this committee, currently comprised of Guy Dubois and David Boone.  Messrs. Dubois and Boone will continue to execute the responsibilities of the Company’s principal executive officer through the Executive Committee, until our appointment of a new chief executive officer.

We rely on significant suppliers for key products and cellular access.  If we do not renew these agreements when they expire we may not continue to have access to these suppliers’ products or services at favorable prices or in volumes as we have in the past, which could adversely affect our results of operations or financial condition.

We have entered into an agreement with two national companies for cellular services. We also rely currently on a single source for the manufacturing of our products.  If any of these significant suppliers were to cease providing products or services to us, we would be required to seek alternative sources. There is no assurance that alternate sources could be located or that the delay or additional expense associated with locating alternative sources for these products or services would not materially and adversely affect our business and financial condition.

Our research, development and marketing activities are subject to government regulations. The cost of compliance or the failure to comply with these regulations could adversely affect our business, results of operations and financial condition.

Our products and services are not subject to specific approvals from any governmental agency, although our products using cellular and GPS technologies for use in the United States or internationally must be manufactured in compliance with applicable rules and regulations of specific governmental agencies. There can also be no assurance that changes in the legal or regulatory framework or other subsequent developments will not result in limitation, suspension or revocation of regulatory approvals granted to us. Any such events, were they to occur, could have a material adverse effect on our business, financial condition and results of operations.  We may be required to comply with regulations for manufacturing practices, which mandate procedures for extensive control and documentation of product design, control and validation of the manufacturing process and overall product quality. If we, our management or our third-party manufacturers fail to comply with applicable regulations regarding these manufacturing practices, we could be subject to a number of sanctions, including fines, injunctions, civil penalties, delays, suspensions or withdrawals of market approval, seizures or recalls of product, operating restrictions and, in some cases, criminal prosecutions.

We face intense competition, including competition from entities that are more established and may have greater financial resources than we do, which may make it difficult for us to establish and maintain a viable market presence.

Our current and expected markets are rapidly changing. Although we believe our technology has advantages over competing systems, there can be no assurance that those advantages are significant; many of our competitors have products or techniques approved or in development and operate large, well-funded research and development programs in the field.  Moreover, competitors may be in the process of developing technology that could be developed more quickly or be ultimately more effective than our products.  There can be no assurance that our competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization.

We are dependent upon certain customers, the loss of which would adversely affect our results of operations and business condition.

During year ended September 30, 2014 and the quarter ended December 31, 2014, two of our customers each accounted for more than 10% of total sales.  The loss of either of these customers would have a material adverse effect on our business.

Our business plan is subject to the risks of technological uncertainty, which may result in our products failing to be competitive or readily accepted by our target markets.

There can be no assurance that our research and development efforts will be successful.  In addition, the technology which we integrate or that we may expect to integrate with our product and service offerings is rapidly changing and developing.  We face risks associated with the possibility that our technology may not function as intended and the possible obsolescence of our technology and the risks of delay in the further development of our own technologies. Cellular coverage is not uniform throughout our current and targeted markets and GPS technology depends upon “line-of-sight” access to satellite signals used to locate the user.  This limits the effectiveness of GPS if the user is in the lower floors of a tall building, underground or otherwise located where the signals have difficulty penetrating.

We face risks of litigation and regulatory investigation and actions in connection with our operations.

Lawsuits, including regulatory actions, may seek recovery of large, indeterminate amounts or otherwise limit our operations, and their existence and magnitude may remain unknown for substantial periods of time.  Relevant authorities in the markets in which we operate may investigate us in the future. These investigations may result in significant penalties in multiple jurisdictions, and we may become involved in disputes with private parties seeking compensation for damages resulting from the relevant violations. Such substantial legal liability or regulatory action could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and credibility.  In addition, our business activities are subject to various governmental regulations in countries where we operate, which include investment approvals, export regulations, tariffs, antitrust, anti-bribery, intellectual property, consumer and business taxation, foreign trade and exchange controls, and environmental and recycling requirements. These regulations limit, and other new or amended regulations may further limit, our business activities or increase operating costs. In addition, the enforcement of such regulations, including the imposition of fines or surcharges for violation of such regulations, may adversely affect our results of operations, financial condition, cash flows, reputation and credibility.

Our products are subject to the risks and uncertainties associated with the protection of intellectual property and related proprietary rights.

We believe that our success depends in part on our ability to obtain and enforce patents, maintain trade secrets and operate without infringing on the proprietary rights of others, both in the United States and in other countries. Our inability to obtain or to maintain patents on our key products could adversely affect our business. We currently own 16 patents and have filed and intend to file additional patent applications with the in the United States and in key foreign jurisdictions relating to our technologies, improvements to those technologies and for specific products we may develop.  There can be no assurance that patents will issue on any of these applications or that, if issued, any patents will not be challenged, invalidated or circumvented. The enforcement of patent rights can be uncertain and involve complex legal and factual questions.  The scope and enforceability of patent claims are not systematically predictable with absolute accuracy.  The strength of our own patent rights depends, in part, upon the breadth and scope of protection provided by the patent and the validity of our patents, if any.

Our success will also depend, in part, on our ability to avoid infringing the patent rights of others.  We must also avoid any material breach of technology licenses we may enter into with respect to our new products and services.  Existing patent and license rights may require us to alter the designs of our products or processes, obtain licenses or cease certain activities.  If patents have been issued to others that contain competitive or conflicting claims and such claims are ultimately determined to be valid and superior to our own, we may be required to obtain licenses to those patents or to develop or obtain alternative technology.  If any licenses are required, there is no assurance given that we will be able to obtain any necessary licenses on commercially favorable terms, if at all.  Any breach of an existing license or failure to obtain a license to any technology that may be necessary in order to commercialize our products may have a material adverse impact on our business, results of operations and financial condition.

We also rely on trade secrets laws to protect portions of our technology for which patent protection has not yet been pursued or is not believed to be appropriate or obtainable.  These laws may protect us against the unlawful or unpermitted disclosure of any information of a confidential and proprietary nature, including but not limited to our know-how, trade secrets, methods of operation, names and information relating to vendors or suppliers and customer names and addresses.  We seek to protect this unpatentable and unpatented proprietary technology and processes, in addition to other confidential and proprietary information in part, by entering into confidentiality agreements with employees, collaborative partners, consultants and certain contractors.  There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets and other confidential and proprietary information will not otherwise become known or be independently discovered or reverse-engineered by competitors.

We conduct business internationally with a variety of sovereign governments.

Our business is subject to a variety of regulations and political interests that could affect the timing of payment for services and the duration of our contracts. We face the risk of systems interruptions and capacity constraints, possibly resulting in adverse publicity, revenue loss and erosion of customer trust. The satisfactory performance, reliability and availability of our network infrastructure are critical to our reputation and our ability to attract and retain customers and to maintain adequate customer service levels. In addition, because our customers in these foreign jurisdictions are sovereign governments or governmental departments or agencies, it may be difficult for us to enforce our agreements with them in the event of a breach of those agreements, including, for example, the failure to pay for our services or to complete projects that we have commenced.

We may experience temporary service interruptions for a variety of reasons, including telecommunications or power failures, fire, water damage, vandalism, computer bugs or viruses or hardware failures.

Any service interruption that results in the unavailability of our system or reduces its capacity could result in real or perceived public safety issues that may affect customer confidence in our services.  Historically, we have experienced temporary interruptions of telecommunications or power outages which were promptly mitigated.  Such instances may result in loss of customer accounts or similar problems if they occur in the future.  We are not certain that we will be able to project the rate or timing of increases, if any, in the use of our services to permit us to upgrade and expand our systems effectively or to integrate smoothly and newly developed or purchased modules with our existing systems.

Risks Related to our Recent Acquisitions

The success of our business depends on achieving our strategic objectives, including through acquisitions, dispositions and restructurings.

Our acquisitions, as well as potential restructuring actions, may not achieve expected returns and other benefits as a result of various factors, including integration and collaboration challenges, such as personnel and technology. In addition, we may not achieve anticipated cost savings from restructuring actions, which could result in lower margin rates. When we decide to sell assets or a business, we may encounter difficulty in finding buyers or alternative exit strategies on acceptable terms in a timely manner, which could delay the accomplishment of our strategic objectives. After reaching an agreement with a buyer or seller for the acquisition or disposition of a business, we are subject to satisfaction of pre-closing conditions as well as to necessary regulatory and governmental approvals on acceptable terms, which may prevent us from completing the transaction.

We may not be able to grow successfully through the acquisitions or through future acquisitions, we may not successfully manage future growth, and we may not be able to effectively integrate businesses that we may acquire.

We plan to continue to grow through strategic acquisitions of other businesses.  In order to complete acquisitions, we would expect to require additional debt and/or equity financing, which could increase our interest expense, leverage, and increase the number of shares outstanding.  Businesses that we acquire may not perform as expected. Future revenues, profits and cash flows of an acquired business may not materialize due to the failure or inability to capture expected synergies, increased competition, regulatory issues, changes in market conditions, or other factors beyond our control. In addition, we may not be successful in integrating these acquisitions into our existing operations. Competition for acquisition opportunities may escalate, increasing our cost of making further acquisitions or causing us to refrain from making additional acquisitions.  Additional risks related to acquisitions include, but are not limited to:

●	the potential disruption of our existing business;

●	entering new markets or industries in which we have limited prior experience;

●
difficulties integrating and retaining key management, sales, research and development, production and other personnel or diversion of management attention from ongoing business concerns to integration matters;

●	difficulties integrating or expanding information technology systems and other business processes or administrative infrastructures to accommodate the acquired businesses;

●	complexities associated with managing the combined businesses and consolidating multiple physical locations;

●	risks associated with integrating financial reporting and internal control systems; and

●
whether any necessary additional debt or equity financing will be available on terms acceptable to us, or at all, and the impact of such financing on our operating performance and results of operations.

We are exposed to fluctuations in currency exchange rates.

We are exposed to currency exchange fluctuations in other currencies.  Moreover, a portion of our expenses in Israel and Chile are paid in foreign currencies, which subjects us to the risks of foreign currency fluctuations.

The dollar cost of our operations internationally could increase to the extent of increases or decreases in the rate of inflation or devaluation in relation to the dollar, which may harm our results of operations.

The dollar cost of our international operations is expected to be influenced by any increase in inflation or is not offset by the devaluation of the local currency in relation to the dollar. As a result, we are exposed to the risk that foreign currencies will appreciate in relation to the dollar. We cannot predict whether the foreign currencies will appreciate or depreciate against the dollar in the future.

International political, economic and military instability may impede our ability to execute our plan of operations.

Political, economic and military conditions internationally may affect our business, we cannot predict whether or in what manner these problems may occur. Acts of random terrorism periodically occur which could affect our operations or personnel.  Ongoing or revived hostilities or other factors could harm our operations and research and development process and could impede our ability to execute our plan of operations. Moreover, in order to effectively compete in certain foreign jurisdictions, it is frequently necessary or required to establish joint ventures, strategic alliances or marketing arrangements with local operators, partners or agents. Reliance on local operators, partners or agents could expose us to the risk of being unable to control the scope or quality of our overseas services or products.  In addition, our business insurance may not cover losses that may occur as a result of events associated with the security situation. Any losses or damages incurred by us could have a material adverse effect on our business and financial condition.

Our Israeli operations may be disrupted by the obligations of personnel to perform military service.

In connection with the GPS Global Tracking and Surveillance System Ltd., a company formed under the laws of and operating in the State of Israel (“GPS Global”), we now have eight full-time employees and three independent contractors based in Israel.  This number may increase in the future as we relocate additional research and development activity to our Israeli operations.  Our employees in Israel may be called upon to perform up to 36 days (and in some cases more) of annual military reserve duty until they reach the age of 45 (and in some cases, up to age 49), and in emergency circumstances, could be called to active duty. Our operations could be disrupted by the absence of a significant number of our employees related to military service or the absence for extended periods of one or more of our key employees for military service. Such disruption could materially adversely affect our operations, business and results of operations.

Risks Related to Our Common Stock

Our largest shareholder recently increased its beneficial ownership to over 50%, and is therefore able to exert control over us, which may limit your ability to influence corporate matters.

Sapinda Asia Limited and Mr. Lars Windhorst (collectively “Sapinda Asia”) recently increased its beneficial ownership to more than 50% of the outstanding voting securities of the Company.  As a result, Sapinda Asia will control the outcome of any shareholders’ meeting for the foreseeable future, including having the power to determine the composition of our board of directors and control the outcome of the voting on any significant corporate transactions or other matters submitted to our shareholders for approval. The interests of Sapinda Asia may not be aligned with or be in the best interests of our other shareholders. This concentration of voting power could also have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our shareholders.

Our Board of Directors may authorize the issuance of preferred stock and designate rights and preferences that will dilute the ownership and voting interests of existing shareholders without their approval.

Our Articles of Incorporation authorize us to issue up to 20,000,000 shares of preferred stock, at par value $0.0001. The Board of Directors is authorized to designate, and to determine the rights and preferences of any series or class of preferred stock. The Board of Directors may, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights which are senior to the Common Stock or which could adversely affect the voting power or other rights of the existing holders of outstanding shares of preferred stock or Common Stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the Common Stock and reduce the likelihood that common shareholders will receive dividend payments and payments upon liquidation. The issuance of additional shares of preferred stock may also adversely affect an acquisition or change in control of the Company.  As of March 25, 2015, there were no outstanding shares of preferred stock.

Sales by certain of our shareholders of a substantial number of shares of our Common Stock in the public market, including the sale of the Shares in this offering, could adversely affect the market price of our Common Stock.

A large number of outstanding shares of our Common Stock are held by several of our principal shareholders.  If any of these principal shareholders were to decide to sell large amounts of stock over a short period of time such sales could cause the market price of our Common Stock to decline.

A decline in the price of our Common Stock could affect our ability to raise additional working capital and adversely impact our operations and would severely dilute existing or future investors if we were to raise funds at lower prices.

A prolonged decline in the price of our Common Stock could result in a reduction in our ability to raise capital. Because our operations have been financed in part through the sale of equity securities, a decline in the price of our Common Stock could be especially detrimental to our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations.  We believe the following factors could cause the market price of our Common Stock to continue to fluctuate widely and could cause our Common Stock to trade at a price below the price at which you purchase your Shares:

●	actual or anticipated variations in our interim or annual results;

●	announcements of new services, products, acquisitions or strategic relationships within the industry;

●	changes in accounting treatments or principles;

●	changes in earnings estimates by securities analysts and in analyst recommendations; and

●	general political, economic, regulatory and market conditions.

Any failure to meet these expectations, even if minor, could materially adversely affect the market price of our Common Stock.

If we issue additional shares of Common Stock in the future, it will result in the dilution of our existing shareholders.

Our Articles of Incorporation authorize the issuance of 15,000,000 shares of Common Stock. Our Board of Directors has the authority to issue additional shares of Common Stock up to the authorized capital stated in The Articles of Incorporation. The issuance of any such shares of Common Stock will result in a reduction in value of our outstanding Common Stock. If we do issue any such additional shares of Common Stock, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. Further, any such issuance may result in a change of control of our corporation.

Trading of our Common Stock may be volatile and sporadic, which could depress the market price of our Common Stock and make it difficult for our shareholders to resell their shares.

There is currently a limited market for our Common Stock and the volume of our Common Stock traded on any day may vary significantly from one period to another. Our Common Stock is quoted on the OTCQB. Trading in stock quoted on the OTCQB is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with the issuer’s operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our Common Stock that is unrelated to operating performance. Moreover, the OTCQB is not a stock exchange, and trading of securities quoted on the OTCQB is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ or NYSE:MKT.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

The forward-looking statements contained in this prospectus involve a number of risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from projected results include, but are not limited to, those discussed in “Risk Factors” elsewhere in this prospectus. Readers are expressly advised to review and consider those Risk Factors. Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. Except as required by applicable laws including the securities laws of the United States, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BUSINESS

Overview

We market and deploy offender management programs, combining patented GPS tracking technologies, fulltime intervention-based monitoring capabilities and case management services. As further described below, our flagship product lines, ReliAlert, Shadow, and R.A.D.A.R., are used to monitor convicted offenders that are on probation or parole in the criminal justice system or pretrial defendants.  ReliAlert™ and Shadow devices utilize GPS, radio frequencies, and cellular technologies in conjunction with a monitoring center that is staffed 24/7 and 365 days a year.  We believe that our technologies and services benefit law enforcement officials by allowing them to respond immediately to a problem involving the monitored offender.

Our Products and Services

Our monitoring and intervention centers act as an important link between offenders and their supervising officers. Track Group intervention specialists initiate contact at the direction of the supervising agency or when an offender violates any established restriction or protocol. The monitoring that is enabled by our state-of-the-art devices, which give us the unique ability to conduct live, three-way voice communication with monitored individuals and officers, provides the situational context that is the basis for behavior management and modification. And, if necessary, it allows us to provide interaction details to law enforcement officers, giving them greater insights prior to intervention.

ReliAlert, Shadow and R.A.D.A.R.

Our ReliAlert, Shadow and R.A.D.A.R. devices are designed in the United States, Israel, and China. The devices are manufactured in China and include a portfolio of products, e-Arrest Beacons and monitoring services designed to create “Jails without Walls,” while re-socializing offender populations and providing alcohol monitoring.  The products and services are customizable by offender types (e.g., domestic abusers, sexual predators, alcohol abusers, gang members, pre-trial defendants, or juvenile offenders) and offer practical solutions and options for the reintegration and effective re-socialization of select offenders safely back into society.  Additionally, our proprietary software and device firmware support the dynamic accommodation of agency-established monitoring protocols, victim protection imperatives, geographic boundaries, work environments, school attendance, rehabilitation programs and sanctioned home restrictions.  Our technologies are designed for domestic or international, federal, state and local agencies to provide location tracking of designated individuals within the criminal justice system and throughout a restricted geography.

Our GPS tracking devices are securely attached around the offender’s ankle with a tamper resistant strap (steel cabling with optic fiber) that can be adjusted or removed without detection only by a supervising officer, and which is activated through services provided by our Track Group Monitoring Center (or other agency-based monitoring centers).  During fiscal year 2011, we also deployed an upgraded, patented, dual-steel banded SecureCuff strap for “at-risk” offenders who have qualified for electronic monitoring supervision, but who require an incremental level of security and supervision, provided through both hardware and monitoring services.  Our monitoring and intervention centers act as an important link between the offender and the supervising officer, as intervention specialists persistently track and monitor the offender, initiating contact at the direction of the supervising agency and/or when the offender is in violation of any established restrictions or protocols.  The ReliAlert and Shadow units are intelligent devices with integrated computer circuitry and constructed from case-hardened plastics designed to promptly notify the intervention centers of any attempt made to breach applicable protocols, or to remove or otherwise tamper with the device or optical strap housing.

Our alcohol monitoring device (R.A.D.A.R.) is a comprehensive alcohol offender supervision and monitoring system with a fuel-cell based, breath-alcohol testing system that incorporates a number of safeguards to prevent tampering and provides accurate, actionable, and alcohol alerts. All breath-alcohol tests are time stamped and include a GPS fix. The web-enabled Track Group monitoring center assures testing compliance.

Our Strategy

Our global growth strategy is to continue to expand offerings that empower professionals in security, law enforcement, corrections and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.  To accomplish this objective, we are implementing a growing portfolio of proprietary and non-proprietary real-time monitoring and intervention products and services.  These include GPS, RF, predictive analytics, drug and alcohol testing for defendants and offenders as well other individuals and assets in the corrections, law enforcement and rehabilitation arena.

In addition, our product and service offerings will expand upon our exception-based reporting, analytical capabilities and behavioral-monitoring knowledge. These customizable solutions will be available through Web portals and mobile device platforms, in addition to traditional desktops, to leverage our real-time monitoring data, best-practice monitoring, interaction protocols and analytics capabilities. Customer insights will be increased further by aggregating real-time data from additional monitoring device types and technologies, regardless of manufacturer, as well as other critical data sources.

In summary, we are committed to delivering a superior proprietary and non-proprietary portfolio of reliable, intervention monitoring products and services for the global offender management marketplace. We will continue to work with agencies to increase public safety and officer productivity, mitigate budgetary constraints through cost-effective monitoring alternatives, increase early-release compliance and improve monitoring program success rates, all while offering defendants and offenders opportunities for accountable freedom and an alternative to incarceration.

Marketing

Our strategic purpose is to produce or acquire, and globally deploy leading edge tracking technology, monitoring and analytic services in the criminal justice and corrections arenas.  In addition to our recent acquisitions, we work to meet this objective by improved research and development activities and expanding our sales and marketing efforts both domestically and internationally.  Our ability to acquire new accounts continues to benefit from the lack of public funding for law enforcement and corrections agencies, the need to reduce jail operating and expansion expenses, and a desire for greater control of monitoring of high risk and high flight risk device wearers.  Also, the view continues to widen that society needs to look at alternative ways of sentencing offenders, as well as keeping track of certain types of offenders, such as those convicted of sexual, domestic violence, or alcohol offenses that have been released from custody.  Several countries, including the United States, began or continued the process of evaluating sentencing laws that would release sentenced felons to GPS monitoring after partially serving their incarceration sentences. We foresee that these views and the harsh economic and funding realities will continue to fuel wider implementation of electronic monitoring programs globally, increasing demand for our products and services. Our products’ unique and patented functionality make us a good match for these opportunities.

Research and Development Program

During the three-months ended December 31, 2014 and during the fiscal year ended September 30, 2014, we expended $464,178 and $1,605,662 on research and development. These costs were incurred to improve efficiency in the software, firmware and hardware of our products and services, as well as supporting research and development of our newly acquired subsidiaries

Competition

We encounter electronic offender monitoring competition from traditional competitors and certain new entrants into the United States market.  Following our evaluation of our competitors at the end of our 2014 fiscal year, traditional competition includes:

●
BI Incorporated, Denver Colorado, subsidiary of GEO Care, Inc., Boca Raton, Florida –  This international company provides a wide variety of private correctional services from facilities operation and management to correctional health care services.  BI Incorporated, which was purchased by GEO Care, Inc. in 2011, has been providing intensive community supervision services and technologies for more than 20 years to criminal justice agencies throughout the United States.

●
Omnilink Systems, Inc., Alpharetta, Georgia – This company provides a one-piece device combined with GPS and Sprint cellular networks to electronically track an individual. In fiscal year 2013, Omnilink completed an agreement with Alcohol Monitoring Systems, Inc. (“AMS”) for AMS to distribute Omnilink GPS devices as “SCRAM One-Piece GPS™”, to extend AMS’ product line for those agencies looking for a one-stop shop for their monitoring needs.

●
3M Electronic Monitoring, Odessa, Florida (purchased and consolidated Attenti Group, (ElmoTech and ProTech) in 2011) – This company has satellite tracking software technology that operates in conjunction with GPS and wireless communication networks.

●
Satellite Tracking of People, LLC, Houston, Texas – This company provides a broad line of GPS tracking systems and services to government agencies. Satellite Tracking of People, LLC was purchased by Securus Technologies, Inc. in December of 2013.

●
Sentinel Offender Services, LLC, Augusta, Georgia (purchased and consolidated G4S’ United States Offender Monitoring operation in 2012) – This company supplies monitoring and supervision solutions for the offender population. Through their acquisition and consolidation of G4S’ United States Offender Monitoring operation, they expanded their customer base to which they provide electronic monitoring of offenders, prison and detention center management and transitional support services. Through this acquisition, they also resell Omnilink’s active GPS device, in addition to their own.

The following companies entered the United States market in fiscal year 2014:

●
Buddi, Ltd., Aylesbury, Binkghamshire, United Kingdom – This company was started in 2005 to provide consumer tracking for consumers such as the elderly or Alzheimer’s sufferers.    Their major launch into offender monitoring was via an award of a United Kingdom Ministry of Justice contract.  They also announced plans to enter the United States offender monitoring market by headquartering United States operations in Tampa, FL and hiring Steve Chapin, former Protech President and CEO.

●
Corrisoft, LLC, Lexington, Kentucky – This company produces offerings for the monitoring of low and medium risk offenders, and distributes other companies’ products for higher risk offenders.  They have announced that they will be developing additional products for the monitoring of all offender types. Corrisoft, LLC acquired iSECUREtrac Corp in December 2013.

We also face competition from small and regional companies that provide electronic monitoring technology along with localized case management and/or monitoring services.  Some of these entities utilize less well-known technologies or are resellers of the above competitors’ products.  We do not believe there is reliable publicly available information to indicate our relative market share or that of our competitors.

Dependence on Major Customers

We had sales to entities which represent more than ten percent of gross revenues as follows for the years ended September 30, which sales have continued during fiscal 2015. Except as indicated below, no other customer represented more than ten percent of total revenues for the fiscal years ended September 30, 2014 or 2013.

	2014	%	2013	%

Customer A	$-	0%	$5,252,960	33%

Customer B	$1,501,940	12%	$1,622,327	10%

Customer C	$1,431,854	12%	$1,514,581	9%

Concentration of credit risk associated with our total and outstanding accounts receivable as of September 30, 2014 and 2013, respectively, are shown in the table below:

	2014	%	2013	%

Customer A	$892,897	17%	$892,897	24%

Customer B	$499,040	10%	$732,163	20%

Customer C	$419,523	8%	$887,233	24%

Dependence on Major Suppliers

We have entered into an agreement with two national companies for cellular services. We also rely currently on a single source for the manufacturing of our products.  The cost to us for these services during the fiscal years ended September 30, 2014 and 2013 was approximately $897,386 and $964,354, respectively. The 7% decrease in cellular service expense in 2014 compared to 2013 resulted from utilizing different service providers who offered similar service with more favorable rates.

If any of these significant suppliers were to cease providing products or services to us, we would be required to seek alternative sources. Although we were able to lower the amounts paid for these services during the fiscal 2014 year, there is no assurance that alternate sources could be located or that the delay or additional expense associated with locating alternative sources for these products or services would not have a negative impact on our business or financial condition.

Intellectual Property

Trademarks.  We have developed and use trademarks in our business, particularly relating to our corporate and product names. We own six trademarks that are registered with the United States Patent and Trademark Office, plus one trademark registered in Mexico and one in Canada. We may file additional applications for the registration of our trademarks in foreign jurisdictions as our business expands under current and planned distribution arrangements.  Protection of registered trademarks in some jurisdictions may not be as extensive as the protection provided by registration in the United States.

The following table summarizes our trademark registrations and applications:

Trademark	Application Number	Registration Number	Status/ Next Action
Mobile911 Siren with 2-Way Voice Communication & Design®	76/013,886	2,595,328	Registered
PAL Services®	78/514,514	3,100,192	Registered
TrackerPAL®	78/843,035	3,345,878	Registered
Mobile911®	78/851,384	3,212,937	Registered
TrackerPAL®	CA 1,315,487	749,417	Registered
TrackerPAL®	MX 805,365	960954	Registered
Foresight®	77/137/822	3481509	Registered
ReliAlert™	85/238,049	4200738	Registered
HomeAware™	85/238,064	4111064	Registered
SecureCuff™	85/238,058	4271621	Registered
TrueDetect™	85/237,202	4365120	Registered
SecureAlert™	86/031,550	4623370	Registered

Patents. We have 15 patents issued and two patents pending in the United States.  At foreign patent office’s we have four patents issued and 11 patents pending.  We are also preparing patents that will be filed in other countries in the coming year.

The following tables summarize information regarding our patents and patent applications.  There is no assurance given that the pending applications will be granted or that they will, if granted, contain all of the claims currently included in the applications.

Domestic Patents	Application#	Date Filed	Patent#	Issued	Status

Emergency Phone for Automatically Summoning Multiple Emergency Response Services	09/173645	16-Oct-98	6226510	1-May-01	Issued
Combination Emergency Phone and Personal Audio Device	09/185191	3-Nov-98	6285867	4-Sep-01	Issued
Panic Button Phone	09/044497	19-Mar-98	6044257	28-Mar-00	Issued
Interference Structure for Emergency Response System Wristwatch	09/651523	29-Aug-00	6366538	2-Apr-02	Issued
Remote Tracking and Communication Device	11/202427	10-Aug-05	7330122	12-Feb-08	Issued
Remote Tracking System and Device With Variable Sampling and Sending Capabilities Based on Environmental Factors	11/486991	14-Jul-06	7545318	9-Jun-09	Issued
Alarm and Alarm Management System for Remote Tracking Devices	11/486992	14-Jul-06	7737841	15-Jun-10	Issued
Remote Tracking and Communication Device	12/028088	8-Feb-08	7804412	28-Sep-10	Issued
A Remote Tracking System with a Dedicated Monitoring Center	11/486976	14-Jul-06	7936262	3-May-11	Issued
Alarm and Alarm Management System for Remote Tracking Devices	12/792572	2-Jun-10	8013736	6-Sep-11	Issued
Remote Tracking and Communication Device	12/875988	3-Sep-10	8031077	4-Oct-11	Issued
Tracking Device Incorporating Enhanced Security Mounting Strap	12/818,453	18-Jun-10	8514070	20-Aug-13	Issued
A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device	12/399151	6-Mar-09	8232876	31-Jul-12	Issued
Emergency Phone with Single-Button Activation	11/174191	30-Jun-05	7251471	31-Jul-07	Issued
A Remote Tracking Device and a System and Method for Two-Way Voice Communication Between the Device and a Monitoring Center	11/486989	14-Jul-06	8797210	5-Aug-14	Issued
A Remote Tracking Device and a System and Method for Two-Way Voice Communication Between the Device and a Monitoring Center	14/323,831	03-Jul-14	--	--	Pending
A Remote Tracking Device and a System and Method for Two-Way Voice Communication Between the Device and a Monitoring Center	14/307,260	17-Jul-14	--	--	Pending

International Patents	Application#	Date Filed	Patent#	Issued	Status

A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - EPO	9716860.3	6-Oct-10	2260482	1/9/2013	Issued
Remote Tracking and Communication Device - Mexico	MX/a/2008/1932	4-Aug-06	278405	24-Aug-10	Issued
A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - Mexico	MX/a/2010/001932	2-Sep-10	306920	1/22/2013	Issued
A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - Canada	2717866	3-Sep-10	-	-	Pending
Remote Tracking and Communication Device - EPO	6836098.1	4-Aug-06	-	-	Pending
Remote Tracking and Communication Device - Brazil	PI0614742.9	4-Aug-06	-	-	Pending
Remote Tracking and Communication Device - Canada	2617923	4-Aug-06	-	-	Pending
A Remote Tracking System with a Dedicated Monitoring Center - EPO	7812596	3-Jul-07	-	-	Pending
A Remote Tracking System with a Dedicated Monitoring Center - Brazil	PI0714367.2	3-Jul-07	-	-	Pending
Secure Strap Mounting System For an Offender Tracking Device - EPO	10 009 091.9	1-Sep-10	-	-	Pending
Secure Strap Mounting System For an Offender Tracking Device - Brazil	PI11001593	28-Feb-11	-	-	Pending
Secure Strap Mounting System For an Offender Tracking Device - Mexico	MX/a/2011/002283	28-Feb-11	319057	14-Sep-14	Issued
Secure Strap Mounting System For an Offender Tracking Device - Canada	2732654	23-Feb-11	-	-	Pending
A System and Method for Monitoring Individuals Using a Beacon and Intelligent Remote Tracking Device - Brazil	PI0909172-6	1-Sep-10	-	-	Pending
Secure Strap Mounting System For an Offender Tracking Device - Mexico - DIV	MX/a/2013/12524	25-Oct-13	-	-	Pending

Trade Secrets.  We own certain intellectual property, including trade secrets that we seek to protect, in part, through confidentiality agreements with employees and other parties. Even where these agreements exist, there can be no assurance that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

We intend to protect our legal rights concerning intellectual property by all appropriate legal action. Consequently, we may become involved from time to time in litigation to determine the enforceability, scope, and validity of any of the foregoing proprietary rights. Any patent litigation could result in substantial cost and divert the efforts of management and technical personnel.

Seasonality

Given the consistency in recurring domestic monitoring revenues by customer throughout our recently completed fiscal years, there no apparent seasonality in our business.  However, as in previous years, incremental domestic deployment opportunities slowdown in the months of July and August.  We believe that this is due to the unavailability of judicial and corrections officials, who observe a traditional vacation season during this period.

Employees

As of March 25, 2015, we had 180 full-time employees and 20 part-time employees.  None of the employees are represented by a labor union or subject to a collective bargaining agreement.  We have never experienced a work stoppage and management believes that relations with employees are good.

Properties

Our headquarters and monitoring facility are housed in approximately 8,600 square feet of commercial office space located at 405 South Main Street, Suite 700, Salt Lake City, Utah. Lease payments are approximately $13,200 per month. This lease expires on August 31, 2016.  In addition, we lease 6,152 square feet of warehousing and pallet shipping functions and capabilities in a facility located at 9716 South 500 West, Sandy, Utah 84070.  Monthly lease payments for this facility are approximately $6,500; the lease expired on August 31, 2014; however, we negotiated a lease extension through March 2015.

GPS Global’s operations are housed in approximately 420 square meters of commercial office space located at Atir Yeda Street, Kfar-Saba, Israel.  The monthly lease is approximately $600.  The lease began on August 1, 2014 and expires on July 31, 2018.

Emerge Monitoring’s main operations are housed in approximately 2,800 square feet of commercial office space located at 1213 & 1215 Lakeview Court, Romeoville, IL. A lease for this office space began on August 1, 2014 and expires on July 31, 2017. Monthly lease payments are approximately $3,000 per month. In addition, Emerge also leases approximately 2,000 square foot facility in Indianapolis, Indiana. This lease was executed on January 1, 2014 and expires on December 31, 2018. Monthly lease payments for this facility are approximately $3,200.

Track Group Analytics Limited's operations are located in approximately 1,700 square feet of office space in Dartmouth, Nova Scotia, Canada.  The lease for this office space expires on December 31, 2014. Monthly payments are approximately $2,300 per month. The Company plans to continue utilizing this facility on a month to month basis until a new lease is secured.

Legal Proceedings

We are party to the following legal proceedings:

Lazar Leybovich et al v. SecureAlert, Inc.  On March 29, 2012, Lazar Leybovich, Dovie Leybovich and Ben Leybovich filed a complaint in the 11th Circuit Court in and for Miami-Dade County, Florida alleging breach of contract with regard to certain Stock Redemption Agreements.  The complaint was subsequently withdrawn by the plaintiffs.  An amended complaint was filed by the plaintiffs on November 15, 2012.  We believe these allegations are inaccurate and intend to defend the case vigorously. We have not accrued any potential loss as the probability of incurring a material loss is deemed remote by management, after consultation with legal counsel.

Christopher P. Baker v. SecureAlert, Inc.  In February 2013, Mr. Baker filed suit against us in the Third Judicial District Court in and for Salt Lake County, State of Utah.  Mr. Baker asserts that we breached a 2006 consulting agreement with him and claims damages of not less than $210,000.  We dispute the plaintiff’s claims and will defend the case vigorously.  No accrual for a potential loss has been made as we believe the probability of incurring a material loss is remote.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our Common Stock is traded on the OTCQB under the symbol “SCRA.”  The following table sets forth the range of high and low sales prices of our Common Stock as reported on the OTC Bulletin Board for the periods indicated.

Fiscal Year Ended September 30, 2013	High	Low
First Quarter ended December 31, 2012	$14.60	$3.22
Second Quarter ended March 31, 2013	$14.60	$11.00
Third Quarter ended June 30, 2013	$14.70	$7.00
Fourth Quarter ended September 30, 2013	$20.90	$14.40

Fiscal Year Ended September 30, 2014
First Quarter ended December 31, 2013	$19.99	$17.29
Second Quarter ended March 31, 2014	$19.65	$17.51
Third Quarter ended June 30, 2014	$18.75	$14.60
Fourth Quarter ended September 30, 2014	$19.45	$10.77

Fiscal Year Ended September 30, 2015
First Quarter ended December 31, 2014	$17.50	$12.30

Reverse Stock Split

On February 28, 2013, our shareholders approved a reduction in the authorized share capital of the Company to 15,000,000 shares of Common Stock, and authorized a reverse split to reduce the outstanding shares of the Company at a ratio of 200-for-1, which was implemented on March 25, 2013.  Share and per share information for the prior periods has been retroactively adjusted in this prospectus to reflect the effects of the reverse stock split.

Holders

As of March 25, 2015, we had approximately 1,049 holders of record of our Common Stock and 10,150,617 shares of Common Stock outstanding. We also have granted options and warrants for the purchase of 262,603 shares of Common Stock..

Dividends

Since incorporation, we have not declared any cash dividends on our Common Stock.  We do not anticipate declaring cash dividends on our Common Stock for the foreseeable future.

Dilution

The Board of Directors determines when and under what conditions and at what prices to issue stock.  In addition, a significant number of shares of Common Stock are reserved for issuance upon exercise of purchase or conversion rights.

The issuance of any shares of Common Stock for any reason will result in dilution of the equity and voting interests of existing shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York, 11219.

Securities Authorized for Issuance under Equity Compensation Plans

The 2012 SecureAlert, Inc. Stock Incentive Plan

The Board of Directors has adopted the SecureAlert, Inc. 2012 Equity Compensation Plan (the “2012 Plan”), approved by shareholders at the Annual Meeting of Shareholders held on December 21, 2011.  We believe that incentives and stock-based awards focus employees on the objective of creating shareholder value and promoting the success of the Company, and that incentive compensation plans like the 2012 Plan are an important attraction, retention and motivation tool for participants in the 2012 Plan.

Under the 2012 Plan, 90,000 options or shares of Common Stock may be awarded.  As of the date of this report, 35,332 shares of Common Stock and options for the purchase of 44,988 shares of Common Stock have been awarded under the 2012 Plan.

The following table includes information as of March 25, 2015 for our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	262,603	$15.08	9,680
Equity compensation plans not approved by security holders	-	-
Total	262,603	$15.08	9,680

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2013 and the three months ended December 31, 2014, included elsewhere in this prospectus.

Overview

The Company markets and deploys offender management programs, combining patented GPS tracking technologies, fulltime 24/7/365 intervention-based monitoring capabilities and case management services.  Our vision is to be the global market leader for delivering the most reliable offender management solutions, which leverage superior intervention capabilities and integrated communication technologies.  We currently deliver the only offender management technology that effectively integrates GPS, Radio Frequency (“RF”) and an interactive 3-way voice communication system into a single piece device, deployable worldwide.  Through our patented electronic monitoring technologies and services, we empower law enforcement, corrections and rehabilitation professionals with offender, defendant, probationer and parolee programs, which grant convicted criminals and pre-trial suspects an accountable opportunity to be “free from prison”.  This provides for greater public safety at a lower cost compared to incarceration or traditional resource-intensive alternatives.

Our flagship product line, ReliAlert, Shadow, and R.A.D.A.R., consists of devices and services customizable to provide secure reintegration solutions for various offender types, including domestic abusers, sexual predators, gang members, pre-trial defendants, alcohol abusers, or juvenile offenders. Our proprietary software, device firmware and processes accommodate agency-established monitoring protocols, victim protection imperatives, geographic boundaries, work environments, school attendance, rehabilitation programs and sanctioned home restrictions. Our devices are intelligent devices with integrated computer circuitry.  They are constructed from case-hardened materials and are designed to promptly notify intervention monitoring centers of attempts to breach applicable electronic supervision terms or to remove or otherwise tamper with device elements. They are securely attached around an offender’s ankle with a tamper resistant strap (steel cabling with optic fiber).  We also have a unique patented, dual-steel banded SecureCuff for high risk or high flight risk offenders who have qualified for electronic monitoring supervision, but who require an incremental level of security and supervision.

Results of Operations

Continuing Operations - Fiscal Year 2014 Compared to Fiscal Year 2013

Net Revenue

During the fiscal year ended September 30, 2014, we had net revenue of $12,262,198 compared to net revenue of $15,641,062 for the fiscal year ended September 30, 2013, a decrease of $3,378,864, or approximately 22%.   Of this revenue, $11,663,181 and $15,028,625 were from monitoring and other related services during the 2014 and 2013 period, respectively, a decrease of $3,365,444 (22%). This decrease resulted primarily from the completion of a contract with an international customer in fiscal 2013.  Product revenue decreased $13,420 (2%) from $612,437 for the year ended September 30, 2013 to $599,017 for the year ended September 30, 2014.

Cost of Revenue

During the year ended September 30, 2014, cost of revenue totaled $5,499,093 compared to cost of revenue during the year ended September 30, 2013 of $8,030,168, a decrease of $2,531,075. This decrease resulted primarily from the completion of a contract with an international customer in fiscal 2013. We expect the cost of revenue as a percentage of revenue to decrease in the foreseeable future due to economies of scale, realized through lower cost devices, projected increases in revenue, further development of our proprietary software, enabling each operator to monitor more devices resulting in lower monitoring center costs, and the use of more efficient supply channels.

Impairment costs for equipment and parts for the fiscal years ended September 30, 2014 and 2013 were $373,951 and $213,276, respectively.  These costs resulted from the disposal of obsolete inventory, monitoring equipment and parts as we continue to make enhancements to the device.

Amortization for the fiscal years ended September 30, 2014 and 2013, totaled $1,313,697 and $1,230,293, respectively. Amortization costs are based on a three-year useful life for TrackerPAL and ReliAlert devices.  Devices that are leased or retained by us for future deployment or sale are amortized over three years. We believe this three-year life is appropriate due to rapid changes in electronic monitoring technology and the corresponding potential for obsolescence.  Management periodically assesses the useful life of the devices for appropriateness.

We expect the cost of revenue, excluding impairment of equipment and parts, as a percentage of revenue to decrease in the foreseeable future due to (a) economies of scale realized through projected increases in revenue, and (b) further development of lower cost devices and gained efficiencies in our proprietary software, enabling each operator to monitor more devices resulting in lower monitoring center costs.

Gross Profit and Margin

During the fiscal year ended September 30, 2014, gross profit totaled $6,763,105, or 55% of net revenues, compared to $7,610,894, or 49% of net revenue during the fiscal year ended September 30, 2013, a decrease of $847,789.  Included in cost of revenue are costs attributable to impairment of inventory and monitoring equipment of $373,951 and $213,276 for fiscal years 2014 and 2013, respectively.  These impairment costs from disposal and reduction in value of obsolete monitoring equipment are expenses we expect to decrease in future periods.  Excluding impairment costs, adjusted gross profit for the fiscal year ended September 30, 2014 was $7,137,056 or 58% of net revenue, compared to $7,824,170 or 50% of net revenue, for the same period in 2013, a decrease of $687,114. Decreases in revenue from the completion of a large international project in fiscal 2013 led to the decrease in gross profit.

Research and Development Expense

During the fiscal year ended September 30, 2014, we incurred research and development expense of $1,605,662 compared to similar expense recognized during fiscal year 2013 totaling $987,934.  These increased research and development costs were incurred to improve efficiency in the software, firmware and hardware of our products and services including the development of new and more efficient electronic monitoring devices and other research and development costs incurred by a new subsidiary acquired during the year ended September 30, 2014.

Selling, General and Administrative Expense

During the fiscal year ended September 30, 2014, our selling, general and administrative expense totaled $12,891,151, compared to $7,679,124 for the fiscal year ended September 30, 2013.  The increase of $5,212,027 is primarily the result of increases in legal, consulting, travel and other outside services expense of $2,262,076, in connection with preliminary work and preparation for a large international contract and for purchase expense related to the acquisition of two new subsidiaries during the second half of fiscal 2014. The Company also incurred payroll and payroll related expense of $1,308,259 and other operating expense $1,855,614 related to the Company’s new Chilean, Israeli and U.S. subsidiaries which were not a part of the consolidated entity at September 30, 2013.

Other Income and Expense

For the fiscal year ended September 30, 2014, interest expense was $1,290,289, compared to $17,048,519 for the fiscal year ended September 30, 2013. This decrease in interest expense resulted primarily from a reduction in convertible debentures and the acceleration of certain debt conversion features into Common Stock during the 2014 period.   For the year ended September 30, 2014, other income was $624,001 compared to other expense of $279,174 for the year ended September 30, 2013.  This increase in other income resulted primarily from a settlement agreement.

Net Loss

We had a net loss from for the fiscal year ended September 30, 2014 totaling $8,747,844 (approximately $0.88 per share), compared to a net loss of $17,915,711 (approximately $3.79 per share) for the fiscal year ended September 30, 2013.  This decrease in the net loss is a result of a large decrease in interest expense offset by increases in operating and research and development expenses.

Discontinued Operations - Fiscal Year 2014 compared to Fiscal Year 2013

Effective October 1, 2012, we sold all of the issued and outstanding capital stock of our subsidiaries, Midwest Monitoring & Surveillance, Inc. (“Midwest”) and Court Programs, Inc. (“Court Programs”) to each of the their former principals, effective October 2012 and January 2013, respectively. Since Midwest and Court Programs were a component of our consolidated entity, these sales require discontinued operations reporting treatment of the Midwest and Court Program operations.

A summary of the operating results of discontinued operations for the fiscal years ended September 30, 2014 and 2013 is as follows:

	2014	2013
Revenues	$-	$477,298
Cost of revenues	-	(163,487)
Gross Profit	-	313,811
Selling, general and administrative expense	-	(319,976)
Loss from operations	-	(6,165)
Other expense	-	(295)
Net loss from discontinued operations	$-	$(6,460)

Continuing Operations - Three months ended December 31, 2014, compared to three months ended December 31, 2013.

Revenue

For the three months ended December 31, 2014, the Company recognized revenue from operations of $4,620,619, compared to $2,659,294 for the three months ended December 31, 2013, an increase of $1,961,325 (74%).  Of these revenues, $4,529,030 and $2,593,683, respectively, were from monitoring and other related services, an increase of $1,935,347 (75%).  The increase was principally the result of sales generated by subsidiaries which were acquired during the prior fiscal year (see note 9), which contributed approximately $1.3 million in revenue, or 28% of total revenue during the three months ended December 31, 2014. For the three months ended December 31, 2014, international revenue was $1,255,501, compared to $775,130 for the three months ended December 31, 2013, an increase of $480,771 (62%). The increase in total revenue was principally due to revenue generated by our Chilean subsidiary and, to a lesser extent, from our newly acquired Canadian subsidiary.  Our Chilean subsidiary had minimal activity during the period ended December 31, 2013.

Product revenue increased $25,978 (40%) from $65,611 for the three months ended December 31, 2013, to $91,589 for the three months ended December 31, 2014. The increase was largely the result of sales generated by subsidiaries which were acquired during the prior fiscal year (see note 9).

Due to the acquisitions made during the Company's fiscal year ended September 30, 2014, and in the most recently completed fiscal quarter, the Company anticipates that total revenue in subsequent periods will increase compared to the comparable periods in the prior fiscal year, and those increases will be material.

Cost of Revenue

During the three months ended December 31, 2014, cost of revenue totaled $2,045,167 compared to cost of revenue during the three months ended December 31, 2013 of $1,398,829, an increase of $646,338.  The increase in cost of revenue was largely the result of costs incurred by subsidiaries which were acquired during the prior fiscal year (see note 9), including increased costs associated with heightened activity in our Chilean operations.

Although management expects the costs of revenue to increase in subsequent periods due to the costs assocated with our recently acquired operations, the Company expects the cost of revenue as a percentage of revenue to decrease in the foreseeable future due to economies of scale realized through projected increases in revenue, further development of our proprietary software, enabling each operator to monitor more devices resulting in lower monitoring center costs, and the use of more efficient supply channels.

Depreciation for the three months ended December 31, 2014 and 2013 totaled $228,050 and $190,992, respectively. Depreciation costs are based on a three to five year useful life for TrackerPAL™ and ReliAlert™® devices.  Devices that are leased or retained by us for future deployment or sale are depreciated over three to five years.  The Company believes this three to five year life is appropriate due to rapid changes in electronic monitoring technology and the corresponding potential for obsolescence.  Management periodically assesses the useful life of the devices for appropriateness.

Gross Profit and Margin

During the three months ended December 31, 2014, gross profit totaled $2,575,452, or 56% of net revenue compared to $1,260,465, or 47% of net revenue during the three months ended December 31, 2013.

Research and Development Expense

During the three months ended December 31, 2014, research and development expense totaled $464,178 compared to research and development expense for the three months ended December 31, 2013 totaling $319,570, an increase of $144,608.  These research and development costs were incurred to improve efficiency in the software, firmware and hardware of our products and services.

Selling, General and Administrative Expense

During the three months ended December 31, 2014, selling, general and administrative expense totaled $3,739,681 compared to $2,171,447 for the three months ended December 31, 2013.  The increase of $1,568,234 in selling general and administrative costs resulted from increases in payroll expense of $1,251,500, travel expense of $197,000, and operating expenses of the Company’s new Chilean, Israeli, Canadian and U.S. subsidiaries that were not a part of the consolidated entity at December 31, 2013.  Selling, general and administrative expense is anticipated to increase in subsequent periods due to the Company's acquisitions; however, such expense as a percentage of total revenue should decrease in subsequent periods as the Company integrates the operations associated with the newly acquired subsidiaries.

Other Income and Expense

For the three months ended December 31, 2014, interest expense was $683,941 compared to $43,918 for the three months ended December 31, 2013. This increase in interest expense resulted primarily from interest on the Company’s notes payable and facility agreement, none of which were outstanding during the same period in the prior year.

Net Loss

The Company had a net loss from continuing operations for the three months ended December 31, 2014 totaling $2,215,215 compared to a net loss of $1,270,193 for the three months ended December 31, 2013, an increase of  $945,022.  This increase in the net loss is a result of increases in operating expenses of the Company and its subsidiaries acquired during the prior year.

Liquidity and Capital Resources

Currently, we are  unable to finance our business solely from cash flows from operating activities. During the year ended September 30, 2014, we supplemented cash flows to finance the business from borrowings under a credit facility and from the sale and issuance of debt and equity securities. No such borrowings or sales occurred during the three months ended December 31, 2014. Together with the receipt of $4.7 million in January 2015, available cash resources at December 31, 2014 are anticipated to meet our working capital requirements for the next twelve months.

As of December 31, 2014, we had unrestricted cash of $5,188,582 and a working capital surplus of $6,162,170, and, as of September 30, 2014, we had unrestricted cash of $11,101,822, compared to unrestricted cash of $3,382,428 as of September 30, 2013.  As of September 30, 2014, we had a working capital surplus of $11,323,107, compared to a working capital surplus of $6,836,442 as of September 30, 2013. The increase in working capital in fiscal year 2014 primarily resulted from increases in cash on hand as a result of increases in inventory and proceeds from the Facility Agreement with Tetra House and subsequently assigned to Conrent Invest S.A.

We used cash of $2,777,233 for investing activities during the three months ended December 31, 2014, compared to $4,158,893 of cash used in investing activities in the three months ended December 31, 2013. During fiscal year 2014, we used $4,582,288 in cash from operating activities, compared to $838,910 of cash provided by operating activities during fiscal year 2013. The most significant change in cash from operations from 2013 to 2014 was the decrease in the certain non-cash accretion expense related to certain debt features which existed in 2013, but did not exist in 2014.

We used $598,251 of cash for financing activities during the three months ended December 31, 2014, compared to $2,623,664 in cash provided for the three months ended December 31, 2013. Cash provided by financing activities was used to support operating activities during the three months ended December 31, 2013.

We used $12,837,121 of cash by investing activities during the fiscal year ended September 30, 2014, compared to $560,425 of cash used during fiscal year 2013.  The increase in cash used by investing activities of $12,276,696 during fiscal year 2014 resulted primarily from cash payments related to the acquisition of subsidiaries during 2014, the payment of a bond required for an international subsidiary, and cash paid for purchases of property and equipment and leasehold improvements.

Inflation

We do not believe that inflation has had a material impact on our historical operations or profitability.

Critical Accounting Policies

In Note 2, “Summary of Significant Accounting Policies” to the audited Consolidated Financial Statements included in this prospectus, we discuss those accounting policies that are considered to be significant in determining the results of operations and our financial position.

The preparation of financial statements requires management to make significant estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. On an on-going basis, we evaluate our estimates, including those related to bad debts, inventories, intangible assets, warranty obligations, product liability, revenue, and income taxes. We base our estimates on historical experience and other facts and circumstances that are believed to be reasonable, and the results form the basis for making judgments about the carrying value of assets and liabilities.  The actual results may differ from these estimates under different assumptions or conditions.

With respect to inventory reserves, revenue recognition, impairment of long-lived assets and allowance for doubtful accounts receivable, we apply critical accounting policies discussed below in the preparation of our financial statements.

Inventory Reserves

The nature of our business requires maintenance of sufficient inventory on hand at all times to meet the requirements of our customers. We record inventory and raw materials at the lower of cost, or market, which approximates actual cost. General inventory reserves are maintained for the possible impairment of the inventory. Impairment may be a result of slow moving or excess inventory, product obsolescence or changes in the valuation of the inventory. In determining the adequacy of reserves, management analyzes the following, among other things:

●	Current inventory quantities on hand;

●	Product acceptance in the marketplace;

●	Customer demand;

●	Historical sales;

●	Forecast sales;

●	Product obsolescence; and

●	Technological innovations.

Any modifications to these estimates of reserves are reflected in cost of revenues within the statement of operations during the period in which such modifications are determined necessary by management.

Revenue Recognition

Our revenue has historically been from two sources: (i) monitoring services; and (ii) product sales.

Monitoring Services

Monitoring services include two components: (i) lease contracts in which we provide monitoring services and lease devices to distributors or end users and we retain ownership of the leased device; and (ii) monitoring services purchased by distributors or end users who have previously purchased monitoring devices and opt to use our monitoring services.

We typically lease our devices under one-year contracts with customers that opt to use our monitoring services.  However, these contracts may be cancelled by either party at any time with 30 days’ notice.  Under our standard leasing contract, the leased device becomes billable on the date of activation or 7 to 21 days from the date the device is assigned to the lessee, and remains billable until the device is returned.  We recognize revenue on leased devices at the end of each month that monitoring services have been provided.  In those circumstances in which we receive payment in advance, we record these payments as deferred revenue.

Product Sales

We may sell monitoring devices in certain situations to our customers. In addition, we may sell equipment in connection with the building out and setting up a monitoring center on behalf of customers.  We recognize product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices or equipment, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured. When purchasing products (such as TrackerPAL, ReliAlert, Shadow or R.A.D.A.R. devices), customers may, but are not required to, enter into one of our monitoring service contracts.  We recognize revenue on monitoring services for customers that have previously purchased devices at the end of each month that monitoring services have been provided.

We sell and install standalone tracking systems that do not require our ongoing monitoring.  We have experience in component installation costs and direct labor hours related to this type of sale and can typically reasonably estimate costs, therefore we recognize revenue over the period in which the installation services are performed using the percentage-of-completion method of accounting for material installations.  We typically use labor hours or costs incurred to date as a percentage of the total estimated labor hours or costs to fulfill the contract as the most reliable and meaningful measure that is available for determining a project’s progress toward completion.  We evaluate our estimated labor hours and costs and determine the estimated gross profit or loss on each installation for each reporting period.  If it is determined that total cost estimates are likely to exceed revenues, we accrue the estimated losses immediately.

Multiple Element Arrangements

The majority of our revenue transactions do not have multiple elements. However, on occasion, we enter into revenue transactions that have multiple elements.  These may include different combinations of products or monitoring services that are included in a single billable rate.  These products or monitoring services are delivered over time as the customer utilizes our services.  For revenue arrangements that have multiple elements, we consider whether the delivered devices have standalone value to the customer, there is objective and reliable evidence of the fair value of the undelivered monitoring services, which is generally determined by surveying the price of competitors’ comparable monitoring services, and the customer does not have a general right of return.  Based on these criteria, we recognize revenue from the sale of devices separately from the monitoring services provided to the customer as the products or monitoring services are delivered.

Other Matters

We consider an arrangement with payment terms longer than our normal terms not to be fixed or determinable, and we recognize revenue when the fee becomes due.  Normal payment terms for the sale of monitoring services and products are due upon receipt to 30 days.  We sell our devices and services directly to end users and to distributors.  Distributors do not have general rights of return.  Also, distributors have no price protection or stock protection rights with respect to devices we sell to them.  Generally, title and risk of loss pass to the buyer upon delivery of the devices.

We estimate our product returns based on historical experience and maintain an allowance for estimated returns, which is recorded as a reduction to accounts receivable and revenue.

Shipping and handling fees charged to customers are included as part of net revenues.  The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of revenues.

Impairment of Long-lived Assets

We review our long-lived assets such as goodwill and intangibles for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable and in the case of goodwill, at least annually. We evaluate whether events and circumstances have occurred which indicate possible impairment as of each balance sheet date. We use an equity method of the related asset or group of assets in measuring whether the assets are recoverable.  If the carrying amount of an asset exceeds its market value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset.  Impairment of long-lived assets is assessed at the lowest levels for which there is an identifiable fair market value that is independent of other groups of assets.

Allowance for Doubtful Accounts

We must make estimates of the collectability of accounts receivable. In doing so, we analyze accounts receivable and historical bad debts, customer credit-worthiness, current economic trends and changes in customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies, which are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations upon adoption.

Accounting for Stock-Based Compensation

We recognize compensation expense for stock-based awards expected to vest on a straight-line basis over the requisite service period of the award based on their grant date fair value.  We estimate the fair value of stock options using a Black-Scholes option pricing model which requires us to make estimates for certain assumptions regarding risk-free interest rate, expected life of options, expected volatility of stock and expected dividend yield of stock.

Financial and Certain Pro Forma Information Regarding GPS Global

At the time of the Transaction, GPS Global was a privately owned company established in 2007 in the State of Israel.  GPS Global provides tracking, monitoring and surveillance solutions of offenders, vehicles, facilities and human resources.  GPS Global specializes in developing innovative products using advanced technologies to provide a complete solution for its customers.  GPS Global has had limited operations.  Its business has involved primarily the research and development of solutions for offender tracking and monitoring, human resources and personnel locating, vehicle and asset tracking, locating and control, and facility monitoring.  It does not own any patents at this time.  The financial and certain pro forma financial information regarding GPS Global specified in Rule 3-05(b) or Rule 8-04(b) of Regulation S-X under the Exchange Act will be filed by amendment to this registration statement on Form S-1/A within the 71 days allowed.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about the members of our Board of Directors as of March 25, 2015:

Name	Age	Position
David S. Boone	54	Director
Guy Dubois	56	Director
Rene Klinkhammer	34	Director
Winfried Kunz	49	Director
Dan L. Mabey	63	Director
George F. Schmitt	71	Director

David S. Boone became a director of our Company on December 21, 2011. He has served in executive roles with a variety of publicly traded and start-up organizations including Kraft General Foods, Sears, PepsiCo, Safeway and Belo Corporation, as well as serving as the CFO of Intira Corporation.  In addition, he has served as a consultant with the Boston Consulting Group.  Mr. Boone was CEO, President and Director of American CareSource Holdings from 2005 to 2011, a NASDAQ traded company.  He was the 2009 Ernst and Young Entrepreneur of the Year winner for Health Care in the Southwest Region. Mr. Boone serves on a number of private company boards and serves on the board of the Texas Kidney Foundation. Mr. Boone graduated from the University of Illinois, cum laude, in 1983 majoring in accounting.  Mr. Boone is a Certified Public Accountant.  He received his master’s degree in business administration from Harvard Business School in 1989. Mr. Boone serves on the Audit Committee and chairs the Finance Committee of our Board of Directors. The Nominating Committee considers Mr. Boone's financial experience and business experience to be an important qualification for his service on the Board and the Audit and Finance Committees.

Guy Dubois is our Chairman since February 2013 and became a director in December 2012. Mr. Dubois is a Director of Singapore-based Tetra House Pte. Ltd., a provider of consulting and advisory services worldwide; and a director of RNTS Media NV, a Luxembourg listed digital content developer and mobile application advertising monetization platform provider. Mr. Dubois is a former director and CEO of Gategroup AG, and held various executive leadership roles at Gate Gourmet Holding LLC. Mr. Dubois has held executive management positions at Roche Vitamins Inc. in New Jersey, as well as regional management roles in that firm’s Asia Pacific operations. Mr. Dubois also served the European Organization for Nuclear Research (CERN) team in Switzerland in various roles, including treasurer and chief accountant. Mr. Dubois also worked with IBM in Sweden as Product Support Specialist for Financial Applications. A Belgian citizen, Mr. Dubois holds a degree in financial science and accountancy from the Limburg Business School in Diepenbeek, Belgium. The Board believes that Mr. Dubois' extensive financial and operational experience is a tremendous asset to the Company as a member of the Board of Directors.

Rene Klinkhammer became a director in January 2010.  He graduated from European Business School, Oestrich-Winkel, Germany, in 2004, with an MBA-equivalent degree in business administration.  His majors were Banking, Finance and International Management.  After graduating, Mr. Klinkhammer joined Deutsche Bank’s Investment Banking Division as an analyst in the Corporate Finance Advisory Group, specializing in mergers and acquisitions, along with debt and equity financing transactions for larger German clients of the bank.  From 2007 to June 2013, Mr. Klinkhammer worked for Sapinda Holding B.V. and its subsidiaries, a group of privately-owned investment companies with offices in Amsterdam, Berlin, London and other major cities around the world.  From July 2013 until September 2014, Mr. Klinkhammer worked for Anoa Capital S.A., a Luxembourg based provider of innovative financing solutions, as Head of Origination. Since then, Mr. Klinkhammer has co-launched a family-owned venture, focusing on residential real estate developments and adjacent fields of business. Mr. Klinkhammer is a member of the Compensation Committee of our Board of Directors. The Nominating Committee considered Mr. Klinkhammer's finance background to be an important qualification for his service as a member of the Board.

Winfried Kunz became a director on December 21, 2011. He studied Business Administration and Economics from 1984 -1989 at the Universities in Munich and Cologne. In 1985 he started working as a system analyst and from 1987 – 1998 as a management consultant for German, British and American companies in the information technology business, where he served in executive positions. Mr. Kunz worked as an executive at Precision Software Ltd., Contact Software International Inc., and Symantec Corp. For more than 15 years, Mr. Kunz has worked as an independent consultant and managing partner of Asecon GmbH, a company he founded in 1997, developing and implementing investor innovative business models for residential properties with a focus in Munich for his own portfolio and for third parties. For more than 10 years he has been a consultant to JK Wohnbau GmbH, a Munich-based real estate developer, where he served as COO from 2009 until the company’s initial public offering in 2010. Previously, from 2009 to 2011, Mr. Kunz worked with us as an investor. Mr. Kunz brings extensive experience in the information technology industry and his international business expertise, as well as his finance and operational expertise to the Board of Directors.

Dan L. Mabey became a director on December 21, 2011.  Mr. Mabey has acted as the CEO of BigHorn Oil and Gas, an energy development company (Casper, Wyoming), and he has served in both public and private company leadership positions in the high-tech industry including President of 1-2-1 View digital signage company (Singapore), Chief Operating Officer and Director of In Media Corporation IPTV service company (California), President of Interactive Devices, Inc. a video compression company (Folsom, California) and Vice President of Broadcast International, a satellite broadcast company ( Salt Lake City, Utah).  From 1990 until 2002, Mr. Mabey was Director of the State of Utah Department of Economic Development International Business Development Office, growing Utah exports from $700 million to $3.6 billion a year. He helped recruit the 2002 Winter Olympics to Salt Lake City, Utah, and managed international business development for the games. Throughout his career, Mr. Mabey has been active in civic and community organizations and is the recipient of numerous service awards. He is also the co-inventor or lead inventor on six patents and the sole inventor of a seventh.  Mr. Mabey received a Masters of Public Administration (MPA) degree from Idaho State University in 1978 and a B.A. degree from Boise State University in 1974. Mr. Mabey is a member of the Nominating Committee. The Board of Directors considers Mr. Mabey's extensive international business experience to be an important qualification for his continuing service as a Board member.

George F. Schmitt became a director on December 21, 2011.  He is a director and CEO of MBTH Technology Holdings.  He has held this position since December, 2010.  Mr. Schmitt is also a director of XG Technology, Inc. a publicly traded company, Kentrox and Calient.  Mr. Schmitt previously served as a director of TeleAtlas, Objective Systems Integrators, Omnipoint and LHS Group.  Mr. Schmitt is a principal of Sierra Sunset II, LLC and serves as a Trustee of St. Mary’s College.  In addition, Mr. Schmitt has served as a director of many privately held companies including Voice Objects, Knowledge Adventure, Jungo and Cybergate, among others.  Mr. Schmitt has also served as Financial Vice President of Pacific Telesis and chaired the audit committee of Objective Systems Integrations and TeleATLAS.  Mr. Schmitt received an M.S. in Management from Stanford University, where he was a Sloan Fellow, and a B.A. in Political Science from Saint Mary’s College. The Nominating Committee recognizes the benefit to the Board of Directors and to the Company of Mr. Schmitt's service as a member of the boards of directors of various companies and his extensive experience in the telecommunications industry.

Board of Directors

Election and Meetings

Directors hold office until the next annual meeting of the shareholders and until their successors have been elected or appointed and duly qualified.  Executive officers are appointed by the Board of Directors and hold office until their successors are appointed and duly qualified.  Vacancies on the Board which are created by the retirement, resignation or removal of a director may be filled by the vote of the remaining members of the Board, with such new director serving the remainder of the term or until his/her successor shall be elected and qualify.

The Board of Directors is elected by and is accountable to our shareholders.  The Board establishes policy and provides strategic direction, oversight, and control.  The Board met eight times during fiscal year 2014.  All directors attended at least 80% of the meetings of the Board and the committees of the Board of Directors, of which they are members.

Director Independence

The Board of Directors intends to comply with the director independence standards of the NASDAQ Stock Market, including Rule 4200(a)(15). The Board determined, based on the NASDAQ Stock Market Rules, that George F. Schmitt, Winfried Kunz, David S. Boone, Rene Klinkhammer, and Dan L. Mabey meet the NASDAQ standards to be considered independent. The Board has not appointed a lead independent director.

Specifically, none of these directors:

●	has been at any time during the past three years employed by us or by any parent or subsidiary of the Company;

●
has accepted or has a family member who accepted any compensation from us in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than compensation for board or board committee service;

●	is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

●
is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5 percent of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more;

●
is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers serve on the compensation committee of such other entity; or

●	is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

Shareholder Communications with Directors

If we receive correspondence from our shareholders that is addressed to the Board of Directors, we forward it to every director or to the individual director to whom it is addressed. Shareholders who wish to communicate with the directors may do so by sending their correspondence to the directors c/o Track Group, 405 South Main Street, Suite 700, Salt Lake City, Utah 84111.

Committees of the Board of Directors

The Board of Directors has three standing committees: the Audit Committee, Compensation Committee, and Nominating Committee.  These committees assist the Board of Directors to perform its responsibilities and make informed decisions.

Audit Committee

The primary duties of the Audit Committee are to oversee (i) management’s conduct of our financial reporting process, including reviewing the financial reports and other financial information provided by the Company, and reviewing our systems of internal accounting and financial controls, (ii) our independent auditors’ qualifications and independence and the audit and non-audit services provided to the Company and (iii) the engagement and performance of our independent auditors.  The Audit Committee assists the Board in providing oversight of our financial and related activities, including capital market transactions. The Audit Committee has a charter, a copy of which is available on our website at www.trackgrp.com.

The Audit Committee meets with our Chief Financial Officer and with our independent registered public accounting firm and evaluates the responses by the Chief Financial Officer both to the facts presented and to the judgments made by our independent registered public accounting firm.  The Audit Committee met four times during fiscal year 2014 and all members of the Audit Committee attended at least 75% of the committee’s meetings.

Members of the Audit Committee as of September 30, 2014, are Messrs. Boone, Schmitt and Kunz.  Each member of the Audit Committee satisfies, according to the full Board of Directors, the definition of independent director as established in the NASDAQ Stock Market Rules.  All of the members of the Audit Committee are financially literate.  In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, the Board of Directors designated David S. Boone as the Audit Committee’s “Audit Committee Financial Expert” as defined by the applicable regulations promulgated by the SEC.

The Audit Committee reviewed and discussed the matters required by United States auditing standards required by the Public Company Accounting Oversight Board (“PCAOB”) and our audited financial statements for the fiscal year ended September 30, 2014 with management and our independent registered public accounting firm.  The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board No. 1, and the Audit Committee has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

Compensation Committee

Members of the Compensation Committee are Messrs. Mabey (Chairman), Boone, and Schmitt.  The Compensation Committee met two times during fiscal year 2014.  Members of the Compensation Committee are appointed by the Board of Directors.  Messrs. Mabey, Boone, and Schmitt are independent directors, as determined by the Board of Directors in accordance with the NASDAQ Stock Market Rules, including Rule 5605(d)(2)(A).  The Compensation Committee is governed by a charter approved by the Board of Directors, a copy of which is available on the Company’s website www.trackgrp.com.

The Compensation Committee has responsibility for developing and maintaining an executive compensation policy that creates a direct relationship between pay levels and corporate performance and returns to shareholders. The Committee monitors the results of such policy to assure that the compensation payable to our executive officers provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders.

The Compensation Committee also acts on behalf of the Board of Directors in administering compensation plans approved by the Board, in a manner consistent with the terms of such plans (including, as applicable, the granting of stock options, restricted stock, stock units and other awards, the review of performance goals established before the start of the relevant plan year, and the determination of performance compared to the goals at the end of the plan year).  The Committee reviews and makes recommendations to the Board with respect to new compensation incentive plans and equity-based plans; reviews and recommends the compensation of the Company’s directors to the full Board for approval; and reviews and makes recommendations to the Board on changes in major benefit programs of executive officers of the Company.

Nominating and Corporate Governance Committee

Mr. Schmitt serves as the chair of the Nominating and Corporate Governance Committee.  Messrs. Kunz and Klinkhammer also currently serve as members of this committee.  The Nominating Committee has the responsibility for identifying and recommending candidates to fill vacant and newly created Board positions, setting corporate governance guidelines regarding director qualifications and responsibilities, and planning for senior management succession.

The Nominating and Corporate Governance Committee is required to review the qualifications and backgrounds of all directors and nominees (without regard to whether a nominee has been recommended by shareholders), as well as the overall composition of the Board of Directors, and recommend a slate of directors to be nominated for election at the annual meeting of shareholders, or, in the case of a vacancy on the Board of Directors, recommend a director to be elected by the Board to fill such vacancy.  The Nominating Committee held one meeting during fiscal 2014. The Nominating Committee’s charter is available on our website, www.trackgrp.com.

Code of Ethics

We have established a Code of Business Ethics that applies to our officers, directors and employees.  The Code of Business Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.  We will post on our website, www.trackgrp.com, any amendments to or waivers from a provision of our Code of Business Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and that relates to any element of the Code of Business Ethics.

Executive Officers

The following table sets forth certain information regarding our principal executive officer and principal financial and accounting officer as of March 25, 2015:

Name	Age	Position

Executive Committee of Board of Directors		Principal Executive Officer
John R. Merrill	45	Chief Financial Officer

The Executive Committee of the Board of Directors was established to act temporarily in the principal executive officer function following the resignation of our Chief Executive Officer in October 2012. Current members of the Executive Committee are Guy Dubois and David S. Boone.  Biographies for Mr. Dubois and Boone appear under heading “Directors” above.

John R. Merrill was appointed to Chief Financial Officer in April 2014. Mr. Merrill has held a variety of financial roles within public and private organizations including United Health Group, Clear Channel, IMG, and Sports Authority.  From 2013 to 2014, Mr. Merrill was the CFO of TenXNetworks and IPVidTech.com, a start-up network hardware and business intelligence provider.  From 2010 to 2013, Mr. Merrill worked as an advisor in the healthcare technology industry facilitating due diligence and integration of certain acquired companies.  Prior to 2010, Mr. Merrill was the CFO of Park City Group, Inc. (NASDAQ: PCYG) and Prescient Applied Intelligence, Inc. (OTCQB: PPID) software-as-a-service providers of supply chain solutions for both retailers and their suppliers.  He began his career with KPMG and holds a Bachelors and a Master’s in Accounting from the University of South Florida.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our officers, directors, and persons who beneficially own more than 10 percent of our Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent shareholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely upon a review of these forms that were furnished to us, we believe that all reports required to be filed by these individuals and persons under Section 16(a) were filed during fiscal year 2014 and that such filings were timely except the following:

●	Mr. Klinkhammer, a director, filed one late Form 4 reporting one transaction

●	Mr. Schmitt, a director, filed three late Form 4s reporting three transactions

●	Mr. Dubois, a director, filed one late Form 4 reporting one transaction

●	Mr. Boone, a director, filed one late Form 4 reporting one transaction

●	Mr. Mabey, a director, filed two late Form 4s reporting two transactions

●	Mr. Kunz, a director, filed two late Form 4s reporting two transactions

Compensation of Directors

The table below summarizes the compensation paid by us to our non-employee directors for the fiscal year ended September 30, 2014:

(a)	(b)	(c)	(d)	(e)
	Fees earned	Stock awards	Option awards	Total
Name	($)*	($)	($)	($)

Winfried Kunz	$15,000	$15,000	$15,000	$45,000
George F. Schmitt	$15,000	$22,500	$8,991	$46,491
Rene Klinkhammer	$15,000	$30,000	$-	$45,000
David S. Boone	$30,000	$30,000	$30,000	$90,000
Dan L. Mabey	$15,000	$29,833	$-	$44,833
Guy Dubois	$30,000	$-	$346,276	$376,276

*Fees earned by our non-employee directors will be paid in Common Stock or options to purchase Common Stock at the option of the director.  A liability for these fees was included with accrued expenses at September 30, 2014.

From October 2013 through May 2014, we accrued $2,500 per month, which amount was increased to $5,000 per month in June 2014, for each director to be issued in shares of Common Stock valued on the last date of the quarter. Alternatively, any director may elect to receive warrants with an exercise price at the current market price at the date of grant in the amount of three times the amount had the director elected to take shares, valued at the date of grant using the Black-Scholes valuation method. Additionally, the Chairman and Chairman of the Audit Committee accrue $10,000 per month rather than $5,000.  Mr. Dubois became a director in December 2012 and our Chairman on February 28, 2013.

Director Warrants

The following table lists the warrants to purchase shares of Common Stock held by each of our directors as of March 25, 2015:

	Grant	Expiration	Exercise	Number of	Compensation
Name	Date	Date	Price	Options	Expense

Winfried Kunz	3/22/13	3/21/17	$12.58	8,943	$43,809
	7/1/13	6/30/17	$14.70	2,040	$11,811
	10/1/13	9/30/17	$19.46	1,140	$8,991
	1/2/14	12/31/15	$19.29	1,172	$6,007

George F. Schmitt	3/22/13	3/21/17	$12.58	8,943	$43,809
	7/1/13	6/30/17	$14.70	2,040	$11,811
	10/1/13	9/30/17	$19.46	1,140	$8,991

Guy Dubois	3/22/13	3/21/17	$12.58	2,385	$11,682
	4/16/13	4/15/17	$9.00	64,665	$324,932
	7/1/13	6/30/17	$14.70	4,083	$23,640
	10/1/13	9/30/17	$19.46	2,280	$17,982
	1/2/14	12/31/15	$19.29	2,344	$12,014
	4/1/14	3/31/16	$18.75	2,432	$8,684
	6/3/14	6/2/16	$17.45	51,576	$300,326
	7/1/14	6/30/16	$15.45	2,647	$7,270
	1/27/15	1/27/17	$12.01	14,988	$70,433

David S. Boone	3/22/13	3/21/17	$12.58	8,943	$43,809
	7/1/13	6/30/17	$14.70	4,083	$23,640
	10/1/13	9/30/17	$19.46	2,280	$17,982
	1/2/14	12/31/15	$19.29	2,344	$12,014

Dan L. Mabey	3/22/13	3/21/17	$12.58	8,943	$43,809

Rene Klinkhammer	3/22/13	3/21/17	$12.58	8,943	$43,809
	7/1/13	6/30/17	$14.70	2,040	$11,811

Reimbursement of Expenses

We reimburse reasonable travel expenses of members of the Board of Directors for their attendance at Board meetings.

Compensation Risks Assessment

As required by rules adopted by the SEC, management has made an assessment of our compensation policies and practices with respect to all employees to determine whether risks arising from those policies and practices are reasonably likely to have a material adverse effect on us. In doing so, management considered various features and elements of the compensation policies and practices that discourage excessive or unnecessary risk taking. As a result of the assessment, we have determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

EXECUTIVE COMPENSATION

Summary Compensation

Set out in the following summary compensation table are the particulars of compensation paid to the following persons for our fiscal years ended September 30, 2014 and 2013:

(a)	our principal executive officer, consisting of the executive committee of the Board of Directors; and

(b)
our most highly compensated executive officer who was serving as an executive officer at the end of the fiscal year ended September 30, 2014 who had total compensation exceeding $100,000 (together, with the principal executive officer, the “Named Executive Officers”); and

(c)
an additional individual for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as an executive officer at the end of the most recently completed financial year.

( a )	( b )	( c )	( d )	( e )	( f )	( g )	( h )
Name and		Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Principal Position	Year	( $ )	( $ )	( $ )	( $ )	( $ )	( $ )

Guy Dubois (1)	2014	$-	$-	$-	$346,276	$-	$346,276
Chairman and Acting Principal	2013	$-	$-	$-	$335,687	$-	$335,687
Executive Officer

Chad D. Olsen (2)	2014	$325,056	$-	$-	$-	$32,515	$357,571
Former Chief Financial Officer	2013	$192,000	$-	$-	$-	$8,740	$200,740

John R. Merrill (3)	2014	$79,615	$-	$-	$-	$12,613	$92,228
Chief Financial Officer

Bernadette Suckel(4)	2014	$211,048	$-	$-	$-	$15,995	$227,043
Former Managing Director Global	2013	$168,000	$-	$-	$-	$8,061	$176,061
Customer Service

(1)	Mr. Dubois has been a member of the Executive Committee since October 2012 and currently serves as Chairman of the Board of Directors.

(2)	Mr. Olsen served as our Chief Financial Officer from January 2010 through April 2014. Column (g) includes additional compensation for paid-time off, health, dental, life and vision insurance.

(3)	Mr. Merrill has served as our Chief Financial Officer since April 2014. Column (g) includes additional compensation for paid-time off, health, dental, life and vision insurance.

(4)
Mrs. Suckel served as Managing Director of Global Customer Service and Account Management of the Company from June 2008 through June 2014. Column (g) includes additional compensation for health, dental, life and vision insurance

Narrative Disclosure to the Executive Compensation Table

Compensation Paid to the Members of the Executive Committee

Member of the Executive Committee and acting principal executive officer, Guy Dubois, was granted warrants equal to $300,326 for his additional work as a director and member of the Board’s Executive Committee during the year ended September 30, 2014 consisting of warrants to purchase 51,576 shares of Common Stock at an exercise price of $17.45 per share. These warrants vest in equal monthly increments over a period of one year or immediately upon the hiring of a new Chief Executive Officer.  These warrants were valued at the date of grant using the Black-Scholes model. The Board of Directors has not determined a timeline for the hiring of a new Chief Executive Officer.

Merrill Employment Agreement

On November 19, 2014, the Company entered into a two-year employment agreement with John Merrill, our Chief Financial Officer (the “Merrill Employment Agreement”).  Under the terms and conditions of the Merrill Employment Agreement, Mr. Merrill will receive an annual base salary of $180,000 and is eligible to participate in the Company’s Employee Bonus Plan and 2012 Equity Incentive Award Plan, wherein Mr. Merrill may earn a variable cash bonus and/or shares of the Company’s Common Stock based on individual performance and achieving specific Company milestones. Mr. Merrill is also entitled to participate in such life insurance, disability, medical, dental, retirement plans and other programs as may be made generally available from time to time by the Company for the benefit of similarly situated employees or its employees generally.

Outstanding Equity Awards at Fiscal Year-End 2014

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of Unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or Payout value of unearned shares, units or other rights that have not vested ($)

Guy Dubois	2,385	-	-	$12.580	3/21/2015	*	-	-	-	-
	64,665	-	-	$9.000	4/15/2015	*	-	-	-	-
	4,083	-	-	$14.700	6/30/2015	*	-	-	-	-
	2,280	-	-	$19.460	9/30/2015	*	-	-	-	-
	2,344	-	-	$19.290	12/31/2015		-	-	-	-
	2,432	-	-	$18.750	3/31/2016		-	-	-	-
	51,576			$17.450	6/2/2016
	2,647			$15.450	6/30/2016

Chad D. Olsen	-	-	-	-			-	-	-	-

John R. Merrill	-	-	-	-			-	-	-	-

Bernadette Suckel	-	-	-	-			-	-	-	-

* On February 27, 2015, the Board of Directors voted to extend the term of these options for an additional two years. The extended expiration dates have been reflected in the table in page 36 of this prospectus.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table presents information regarding beneficial ownership as of March 25, 2015 (the “Table Date”), of our Common Stock by (i) each shareholder known to us to be the beneficial owner of more than five percent of our Common Stock; (ii) each of our Named Executive Officers serving as of the Table Date; (iii) each of our directors serving as of the Table Date; and (iv) all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC.  Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all securities they beneficially own.  As of the Table Date, the applicable percentage ownership is based on 10,150,617 shares of Common Stock issued and outstanding.  Beneficial ownership representing less than one percent of the issued and outstanding shares of a class is denoted with an asterisk (“*”).  Holders of Common Stock are entitled to one vote per share and holders of Series D Preferred are entitled to 30 votes per share and vote with the Common Stock shareholders on an as-converted basis.

Name and Address of	Common Stock
Beneficial Owner (1)	Shares	%

5% Beneficial Owners:
Sapinda Asia Limited (2)	5,127,853	51%
Safety Invest S.A., Compartment Secure I (3)	1,890,697	19%

Directors and Named Executive Officers:
David S. Boone (4)	24,339	*
Guy Dubois (5)	147,400	1%
Rene Klinkhammer (6)	17,098	*
Winfried Kunz (7)	15,793	*
Dan Mabey (8)	16,436	*
George F. Schmitt (9)	24,641	*
John R. Merrill	-	*

All directors and executive officers as a group (7 persons)	243,209	2%

(1)	Except as otherwise indicated, the business address for these beneficial owners is c/o the Company, 405 South Main Street, Suite 700, Salt Lake City, Utah 84111.

(2)	Address is Rooms 803-4, 8F, Hang Seng Bank Building, 200 Hennessy Road, Wanchai, Hong Kong. Based on a Form 4 filed by Sapinda Asia Limited on November 5, 2013.

(3)
Secure I is a compartment of Safety Invest S.A. (“Safety”), a company established under the Luxembourg Securitization Law and incorporated as a “société anonyme” under the laws of the Grand Duchy of Luxembourg whose principal business is to enter into one or more securitization transactions.

(4)
Mr. Boone is a director and a member of the Board of Directors’ executive committee.  Includes 6,689 shares of Common Stock owned of record and 17,650 shares of Common Stock issuable upon exercise of stock purchase warrants.

(5)
Mr. Dubois is a director and Chairman of the Board of Directors; he is also a member of the executive committee of the Board of Directors.  Includes 147,400 shares of Common Stock issuable upon exercise of stock purchase warrants.

(6)	Mr. Klinkhammer is a director. Includes 6,115 shares of Common Stock owned of record and 10,983 shares of Common Stock issuable upon exercise of stock purchase warrants.

(7)	Mr. Kunz is a director. Includes 2,498 shares of Common Stock owned of record and 13,295 shares of Common Stock issuable upon exercise of stock purchase warrants.

(8)	Mr. Mabey is a director. Includes 7,493 shares of Common Stock owned of record and 8,943 shares of Common Stock issuable upon exercise of stock purchase warrants.

(9)	Mr. Schmitt is a director. Includes 12,518 shares of Common Stock owned of record and 12,123 shares of Common Stock issuable upon exercise of stock purchase warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Transactions

Royalty Agreement

On August 4, 2011, with an effective date of July 1, 2011, we entered into an agreement (the “Royalty Agreement”) with Borinquen Container Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Borinquen”) to purchase Borinquen’s wholly-owned subsidiary, International Surveillance Services Corporation, a Puerto Rico corporation (“ISS”) in consideration of 310,000 shares of our Common Stock, valued at the market price on the date of the Royalty Agreement at $16.40 per share, or $5,084,000.  We also agreed to pay to Borinquen quarterly royalty payments in an amount equal to 20% of our net revenues from the sale or lease of our monitoring devices and monitoring services within a territory comprised of South and Central America, the Caribbean, Spain and Portugal, for a term of 20 years.  On February 1, 2013, we redeemed and terminated this royalty obligation in February 2013 for a total cost of $13.0 million using the proceeds of a $16.7 million loan from a related party, Sapinda Asia Limited (“Sapinda Asia”). In addition to the $13.0 million used to terminate the Royalty Agreement, we used the remaining $3.7 million as operating capital during the 2013 fiscal year. On September 30, 2013, Sapinda Asia converted all outstanding principal and interest under the loan, totaling $17,576,627, into 3,905,917 shares of Common Stock at a rate of $4.50 per share.

Revolving Loan Agreement

On February 1, 2013, the Company entered into a revolving loan agreement with Sapinda Asia (the “Revolving Loan”).  Under this arrangement, the Company may borrow up to $1,200,000 at an interest rate of 3% per annum for unused funds and 10% per annum for borrowed funds. On October 24, 2013, the Company drew down the full $1,200,000 for use in a performance bond as required under a contract with an international customer. The loan initially matured in June 2014. However, the maturity date of the note was extended and now matures in December 2015.

Related-Party Promissory Note

On November 19, 2013, the Company borrowed $1,500,000 from Sapinda Asia.  The unsecured note bears interest at a rate of 8% per annum and initially matured on November 18, 2014. However, the maturity date of the note was extended to November 19, 2015. As of September 30, 2014, the Company owed $1,500,000 of principal and $43,726 of accrued interest on the note.

Related-Party Service Agreement

During the fiscal year ended September 30, 2013, the Company entered into an agreement with Paranet Solutions, LLC to provide the following primary services:  (i) procurement of hardware and software necessary to ensure that vital databases are available in the event of a disaster (backup and disaster recovery system); and (ii) providing the security of all data and the integrity of such data against all loss of data, misappropriation of data by Paranet, its employees and affiliates.  David S. Boone, a director and member of the Company’s Executive Committee, was the Chief Executive Officer of Paranet until August 2014.

As consideration for these services, the Company agreed to pay Paranet $4,500 per month, and during the year ended September 30, 2014 the Company paid $461,223 to Paranet. The arrangement can be terminated by either party for any reason upon ninety (90) days written notice to the other party.

Facility Agreement

On January 3, 2014, we entered into an unsecured Facility Agreement with Tetra House Pte. Ltd., a related-party entity, controlled by our Chairman, Guy Dubois.  Under this agreement, we may borrow up to $25,000,000 for working capital and acquisitions purposes. The loan bears interest at a rate of 8% per annum, payable in arrears semi-annually, with all principal and accrued and unpaid interest due on January 3, 2016. In addition, we agreed to pay Tetra House an arrangement fee equal to 3% of the aggregate maximum amount under the loan. On January 14, 2014 Tetra House assigned the Facility Agreement to Conrent Invest S.A.  Since January 3, 2014, we have borrowed $25,000,000 under the Facility Agreement. The borrowed funds have been used for acquisitions and for general corporate purposes. The Facility Agreement was reviewed and approved by disinterested and independent members of the Board of Directors, David S. Boone, Winfried Kunz, Dan L. Mabey and George F. Schmitt.

Additional Related-Party Transactions and Summary of All Related-Party Obligations

	2014	2013

Loan from a significant shareholder with an interest rate of 8% per annum. Principal and interest due at maturity on December 30, 2015.	$1,200,000	$-

Promissory note with a significant shareholder with an interest rate of 8% per annum. Principal and interest due at maturity on November 19, 2015.	1,500,000	-

Convertible debenture of $16,700,000 from a significant shareholder with an interest rate of 8% per annum. On September 30, 2013, $16,640,000 plus accrued interest of $936,627 was converted into 3,905,917 shares of Common Stock and in October 2013, the Company paid $60,000 in cash to pay off the debenture.	-	60,000

Total related-party debt obligations	2,700,000	60,000
Less current portion	-	(60,000)
Long-term debt, net of current portion	$2,700,000	$-

THE TRANSACTION

On November 26, 2014 (the “Closing Date”), we entered into a the Purchase Agreement to purchase from the Selling Shareholders who, at the time, were the holders of all issued and outstanding shares and equity interests of G2 (the “G2 Shares”), the G2 Shares for an aggregate purchase price of up to CAD $4.6 million, of which CAD$2.0 million was paid in cash to the Selling Shareholders on the Closing Date, and the remaining purchase price is payable to the Selling Shareholders in shares of our common stock. The Shares registered herein, of which 35,000 are currently held by the Escrow Agent, are issuable as the remaining CAD$2.6 million purchase price in the Transaction, and are payable to Selling Shareholders as set forth below:

●	35,000 of the Shares, valued at CAD$600,000 on the Closing Date, will be released by the Escrow Agent to the Selling Shareholders as follows:

	●	17,500 Shares will be released to the Selling Shareholders on the one-year anniversary of the Closing Date, or November 26, 2015; and

	●	17,500 Shares will be released to the Selling Shareholders on the two-year anniversary of the Closing Date, or November 26, 2016.

●
The remaining 115,000 Shares are issuable to the Selling Shareholders within two-years from the Closing Date, or on or before November 26, 2016, upon the achievement of certain performance-based milestones identified in the Purchase Agreement. Any milestone that is achieved in accordance with the provisions Purchase Agreement will immediately vest and be payable to the Selling Shareholder (a “Vested Payment”), and will be paid by the delivery of that number of Shares as determined by the formula A ÷ B, where A = the Vested Payment, and B = the average closing trading price for our common stock during the 15 consecutive trading days preceding the day that is four business days prior to the date the Vested Payment became vested, with each trading price converted to Canadian Dollars at the final currency exchange rate on such date.

Following the closing of the Transaction, G2’s executive leadership and employees were integrated within the Company but continue to operate from G2’s existing offices in Halifax, Nova Scotia, Canada,. We also agreed to file the registration statement of which this prospectus is a part, for the purpose of registering the Shares issuable to Selling Shareholders as part of the purchase price of the Transaction.  The shares covered by this prospectus are referred to in this prospectus as the “Shares.”

The Purchase Agreement also contains customary representations, warranties, covenants and conditions to the performance of the parties to the Purchase Agreement.  A copy of the Purchase Agreement and the Escrow Agreement are filed as exhibits to the registration statement of which this prospectus forms a part.  The foregoing description of the Transaction and summary of the terms of these agreements are qualified in their entirety by the terms of the agreements.

USE OF PROCEEDS

This prospectus relates to the Shares of our Common Stock that may be offered and sold from time to time by the Selling Shareholders. We will not receive any proceeds upon the sale of the Shares by the Selling Shareholders.

SELLING SHAREHOLDERS

This prospectus relates to the possible resale by Selling Shareholders of the Shares, which were issued to the Selling Shareholders pursuant to the Purchase Agreement.

The Selling Shareholders, may, from time to time, offer and sell pursuant to this prospectus any or all of the Shares. The Selling Shareholders may sell some, all or none of their Shares.  We do not know how long the Selling Shareholders will hold the Shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the resale of any of the Shares.

The following table presents information regarding the Selling Shareholders and the Shares they may offer and sell from time to time under this prospectus.  The table is prepared based on information supplied to us by the Selling Shareholders, and reflects their respective holdings of our equity securities as of March 25, 2015.  The Selling Shareholders have represented to us that neither the Selling Shareholders nor any of their affiliates have held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates.

As used in this prospectus, the term “Selling Shareholders” includes the persons listed below and any of their donees, pledgees, transferees or other successors in interest selling Shares received after the date of this prospectus from Selling Shareholders as a gift, pledge or other non-sale related transfer.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act.  The percentage of shares beneficially owned prior to the offering is based on 10,150,617 shares of our Common Stock actually outstanding as of March 25, 2015.

Selling Shareholder	Shares Beneficially Owned Before this Offering (1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering (2)	Shares Beneficially Owned After this Offering (2)	Percentage of Outstanding Shares Beneficially Owned After this Offering

Tom Gilgan	1,421	*	-	1,421	*
Bruce Annand	1,204	*	-	1,204	*
Ron Stewart	875	*	-	875	*
The Gilgan 2011 Family Trust (3)	-	-	60,900	-	-
The Annand (2009) Family Trust (4)	-	-	51,600	-	-
The Stewart 2011 Family Trust (5)	-	-	37,500	-	-

*  Less than 1%.

Footnotes:

(1)	Includes the Shares offered hereby.

(2)	Assumes the sale of all of the Shares offered hereby.

(3)	The Selling Shareholder, Tom Gilgan, trustee of The Gilgan 2011 Family Trust, has voting and/or dispositive power over these shares.

(4)	The Selling Shareholder, Bruce Annand, trustee of The Annand (2009) Family Trust, has voting and/or dispositive power over these shares.

(5)	The Selling Shareholder, Ron Stewart, trustee of The Stewart 2011 Family Trust, has voting and/or dispositive power over these shares.

DESCRIPTION OF SECURITIES

Common Stock

Authorized and Outstanding

We are authorized to issue up to 15,000,000 shares of Common Stock, par value $0.0001 per share, of which 10,150,617 shares are outstanding as of March 25, 2015.

Voting

Holders of our Common Stock each have one vote per share.  Our directors are elected by the vote of a plurality of the Common Stock represented in person or by proxy entitled to vote on the election of directors. A majority of the outstanding shares of Common Stock constitute a quorum. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Upon our dissolution, our shareholders will be entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation of any shares of Preferred Stock with preferential liquidation rights, if any, at the time outstanding. Our common shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

Preferred Stock

Authorized and Outstanding

We are authorized to issue up to 20,000,000 shares of Preferred Stock, par value $0.0001 per share.  As of the date of this prospectus, we have shares of Preferred Stock outstanding as described below.

Series D Preferred

Our Board of Directors has designated 85,000 shares of Preferred Stock as our Series D Convertible Preferred Stock (the “Series D Preferred”), and established the designations, rights and preferences for the Series D Preferred.  As of March 25, 2015, there were no outstanding shares of Series D Preferred stock.

Undesignated Preferred Stock

The ability to authorize and issue undesignated Preferred Stock may enable our Board of Directors to render more difficult or discourage an attempt to change control of the Company by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in our best interest, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Utah Anti-Takeover Law and Articles and Bylaws Provisions

Certain provisions of our Articles of Incorporation and Bylaws, and of applicable Utah State corporation law, have the effect of making more difficult an acquisition of control of the Company in a transaction not approved by the Board of Directors.  Specifically, Article VIII of the Articles of Incorporation provides that the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our voting stock is required for approval of the following types of transactions:

●
Merger or consolidation with another entity if the other entity or its affiliates are directly or indirectly the beneficial owners of more than 10% of the total voting power of all of the outstanding shares of our voting stock (defined as a “Related Corporation”), or

●	The sale or exchange of all or substantially all of our assets to a Related Corporation, or

●
The issuance or delivery of our stock or other securities in exchange for payment for any properties or assets or the securities of a Related Corporation or the merger of any our affiliates with or into a Related Corporation or any of its affiliates.

Any amendment of Article VIII requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of our voting stock.

PLAN OF DISTRIBUTION

We are registering the Shares issued to the Selling Shareholders to permit the resale of these Shares by the Selling Shareholders from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale of the Shares.  We will pay all fees and expenses incident to our obligation to register the Shares.

The Shares offered by this prospectus are being offered by the Selling Shareholders.  The Shares may be sold or distributed from time to time by the Selling Shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the Common Stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

The Selling Shareholder and any broker-dealer participating in the distribution of the Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. We know of no existing arrangements between the Selling Shareholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares offered by this prospectus. We will pay the expenses incident to the registration, offering, and sale of the Shares to the Selling Shareholders; provided, however, that the Selling Shareholders are solely responsible for the payment of any fee or commission payable to any broker-dealer in connection with the sale of the Shares.

Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Shareholders and/or purchasers of the Shares for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.  Neither we nor the Selling Shareholders can presently estimate the amount of compensation that any agent will receive.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

This offering will terminate on the date that all Shares offered by this prospectus have been sold by the Selling Shareholders or may be sold by the Selling Shareholders without restriction under Rule 144(b)(1)(i) under the Securities Act.  Our Common Stock is quoted on the OTCQB under the symbol “SCRA”.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Disclosure Law Group of San Diego, California.

EXPERTS

The consolidated financial statements for the years ended September 30, 2014 and 2013 included in this prospectus and elsewhere in the registration statement have been audited by Eide Bailly, LLP, an independent registered public accounting firm, as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said reports.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the SEC a registration statement under the Securities Act for the Shares in this offering.  This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement.  For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement.  Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.  A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee.  Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the SEC.  These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the SEC referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Index to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of SecureAlert, Inc.
dba Track Group

We have audited the accompanying consolidated balance sheets of SecureAlert, Inc. and Subsidiaries (collectively the Company) as of September 30, 2014 and 2013 and the related consolidated statements of operations and other comprehensive loss, stockholders’ equity, and cash flows for the years then ended.  The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidences supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SecureAlert, Inc. as of September 30, 2014 and 2013 and the consolidated results of its operations, and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP
Eide Bailly LLP
Salt Lake City, Utah
December 17, 2014

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2014 AND 2013

Assets	2014	2013
Current assets:
Cash	$11,101,822	$3,382,428
Accounts receivable, net of allowance for doubtful accounts of $4,070,000 and $3,968,000, respectively	3,788,207	3,721,964
Note receivable, current portion	273,964	176,205
Prepaid expenses and other	1,226,054	1,783,805
Inventory, net of reserves of $223,500 and $148,043, respectively	1,248,264	467,101
Total current assets	17,638,311	9,531,503
Property and equipment, net of accumulated depreciation of $2,292,521 and $2,092,221, respectively	1,860,247	318,201
Monitoring equipment, net of accumulated amortization of $1,251,551 and $1,183,346, respectively	1,914,666	1,236,696
Note receivable, net of current portion	-	28,499
Intangible assets, net of accumulated amortization of $2,818,894 and $1,256,647, respectively	26,743,626	15,413,920
Other assets	3,150,428	170,172
Goodwill	6,577,609	-
Total assets	$57,884,887	$26,698,991

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	1,995,607	348,074
Accrued liabilities	2,413,557	2,180,791
Dividends payable	-	9,427
Deferred revenue	-	8,674
Current portion of long-term related-party debt	-	60,000
Current portion of long-term debt, net of discount of $375,370 and zero, respectively	1,906,040	88,095
Total current liabilities	6,315,204	2,695,061
Stock payable - related party	3,000,000	-
Long-term related-party debt, net of current portion	2,700,000	-
Long-term debt, net of current portion and discount of $93,750 and zero, respectively	25,868,361	40,588
Other long-term liabilities	85,275	-
Total liabilities	37,968,840	2,735,649

Stockholders’ equity:
Preferred stock:
Series D 8% dividend, convertible, voting, $0.0001 par value: 85,000 shares designated; 0 and 468 shares outstanding, respectively	-	1
common stock, $0.0001 par value: 15,000,000 shares authorized; 10,093,130 and 9,805,503 shares outstanding, respectively	1,009	981
Additional paid-in capital	295,364,173	290,391,697
Accumulated deficit	(275,177,181)	(266,429,337)
Accumulated other comprehensive loss	(271,954)	-
Total equity	19,916,047	23,963,342
Total liabilities and stockholders’ equity	$57,884,887	$26,698,991

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2014 AND 2013

	2014	2013
Revenues:
Products	$599,017	$612,437
Monitoring and other related services	11,663,181	15,028,625
Total revenues	12,262,198	15,641,062

Cost of revenues:
Products	251,385	262,022
Monitoring and other related services	4,873,757	7,554,870
Impairment of monitoring equipment and parts (Note 2)	373,951	213,276
Total cost of revenues	5,499,093	8,030,168

Gross profit	6,763,105	7,610,894

Operating expenses:

Selling, general and administrative (including $801,820 and $430,618, respectively, of compensation expense paid in stock, stock options / warrants or as a result of amortization of stock-based compensation)	12,891,151	7,679,124
Research and development	1,605,662	987,934
Settlement expense	14,291	360,000
Loss from operations	(7,747,999)	(1,416,164)

Other income (expense):
Loss on disposal of equipment	(36,533)	(2,949)
Interest income	368,434	-
Interest expense	(1,290,289)	(17,048,519)
Currency exchange rate gain (loss)	(609,914)	(145,612)
Other income, net	624,001	279,174
Net loss from continuing operations	(8,692,300)	(18,334,070)
Gain on disposal of discontinued operations	-	424,819
Net loss from discontinued operations	-	(6,460)
Net loss before tax	(8,692,300)	(17,915,711)
Income tax	(55,544)	-
Net loss Company	(8,747,844)	(17,915,711)
Dividends on preferred stock	(14,585)	(1,042,897)
Net loss attributable to common shareholders	(8,762,429)	(18,958,608)
Foreign currency translation adjustments	(271,954)	-
Comprehensive loss	$(9,034,383)	$(18,958,608)
Net loss per common share, basic and diluted from continuing operations	$(0.88)	$(3.79)
Net income per common share, basic and diluted from discontinued operations	$-	$0.09
Weighted average common shares outstanding, basic and diluted	9,951,000	4,832,000

See accompanying notes to consolidated financial statements.

SECUREALERT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2013 AND 2014

	Preferred Stock		Common Stock		Additional
	Series D				Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance as of October 1, 2012	48,763	$5	3,096,641	$310	$252,940,448	$(248,513,626)	$4,427,137

Issuance of common stock for:
Conversion of Series D Preferred stock	(48,295)	(4)	1,894,283	189	(185)	-	-
Services	-	-	21,884	2	141,756	-	141,758
Debt	-	-	4,607,361	462	20,732,657	-	20,733,119
Dividends from Series D Preferred stock	-	-	181,832	18	1,663,979	-	1,663,997
Board of director fees	-	-	3,661	-	47,500	-	47,500
Cash	-	-	(159)	-	(1,995)	-	(1,995)

Vesting and re-pricing of stock options	-	-	-	-	160,301	-	160,301

Beneficial conversion feature recorded as interest expense	-	-	-	-	15,349,074	-	15,349,074

Series D Preferred dividends	-	-	-	-	(1,042,897)	-	(1,042,897)

Issuance of common stock warrants for Board of Director fees	-	-	-	-	401,059	-	401,059

Net loss	-	-	-	-	-	(17,915,711)	(17,915,711)

Balance as of September 30, 2013	468	$1	9,805,503	$981	$290,391,697	$(266,429,337)	$23,963,342

See accompanying notes to consolidated financial statements.

SECUREALERT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (Continued)
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2013 AND 2014

	Preferred Stock		Common Stock		Additional		Accumulated Other
	Series D				Paid-in	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Total
Balance as of October 1, 2013	468	1	9,805,503	981	290,391,697	(266,429,337)	-	$23,963,342

Issuance of common stock for:
Conversion of Series D Preferred stock	(207)	-	16,907	2	(2)	-		-
Acquisitions of subsidiaries	-	-	236,469	24	4,499,976			4,500,000
Services	-	-	15,343	2	243,016	-		243,018
Exercise of options and warrants	-	-	10,646	1	7,999	-		8,000
Dividends from Series D Preferred stock	-	-	1,252	-	24,012	-		24,012
Board of director fees	-	-	7,010	1	127,499	-		127,500

Vesting of stock options	-	-	-	-	254,487	-		254,487

Stock offering costs	-	-	-	-	(34,735)	-		(34,735)

Series D Preferred dividends	-	-	-	-	(14,585)	-		(14,585)

Cash paid for repurchase of Series D Preferred Stock	(261)	(1)	-	-	(312,008)			(312,009)

Issuance of common stock warrants for Board of
Director fees	-	-	-	-	176,816	-		176,816

Foreign currency translation adjustments	-	-	-	-	-	-	(271,954)	(271,954)

Net loss	-	-	-	-	-	(8,747,844)		(8,747,844)

Balance as of September 30, 2014	-	$-	10,093,130	$1,009	$295,364,173	$(275,177,181)	$(271,954)	$19,916,047

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2014 AND 2013
	2014	2013
Cash flows from operating activities:
Net loss	$(8,747,844)	$(17,915,711)
Gain on sale of subsidiaries	-	(424,819)
Loss from discontinued operations	-	6,460
Loss from continuing operations	(8,747,844)	(18,334,070)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,457,991	2,414,270
Common stock issued for services	801,820	141,760
Accretion of debt discount and benficial conversion feature	286,399	15,954,355
Bad debt expense	125,961	-
Vesting and re-pricing of stock options	-	160,301
Fractional shares of common stock paid in cash	-	(1,996)
Impairment of monitoring equipment and parts	373,951	213,276
Issuance of warrants to related parties	-	128,559
Loss on disposal of property and equipment	3,710	4,740
Loss on disposal of monitoring equipment and parts	-	84,805
Change in assets and liabilities net of assets and liabilities acquired:
Accounts receivable, net	(193,030)	(652,749)
Notes receivable	(25,244)	63,978
Inventories	(1,727,400)	186,913
Prepaid expenses and other assets	604,506	107,576
Accounts payable	1,466,905	(1,473,530)
Accrued expenses	(1,339)	2,186,618
Deferred revenue	(8,674)	(345,896)
Net cash (used in) provided by operating activities	(4,582,288)	838,910

Cash flow from investing activities:
Purchase of property and equipment	(544,126)	(50,682)
Purchase of monitoring equipment and parts	-	(509,743)
Leasehold improvements	(1,330,068)	-
Payments for other assets	(3,163,802)	-
Cash acquired through acquisition	195,058	-
Payment related to acquisition	(8,050,167)	-
Proceeds from notes receivable	55,984	-
Net cash used in investing activities	(12,837,121)	(560,425)

Cash flow from financing activities:
Borrowings on related-party notes payable	1,200,000	2,800,000
Principal payments on related-party notes payable	(60,000)	-
Proceeds from notes payable	25,750,000	-
Principal payments on notes payable	(1,407,524)	(299,276)
Proceeds from issuance of common stock	8,000	-
Repurchase of Series D Convertible Preferred stock	(312,008)	-
Debt offering costs	(34,735)	-
Net cash provided by financing activities	25,143,733	2,500,724

Effect of exchange rate changes on cash	(4,930)	-

Cash flow from discontinued operations:
Net cash provided by operating activities	-	126,715
Net cash provided by investing activities	-	-
Net cash provided by financing activities	-	18,475
Net cash provided by discontinued operations	-	145,190

Net increase (decrease) in cash	7,719,394	2,924,399
Cash, beginning of year	3,382,428	458,029
Cash, end of year	$11,101,822	$3,382,428

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2014 AND 2013

	2014	2013
Cash paid for interest	$193,019	$238,080

Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock in connection with Series D preferred stock dividends	24,012	1,663,997
Series D Preferred stock dividends earned	14,585	1,042,897
Issuance of warrants for accrued Board of Director fees	477,142	272,500
Issuance of common shares for settlement of debt	-	20,733,118
Issuance of common shares from the conversion of shares of Series D Preferred Stock	-	189
Issuance of debt to repurchase royalty agreement	-	11,616,984
Issuance of stock for the acquisition of a subsidiary	4,500,000	-
Accretion of debt discount and beneficial conversion feature	-	15,954,355

See accompanying notes to consolidated financial statements.

SECUREALERT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Organization and Nature of Operations

General

SecureAlert, Inc. and subsidiaries (DBA Track Group) (collectively, the “Company”) markets, monitors and leases ReliAlert™, Shadow and R.A.D.A.R. devices. These devices are used to monitor convicted offenders that are on probation or parole in the criminal justice system or pretrial defendants. ReliAlert™ and Shadow devices utilize GPS, radio frequencies, and cellular technologies in conjunction with a monitoring center that is staffed 24/7 and 365 days a year. The Company believes that its technologies and services benefit law enforcement officials by allowing them to respond immediately to a problem involving the monitored offender. ReliAlert™ devices are targeted to meet the needs of this market domestically as well as internationally.

(2)	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of SecureAlert, Inc. (DBA Track Group) and its subsidiaries. Additionally, during the fiscal year ended September 30, 2013, the Company formed a Chilean subsidiary and sold Midwest Monitoring & Surveillance, Inc. and Court Programs, Inc. During the year ended September 30, 2014, the Company acquired two additional subsidiaries (see Note 3 “Acquisitions” below). All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the period presented. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates made in the accompanying consolidated financial statements include, but are not limited to, allowances for doubtful accounts, certain assumptions related to the recoverability of intangible and long-lived assets, and fair market values of certain assets and liabilities.

Business Combinations

Business combinations are accounted for under the provisions of ASC 805-10, Business Combinations (ASC 805-10), which requires that the purchase method of accounting be used for all business combinations. Assets acquired and liabilities assumed at the date of acquisition at their respective fair values. ASC 805-10 also specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported apart from goodwill. Acquisition-related expenses are recognized separately from the business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the contingent consideration is recorded at its probable fair value at the acquisition date. Any changes in fair value after the acquisition date are accounted for as measurement-period adjustments if they pertain to additional information about facts and circumstances that existed at the acquisition date and that we obtained during the measurement period. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as performance measures, are recognized in earnings.

Foreign currency translation

The Chilean Peso and Israeli New Shekel are the functional currencies of Track Group – Chile and Track Group – Israel. Their respective balance sheets have been translated into USD at the exchange rate prevailing at the balance sheet date. Their respective statements of operations have been translated into USD using the average exchange rates prevailing during the periods of each statement. The corresponding translation adjustments are part of accumulated other comprehensive income and are shown as part of shareholders’ equity.

Goodwill

Goodwill represents costs in excess of purchase price over the fair value of the assets of businesses acquired, including other identifiable intangible assets.

Other Intangible Assets

Other intangible assets principally consist of patents, royalty purchase agreements, developed technology acquired, customer relationships, trade name and capitalized website development costs. The Company accounts for other intangible assets in accordance with generally accepted accounting principles and does not amortize intangible assets with indefinite lives. The Company’s intangible assets with finite useful lives are amortized over their respective estimated useful lives which range from two to ten years. The Company’s intangible assets are reviewed for impairment annually or more frequently whenever events or changes in circumstances indicate possible impairment.

Fair Value of Financial Statements

The carrying amounts reported in the accompanying consolidated financial statements for accrued liabilities and debt obligations approximate fair values because of the immediate or short-term maturities of these financial instruments. The carrying amounts of the Company’s debt obligations approximate fair value as the interest rates approximate market interest rates.

Concentration of Credit Risk

In the normal course of business, the Company provides credit terms to its customers and requires no collateral. Accordingly, the Company performs credit evaluations of its customers' financial condition.

The Company had sales to entities which represent more than 10 percent of total revenues as follows for the years ended September 30:

	2014	%	2013	%

Customer A	$-	0%	$5,252,960	33%

Customer B	$1,501,940	12%	$1,622,327	10%

Customer C	$1,431,854	12%	$1,514,581	9%

No other customer represented more than 10 percent of the Company’s total revenues for the fiscal years ended September 30, 2014 or 2013.

Concentration of credit risk associated with the Company’s total and outstanding accounts receivable as of September 30, 2014 and 2013, respectively, are shown in the table below:

	2014	%	2013	%

Customer A	$892,897	17%	$892,897	24%

Customer B	$499,040	10%	$732,163	20%

Customer C	$419,523	8%	$887,233	24%

Based upon the expected collectability of its accounts receivable, the Company maintains an allowance for doubtful accounts. Subsequent to the fiscal year ended September 30, 2014, the Company received $387,483 from Customer B and $518,137 from Customer C for a total of $905,620.

Cash Equivalents

Cash equivalents consist of investments with original maturities to the Company of three months or less. The Company has cash in bank accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company had $10,572,702 and $3,128,187 of cash deposits in excess of federally insured limits as of September 30, 2014 and 2013, respectively.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful receivables based on a review of all outstanding amounts on a monthly basis. The allowance is estimated by management based on certain assumptions and variables, including the customer’s financial condition, age of the customer’s receivables and changes in payment histories. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when cash is received. A trade receivable is considered to be past due if any portion of the receivable balance has not been received by the Company within its normal terms. Interest income is not recorded on trade receivables that are past due, unless that interest is collected.

Note Receivable

Notes receivable are carried at the face amount of each note plus respective accrued interest receivable, less received payments. The Company does not typically carry notes receivable in the course of its regular business, but had entered into an agreement with one of its customers during the fiscal year ended September 30, 2012. Payments are under the note are recorded as they are received and are immediately offset against any outstanding accrued interest before they are applied against the outstanding principal balance on the respective note. The note requires monthly payments of $15,000 and matures in May 2014. The note is currently in default and accrues interest at a rate of 17% per annum. As of September 30, 2014, the outstanding balance of the note was $156,323 and $15,211 of accrued interest.

Inventory

Inventory is valued at the lower of the cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Market is determined based on the estimated net realizable value, which generally is the item selling price. Inventory is periodically reviewed in order to identify obsolete or damaged items or impaired values. The Company impaired its inventory by $153,633 and $211,555 during the fiscal years ended September 30, 2014 and 2013, respectively.

Inventory consists of raw materials that are used in the manufacturing of ReliAlert™, Shadow, and other tracking devices. Completed ReliAlert™ and other tracking devices are reflected in Monitoring Equipment. As of September 30, 2014 and 2013, respectively, inventory consisted of the following:

	2014	2013
Raw materials, work-in-process and finished goods inventory	$1,471,764	$615,144
Reserve for damaged or obsolete inventory	(223,500)	(148,043)
Total inventory, net of reserves	$1,248,264	$467,101

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are determined using the straight-line method over the estimated useful lives of the assets, typically three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the term of the lease. Expenditures for maintenance and repairs are expensed while renewals and improvements are capitalized.

Property and equipment consisted of the following as of September 30, 2014 and 2013, respectively:

	2014	2013
Equipment, software and tooling	$2,571,450	$2,002,576
Automobiles	33,466	33,466
Leasehold improvements	1,294,386	127,162
Furniture and fixtures	253,466	247,218
Total property and equipment before accumulated depreciation	4,152,768	2,410,423
Accumulated depreciation	(2,292,521)	(2,092,221)
Property and equipment, net of accumulated depreciation	$1,860,247	$318,201

Property and equipment to be disposed of is reported at the lower of the carrying amount or fair value, less the estimated costs to sell and any gains or losses are included in the results of operations. During the fiscal years ended September 30, 2014 and 2013, the Company disposed of net property and equipment of $3,710 and $4,740, respectively.

Depreciation expense for the fiscal years ended September 30, 2014 and 2013 was $276,355 and $231,853, respectively.

Monitoring Equipment

The Company began leasing monitoring equipment to agencies for offender tracking in April 2006 under operating lease arrangements. The monitoring equipment is depreciated using the straight-line method over an estimated useful life of three years. Monitoring equipment as of September 30, 2014 and 2013 is as follows:

	2014	2013
Monitoring equipment	$3,166,217	$2,420,042
Less: accumulated amortization	(1,251,551)	(1,183,346)
Monitoring equipment, net of accumulated depreciation	$1,914,666	$1,236,696

Amortization expense for the fiscal years ended September 30, 2014 and 2013 was $844,172 and $1,230,293, respectively. These expenses were classified as a cost of revenues.

Monitoring equipment to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell. During the fiscal years ended September 30, 2014 and 2013, the Company disposed and impaired lease monitoring equipment and parts of $209,757 and $296,526, respectively. In addition, the Company recognized $220,318 of impairment expense for future impairment of monitoring equipment during the year ended September 30, 2014. These impairment costs were included in cost of revenues.

Impairment of Long-Lived Assets and Goodwill

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable and in the case of goodwill, at least annually. The Company evaluates whether events and circumstances have occurred which indicate possible impairment as of each balance sheet date. If the carrying amount of an asset exceeds its fair value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Impairment of long-lived assets is assessed at the lowest levels for which there is an identifiable fair value that is independent of other groups of assets.

Revenue Recognition

The Company’s revenue has historically been from two sources: (i) monitoring services; and (ii) product sales.

Monitoring Services

Monitoring services include two components: (a) lease contracts in which the Company provides monitoring services and leases devices to distributors or end users and the Company retains ownership of the leased device; and (b) monitoring services purchased by distributors or end users who have previously purchased monitoring devices and opt to use the Company’s monitoring services.

The Company typically leases its devices under one-year contracts with customers that opt to use the Company’s monitoring services. However, these contracts may be cancelled by either party at any time with 30 days’ notice. Under the Company’s standard leasing contract, the leased device becomes billable on the date of activation or 7 to 21 days from the date the device is assigned to the lessee, and remains billable until the device is returned to the Company. The Company recognizes revenue on leased devices at the end of each month that monitoring services have been provided. In those circumstances in which the Company receives payment in advance, the Company records these payments as deferred revenue.

Product Sales

The Company may sell its monitoring devices in certain situations to its customers. In addition, the Company may sell equipment in connection with the building out and setting up a monitoring center on behalf of its customers. The Company recognizes product sales revenue when persuasive evidence of an arrangement with the customer exists, title passes to the customer and the customer cannot return the devices or equipment, prices are fixed or determinable (including sales not being made outside the normal payment terms) and collection is reasonably assured. When purchasing products (such as TrackerPAL® and ReliAlert™ devices) from the Company, customers may, but are not required to, enter into monitoring service contracts with the Company. The Company recognizes revenue on monitoring services for customers that have previously purchased devices at the end of each month that monitoring services have been provided.

The Company sells and installs standalone tracking systems that do not require ongoing monitoring by the Company. The Company has experience in component installation costs and direct labor hours related to this type of sale and can typically reasonably estimate costs, therefore the Company recognizes revenue over the period in which the installation services are performed using the percentage-of-completion method of accounting for material installations. The Company typically uses labor hours or costs incurred to date as a percentage of the total estimated labor hours or costs to fulfill the contract as the most reliable and meaningful measure that is available for determining a project’s progress toward completion. The Company evaluates its estimated labor hours and costs and determines the estimated gross profit or loss on each installation for each reporting period. If it is determined that total cost estimates are likely to exceed revenues, the Company accrues the estimated losses immediately. All amounts billed have been earned.

Multiple Element Arrangements

The majority of the Company’s revenue transactions do not have multiple elements. However, on occasion, the Company enters into revenue transactions that have multiple elements. These may include different combinations of products or monitoring services that are included in a single billable rate. These products or monitoring services are delivered over time as the customer utilizes the Company's services. For revenue arrangements that have multiple elements, the Company considers whether the delivered devices have standalone value to the customer, there is objective and reliable evidence of the fair value of the undelivered monitoring services, which is generally determined by surveying the price of competitors’ comparable monitoring services, and the customer does not have a general right of return. Based on these criteria, the Company recognizes revenue from the sale of devices separately from the monitoring services provided to the customer as the products or monitoring services are delivered.

Other Matters

The Company considers an arrangement with payment terms longer than the Company’s normal terms not to be fixed or determinable, and revenue is recognized when the fee becomes due. Normal payment terms for the sale of monitoring services and products are due upon receipt to 30 days. The Company sells its devices and services directly to end users and to distributors. Distributors do not have general rights of return. Also, distributors have no price protection or stock protection rights with respect to devices sold to them by the Company. Generally, title and risk of loss pass to the buyer upon delivery of the devices.

The Company estimates its product returns based on historical experience and maintains an allowance for estimated returns, which is recorded as a reduction to accounts receivable and revenue.

Shipping and handling fees charged to customers are included as part of net revenues. The related freight costs and supplies directly associated with shipping products to customers are included as a component of cost of revenues.

Geographical Information

The Company recognized revenues from international sources from its products and monitoring services. Revenues are attributed to the geographic areas based on the location of the customers purchasing and leasing the products. The revenues recognized by geographic area for the fiscal years ended September 30, 2014 and 2013, are as follows:
	Fiscal Years Ended
	September 30,
	2014	2013
United States of America	$9,268,430	$7,179,043
Latin American countries	-	5,252,960
Caribbean countries and commonwealths	2,933,794	3,136,908
Other foreign countries	59,974	72,151
Total	$12,262,198	$15,641,062

The long-lived assets, net of accumulated depreciation and amortization, used in the generation of revenues by geographic area as of September 30, 2014 and 2013, were as follows:

	Net Property and Equipment		Net Monitoring Equipment
	2014	2013	2014	2013
United States of America	$611,095	$318,201	$1,645,137	$878,823
Latin American countries	1,168,406	-	237,667	-
Caribbean countries and commonwealths	-	-	-	351,138
Other foreign countries	80,746	-	31,862	6,735
Total	$1,860,247	$318,201	$1,914,666	$1,236,696

Research and Development Costs

All expenditures for research and development are charged to expense as incurred. These expenditures in 2014 and 2013 were to further develop our TrackerPAL and ReliAlert portfolio of products and services, as well as other research and development costs incurred by a new subsidiary acquired during fiscal year 2014. For the fiscal years ended September 30, 2014 and 2013, research and development expenses were $1,605,662 and $987,934, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the fiscal years ended September 30, 2014 and 2013 was $60,505 and $30,782, respectively.

Stock-Based Compensation

The Company recognizes compensation expense for stock-based awards expected to vest on a straight-line basis over the requisite service period of the award based on their grant date fair value. The Company estimates the fair value of stock options using a Black-Scholes option pricing model which requires management to make estimates for certain assumptions regarding risk-free interest rate, expected life of options, expected volatility of stock and expected dividend yield of stock.

Income Taxes

The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary.

The tax effects from uncertain tax positions can be recognized in the financial statements, provided the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized, upon ultimate settlement with the relevant tax authority. The Company applied the foregoing accounting standard to all of its tax positions for which the statute of limitations remained open as of the date of the accompanying consolidated financial statements.

The Company’s policy is to recognize interest and penalties related to income tax issues as components of other noninterest expense. As of September 30, 2014 and September 30, 2013, the Company did not record a liability for uncertain tax positions.

Net Loss Per Common Share

Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period.

Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss attributable to common stockholders by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Common share equivalents consist of shares issuable upon the exercise of options and warrnats to purchase shares of the Company's Common Stock, par value $0.0001 per share (“Common Stock”), and shares issuable upon conversion of preferred stock. As of September 30, 2014 and 2013, there were 347,251 and 604,006 outstanding common share equivalents, respectively, that were not included in the computation of diluted net loss per common share as their effect would be anti-dilutive. The Common Stock equivalents outstanding as of September 30, 2014 and 2013 consisted of the following:

	2014	2013

Conversion of Series D Preferred stock	-	14,040
Exercise of outstanding Common Stock options and warrants	305,251	427,966
Exercise and conversion of outstanding Series D Preferred stock warrants	42,000	162,000
Total Common Stock equivalents	347,251	604,006

Recent Accounting Pronouncements

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which addresses the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, similar tax loss, or tax credit carryforward exists. This guidance requires the netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. ASU 2013-11 will be effective for us beginning in the first quarter of fiscal 2014. Early adoption is permitted. Since ASU 2013-11 only impacts financial statement disclosure requirements for unrecognized tax benefits, the Company does not expect the adoption of the guidance to have a material impact on the Company's consolidated financial statements.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers, which supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP. The standard is effective for annual periods beginning after December 15, 2016, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our consolidated financial statements and have not yet determined the method by which we will adopt the standard.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard sets forth management’s responsibility to evaluate, each reporting period, whether there is substantial doubt about our ability to continue as a going concern, and if so, to provide related footnote disclosures. The standard is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. We are currently evaluating this new standard and after adoption, we will incorporate this guidance in our assessment of going concern.

(3)	Acquisitions

On March 12, 2014, the Company entered into a Share Purchase Agreement (the “SPA”) to purchase from Eli Sabag, an individual resident of the State of Israel (“Seller”), all of the issued and outstanding shares (“Shares”) of GPS Global Tracking and Surveillance System Ltd., a company formed under the laws of and operating in the State of Israel (“GPS Global”). The SPA contained customary representations and warranties and covenants, including provisions for indemnification, subject to the limitations described in the SPA. Subsequent to the closing, the Seller and certain key employees of GPS Global entered into employment agreements and continue to operate GPS Global. The SPA also granted the Seller the right for a three-year period following the closing, to nominate one director to serve on the Registrant’s board and on GPS Global’s board of directors. The closing of the transaction, which occurred on April 1, 2014, was subject to customary closing conditions.

The purchase price for the Shares was $7,811,404, payable in cash and shares of Registrant’s Common Stock as follows:

●	Cash to Seller of $311,404 at the closing;

●	Shares of Registrant’s Common Stock valued at $7,500,000, delivered to Seller as follows:

●	Common Stock valued at $1,600,000 delivered to Seller at the closing.

●
Common Stock valued at $2,900,000, delivered to an escrow agent (“Bank”) to be released by Bank to Seller after six months from the closing, conditioned upon Registrant’s verification that GPS Global’s global positioning satellite (“GPS”) products (the “Devices”) meet expected operating specifications;

●
Common Stock valued at $1,000,000, the number of shares to be determined by dividing $1,000,000 by the weighted average closing price of the Registrant’s Common Stock for the 60 consecutive trading days preceding the third business day prior to release of such shares, to be issued to Seller by Registrant within 30 days of certification that GPS Global has sold or leased a minimum of 1,500 of its Devices under revenue-generating contracts; and

●
Common Stock valued at $2,000,000, the number of shares to be determined by dividing $2,000,000 by the weighted average closing price of the Registrant’s Common Stock for the 60 consecutive trading days preceding the third business day prior to release of such shares, to be issued to Seller by Registrant within 30 days of certification that GPS Global has sold or leased a minimum of 2,500 of its Devices under revenue-generating contracts, in addition to the 1,500 Devices previously mentioned (i.e., a minimum of 4,000 Devices sold or leased).

As described above, shares of Common Stock valued at $3,000,000 may be payable based on sales of the GPS devices sold or leased. Management determined that it was probable that sales of GPS devices would exceed the number of units specified in the SPA, and has therefore, recognized a Stock Payable liability for the entire $3,000,000 value of common shares payable.

The total purchase price for the GPS Global acquisition was allocated to the net tangible and intangible assets based upon their fair values as of March 31, 2014 as set forth below. The excess of the purchase price over the net assets was recorded as goodwill. Goodwill recognized from this acquisition is not tax deductible. This acquisition provided the Company with additional research and development capabilities and enhanced technology which are expected to benefit current and future products.

The following table summarizes the fair values of the assets and liabilities assumed at the acquisition date (in thousands).

(000's)
Purchase Price	$7,811
Current assets	217
Inventory	17
Property and equipment	47
Monitoring equipment	48
Other non-current assets	21
Intangible assets	4,856
Tradename	192
Accounts payable and accrued expenses	(215)
Loan payable	(753)
Goodwill	3,381
Total fair value of assets acquired	$7,811

On June 2, 2014, the Company entered into a Stock Purchase Agreement (the “Emerge SPA”) to purchase from BFC Surety Group, Inc. all of the issued and outstanding shares and equity interests of Emerge Monitoring, Inc., a Florida corporation (“Emerge”), which is the direct owner of all of the issued and outstanding equity interests of Emerge Monitoring II, LLC, a Florida limited liability company and wholly-owned subsidiary of Emerge (“Emerge LLC”), and a majority (65%) of the equity interest of Integrated Monitoring Systems, LLC, a Colorado limited liability company and subsidiary of Emerge LLC. The Emerge SPA contains customary representations and warranties and covenants, including provisions for indemnification, subject to the limitations described in the Emerge SPA. Certain key employees of the acquired entities continued to operate the acquired entities following the closing. During June 2014, the Company also committed to purchase the remaining 35% minority equity interest of Integrated Monitoring Systems, LLC. This purchase occurred during July 2014.

The purchase price for the Emerge acquisition was $7,739,167, all of which was paid in cash. The total purchase price for the Emerge acquisition was allocated to the net tangible and intangible assets based upon their fair values as of June 1, 2014 as set forth below. The excess of the purchase price over the net assets was recorded as goodwill. Goodwill recognized as a result of this acquisition is fully deductible for tax purposes. This acquisition provided the Company with significant customer relationships, an experienced sales and management team and additional alcohol monitoring product offerings.

The following table summarizes the fair values of the assets and liabilities assumed at the acquisition date (in thousands).

Inventory	$451
Property and equipment	227
Other assets	109
Developed technology	1,600
Customer contracts/relationships	1,860
Tradename/Trademarks	110
Liabilities	30
Goodwill	3,382
Total fair value of assets acquired	$7,739

Subsequent to September 30, 2014, the Company entered into a share purchase agreement (“G2 Agreement”) with Track Group Analytics Limited, a company formed under the laws of the providence of Nova Scotia (“G2”), all issued and outstanding shares and equity interests of G2 for an aggregate purchase price of up to CAD$4.6 million, of which CAD$2.0 million was paid in cash to the Shareholders at closing. See Note 14, “Subsequent Events” below for a more detailed description of the G2 acquisition. As of the date that these consolidated financial statements were issued, the Company was in the process of determining the value of assets and liabilities acquired in connection to this acquisition.

Summary of Pro-forma Information (Unaudited)

The pro-forma information below for the year ended September 30, 2014 and 2013 gives effect to the acquisitions as if they had occurred on October 1, 2012. The pro-forma financial information is not necessarily indicative of the results of operations if the acquisitions had been effective as of this date.

	For the Year Ended
	September 30,
	Unaudited
	2014	2013

Revenues	16,445,410	18,668,162
Loss from operations	(8,617,692)	(2,388,277)
Net loss attributable to the Company	(8,924,681)	(19,413,822)
Basic income per share	(1.11)	(3.80)
Diluted income per share	(1.11)	(3.80)
Net loss attributable to common shareholders	(8,939,266)	(20,456,519)
Basic income per share	(0.88)	(4.00)
Diluted income per share	(0.88)	(4.00)

(4)	Accrued Expenses

Accrued expenses consisted of the following as of September 30, 2014 and 2013:

	2014	2013
Accrued royalties	$-	$714,400
Accrued payroll, taxes and employee benefits	822,847	473,179
Accrued consulting	267,300	317,300
Accrued taxes - foreign and domestic	203,941	262,880
Accrued settlement costs	52,000	76,000
Accrued board of directors fees	120,000	68,090
Accrued other expenses	374,298	65,903
Accrued legal costs	6,454	57,001
Accrued cellular costs	25,000	55,000
Accrued outside services	23,562	33,022
Accrued warranty and manufacturing costs	14,031	30,622
Accrued interest	504,124	27,394
Total accrued expenses	$2,413,557	$2,180,791

(5)	Certain Relationships and Related Transactions

The Company entered into certain transactions with related parties during the fiscal years ended September 30, 2014 and 2013. These transactions consist mainly of financing transactions and service agreements. Transactions with related parties are reviewed and approved by the independent and disinterested members of the Board of Directors.

Royalty Agreement

On August 4, 2011, with an effective date of July 1, 2011, we entered into an agreement (the “Royalty Agreement”) with Borinquen Container Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Borinquen”) to purchase Borinquen’s wholly-owned subsidiary, International Surveillance Services Corporation, a Puerto Rico corporation (“ISS”) in consideration of 310,000 shares of our Common Stock, valued at the market price on the date of the Royalty Agreement at $16.40 per share, or $5,084,000. We also agreed to pay to Borinquen quarterly royalty payments in an amount equal to 20% of our net revenues from the sale or lease of our monitoring devices and monitoring services within a territory comprised of South and Central America, the Caribbean, Spain and Portugal, for a term of 20 years. On February 1, 2013, we redeemed and terminated this royalty obligation in February 2013 for a total cost of $13.0 million using the proceeds of a $16.7 million loan from a related party, Sapinda Asia Limited (“Sapinda Asia”). In addition to the $13.0 million used to terminate the Royalty Agreement, we used the remaining $3.7 million as operating capital during the 2013 fiscal year. During the fiscal year ended September 30, 2013, the Company recorded a debt discount of $14,296,296 which was recorded as interest expense to account for a beneficial conversion feature in connection with the Loan. Additionally, $605,281 of interest expense was recorded during the fiscal year ended 2013 to record accretion of debt discount. On September 30, 2013, Sapinda Asia converted all outstanding principal and interest in connection with the Loan in the amount of $17,576,627 into 3,905,917 shares of Common Stock at a rate of $4.50 per share.

Revolving Loan Agreement

On February 1, 2013, the Company entered into a revolving loan agreement with Sapinda Asia (the “Revolving Loan”). Under this arrangement, the Company may borrow up to $1,200,000 at an interest rate of 3% per annum for unused funds and 10% per annum for borrowed funds. As of September 30, 2013, no advances have been made under this loan and the Company had accrued $23,868 in interest liability on the Revolving Loan. On October 24, 2013, the Company drew down the full $1,200,000 for use in a performance bond as required under a contract with an international customer.The loan initially matured in June 2014; however, the note was extended and now matures in December 2015.

Related-Party Promissory Note

On November 19, 2013, the Company borrowed $1,500,000 from Sapinda Asia, a significant shareholder. The unsecured note bears interest at a rate of 8% per annum and initially matured on November 18, 2014. The note initially matured in November 2014. However, the maturity date of the note was subsequently extended to November 2015. As of September 30, 2014, the Company owed $1,500,000 of principal and $43,726 of accrued interest on the note.

Related-Party Service Agreement

During the fiscal year ended September 30, 2013, the Company entered into an agreement with Paranet Solutions, LLC to provide the following primary services: (i) procurement of hardware and software necessary to ensure that vital databases are available in the event of a disaster (backup and disaster recovery system); and (ii) providing the security of all data and the integrity of such data against all loss of data, misappropriation of data by Paranet, its employees and affiliates. David S. Boone, a director and member of the Company’s Executive Committee, was the Chief Executive Officer of Paranet until August 2014.

As consideration for these services, the Company agreed to pay Paranet $4,500 per month. The arrangement can be terminated by either party for any reason upon ninety (90) days written notice to the other party. During the years ended September 30, 2014 and 2013, the Company paid Paranet $461,223 and $8,552, respectively.

Related-Party Loan

During the fiscal year ended 2012, the Company borrowed $500,000 from a former officer. During the fiscal year ended September 30, 2013, the Company established terms for this loan which created a debt discount of $500,000 which was immediately recorded as interest expense to account for a beneficial conversion feature to reflect an adjustment in the conversion rate from $11.00 to $4.50 to equal the conversion rate of the Loan to redeem the royalty. During fiscal year 2013, this debt was converted into 111,112 shares of Common Stock.

Related-Party Convertible Debenture #1

During the fiscal year ended 2012, the Company borrowed $500,000 from a director with an interest rate of 8% per annum. The debenture was to mature on December 17, 2012 and secured by the domestic patents of the Company. During the fiscal year ended September 30, 2013, the debenture was convertible at $4.50 which created a beneficial conversion feature discount of $110,556 which was to be amortized over the term of the loan, but was accelerated upon the conversion of the debenture into 117,784 shares of Common Stock.

Related-Party Convertible Debenture #2

During the fiscal year ended 2012, the Company borrowed $2,000,000 from a significant shareholder with an interest rate of 8 percent per annum. The debenture was to mature on December 17, 2012 and secured by the domestic patents of the Company. During the fiscal year ended September 30, 2013, the debenture was convertible at $4.50 which created a beneficial conversion feature discount of $442,222, which was to be amortized over the term of the loan, but was accelerated upon the conversion of the debenture into 472,548 shares of Common Stock.

Facility Agreement

On January 3, 2014, we entered into an unsecured Facility Agreement with Tetra House Pte. Ltd., a related-party entity, controlled by our Chairman, Guy Dubois. Under this agreement, we may borrow up to $25,000,000 for working capital and acquisitions purposes. The loan bears interest at a rate of 8% per annum, payable in arrears semi-annually, with all principal and accrued and unpaid interest due on January 3, 2016. In addition, we agreed to pay Tetra House an arrangement fee equal to 3% of the aggregate maximum amount under the loan. On January 14, 2014 Tetra House assigned the Facility Agreement to Conrent Invest S.A. Since January 3, 2014, we have borrowed $25,000,000 under the Facility Agreement. The borrowed funds have been used for acquisitions and for general corporate purposes. The Facility Agreement was reviewed and approved by disinterested and independent members of the Board of Directors, David S. Boone, Winfried Kunz, Dan L. Mabey and George F. Schmitt.

Additional Related-Party Transactions and Summary of All Related-Party Obligations

	2014	2013
Loan from a significant shareholder with an interest rate of 8% per annum. Principal and interest due at maturity on December 30, 2015.	$1,200,000	$-
Promissory note with a significant shareholder with an interest rate of 8% per annum. Principal and interest due at maturity on November 19, 2015.	1,500,000	-
Convertible debenture of $16,700,000 from a significant shareholder with an interest rate of 8% per annum. On September 30, 2013, $16,640,000 plus accrued interest of $936,627 was converted into 3,905,917 shares of Common Stock and in October 2013, the Company paid $60,000 in cash to pay off the debenture.	-	60,000

Total related-party debt obligations	2,700,000	60,000
Less current portion	-	(60,000)
Long-term debt, net of current portion	$2,700,000	$-

(6) Debt Obligations

Debt obligations as of September 30, 2014 and 2013, consisted of the following:

	September 30,	September 30,
	2014	2013
Unsecured facility agreement with an entity whereby the Company may borrow up to $25 million bearing interest at a rate of 8% per annum, payable in arrears semi-annually, with all principal and accrued and unpaid interest due on January 3, 2016. A $750,000 origination fee or 3% on the total amount under the agreement was paid and recorded as a debt discount and will be amortized as interest expense over the term of the loan. As of September 30, 2014, the remaining debt discount was $468,750.	$24,531,250	$-
The Company entered into an agreement whereby the Company was granted a non-exclusive, irrevocable, perpetual and royalty-free license to certain patents with an entity. The Company agreed to pay $4,500,000 over two years or $187,500 per month through February 2016.	3,187,500	-
Note issued in connection with the acquisition of a subsidiary and matures in December 2014.	9,630	64,111
Capital leases with effective interest rates that range between 8.51% and 17.44%. Leases mature between June 2015 and November 2015. $154,410 was assumed through the sale of Midwest Monitoring & Surveillance, Inc. to its former owners.	46,021	59,266
Automobile loan with a financial institution secured by the vehicle. Interest rate is 7.06%, due June 2014. This loan was paid off in February 2014	-	5,306
Related notes payable for $1.5 million and $1.2 million, due December 31, 2015 and November 19, 2015, respectively	2,700,000	-
Total debt obligations	30,474,401	128,683
Less current portion	(1,906,040)	(88,095)
Long-term portion of related party debt	(2,700,000)	-
Long-term debt, net of current portion	$25,868,361	$(40,588)

The following table summarizes the Company’s future maturities of debt and related party obligations as of September 30, 2014:

Fiscal Year	Total
2015	$1,906,040
2016	28,548,192
2017	4,444
2018	4,450
2019 & thereafter	11,275

Total	$30,474,401

The following table summarizes the Company’s capital lease obligations included in the schedules of debt and debt obligations above as of September 30, 2014:

Fiscal Year	Total
2015	$21,409
2016	4,442
2017	4,444
2018	4,450
Thereafter	11,275
Total minimum lease payments	46,020
Less: amount representing interest	(10,351)
Present value of net minimum lease payments	35,669
Less: current portion	(4,440)
Obligation under capital leases - long-term	$31,229

As of September 30, 2014 and 2013, the Company had total capital lease obligations of $35,669 and $59,266, the current portion being $4,440 and $31,576, respectively. At September 30, 2014 and 2013, accumulated amortization of assets under capital lease was $55,473 and $40,932, respectively.

(7) Preferred Stock

The Company is authorized to issue up to 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company's Board of Directors has the authority to amend the Company's Articles of Incorporation, without further shareholder approval, to designate and determine, in whole or in part, the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock.

Series D Convertible Preferred Stock

The Company has designated 85,000 shares of its stock as Series D Preferred stock (“Series D Preferred”). During the year ended September 30, 2014 and 2013, the Company did not issue any additional new shares of Series D Preferred, however the Company exchanged 207 shares of Series D Preferred for 16,907 shares of Common Stock. Additionally, the Company repurchased 261 shares of Series D Preferred for $312,008 during the year ended September 30, 2014. As a result of these transactions, there were no shares of Series D Preferred outstanding at September 30, 2014.

Dividends

The Series D Preferred is entitled to dividends at the rate equal to 8% per annum calculated on the purchase amount actually paid for the shares or amount of debt converted. The dividend is payable in cash or shares of Common Stock at the sole discretion of the Board of Directors. If a dividend is paid in shares of Common Stock of the Company, the number of shares to be issued is based on the average per share market price of the Common Stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be). Dividends are payable quarterly, no later than 30 days following the end of the accrual period.

During the year ended September 30, 2014 and 2013, the Company issued 1,249 and 181,832 shares of Common Stock to pay $24,012 and $1,663,997 of accrued dividends on the Series D Preferred earned during the nine months ended March 31, 2014 and 2013, respectively.

Convertibility

Each share of Series D Preferred stock may be converted into thirty (30) shares of Common Stock, commencing 90 days after the date of issue. During the year ended September 30, 2014 and 2013, 207 and 48,295 shares of Series D Preferred were converted into 16,907 and 1,894,283 shares of Common Stock, respectively. As of September 30, 2014, there were no shares of Series D Preferred outstanding.

Redemption

On January 16, 2014, the Company sent out notices to Series D Preferred shareholders regarding the Company’s election under the Amended and Restated Designation of the Rights and Preferences to redeem 261 shares of Series D Preferred stock at 120% of the aggregate original investment of $260,007 through the payment of cash totaling $312,008. The redemption date was February 13, 2014.

Series D Preferred Stock Warrants

As of September 30, 2014, 42,000 warrants to purchase Series D Preferred stock at an exercise price of $16.67 per share were issued and outstanding. During the fiscal years ended September 30, 2014 and 2013, no shares of Series D Preferred or warrants were issued or exercised.

(8)	Common Stock

Authorized Shares

The Company held an Annual Shareholders meeting on February 28, 2013, at which time the shareholders approved a reverse stock split at a ratio of 200 for 1 and reduced the total authorized shares of Common Stock to 15,000,000 shares. The retroactive effect of the reverse stock split has been reflected throughout these financial statements.

Common Stock Issuances

During the fiscal year ended September 30, 2014, the Company issued 287,627 shares of Common Stock. Of these shares, 16,907 shares were issued upon conversion of 207 shares of Series D Preferred; 15,343 shares were issued for services rendered to the Company valued at $243,018; 236,469 shares valued at $4,500,000 were issued in connection with the acquisition of a subsidiary; 10,646 shares valued at $8,000 were issued upon the exercise of options and warrants; 1,252 shares were issued to pay dividends from Series D Preferred of $24,012; and 7,010 shares were issued to pay Board of Director fees of $127,500.

During the fiscal year ended September 30, 2013, the Company issued 6,709,021 shares of Common Stock. Of these shares, 1,894,283 shares were issued upon conversion of 48,295 shares of Series D Preferred; 21,884 shares were issued for services rendered to the Company valued at $141,758; 4,607,361 shares were issued in connection with debt and accrued interest of $20,733,119; 181,832 shares were issued to pay dividends from Series D Preferred of $1,663,997; and 3,661 shares were issued to pay Board of Director fees of $47,500.

(9)	Stock Options and Warrants

Stock Incentive Plan

At the annual meeting of shareholders on December 21, 2011, the shareholders approved the 2012 Equity Compensation Plan (the “2012 Plan”), which had previously been adopted by the Board of Directors of the Company. The 2012 Plan provides for the grant of incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards to employees and certain non-employees who have important relationships with the Company. A total of 90,000 shares are authorized for issuance pursuant to awards granted under the 2012 Plan. During the fiscal years ended September 30, 2014 and 2013, there were no options were issued under this 2012 Plan. During the year ended September 30, 2014, we issued 8,787 shares of Common Stock under this plan. As of September 30, 2014, 44,657 shares of Common Stock were available for future grants under the 2012 Plan.

All Options and Warrants

During the fiscal year ended September 30, 2014, the Company granted 69,356 warrants to members of its Board of Directors, valued at $391,578. The Company also granted 15,000 warrants to an employee valued at $76,880. As of September 30, 2014, $200,218 of compensation expense associated with unvested stock options and warrants issued previously to members of the Board of Directors will be recognized over the next year.

During the fiscal year ended September 30, 2013, the Company granted 143,937 warrants to members of its Board of Directors, valued at $701,062. As of September 30, 2013, $154,378 of compensation expense associated with unvested stock options and warrants issued previously to members of the Board of Directors will be recognized over the next year.

The following are the weighted-average assumptions used for options granted during the fiscal years ended September 30, 2014 and 2013 using the Black-Scholes model, respectively:

	Fiscal Years Ended
	September 30,
	2014	2013
Expected cash dividend yield	-	-
Expected stock price volatility	0%	108%
Risk-free interest rate	0.65%	0.18%
Expected life of options	1.05 Years	1.38 Years

The fair value of each stock option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The expected life of stock options and warrants represents the period of time that the stock options or warrants are expected to be outstanding based on the simplified method allowed under GAAP. The expected volatility is based on the historical price volatility of the Company’s Common Stock. In fiscal year 2013, the Company changed from a daily to weekly volatility. The risk-free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options and warrants. The dividend yield represents the Company’s anticipated cash dividends over the expected life of the stock option and warrants.

A summary of the compensation-based options and warrants activity for the fiscal years ended September 30, 2014 and 2013 is presented below:

	Shares Under Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding as of September 30, 2012	336,782	$28.00
Granted	143,937	$11.18
Expired	(52,754)	$76.97

Outstanding as of September 30, 2013	427,965	$16.12
Granted	84,356	$18.04
Expired	(141,177)	$17.50
Exercised	(65,893)	$18.04

Outstanding as of September 30, 2014	305,251	$15.71	1.05 years	$487,402
Exercisable as of September 30, 2014	270,867	$15.49	0.97 years	$487,402

The fiscal year end intrinsic values are based on a September 30, 2014 closing price of $14.70 per share. The intrinsic value of options and warrants exercised during the year ended September 30, 2014 was $191,916.

(10) Income Taxes

The Company recognizes deferred income tax assets or liabilities for the expected future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred income tax assets or liabilities are determined based upon the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to apply when the differences are expected to be settled or realized. Deferred income tax assets are reviewed periodically for recoverability and valuation allowances are provided as necessary. Interest and penalties related to income tax liabilities, when incurred, are classified in interest expense and income tax provision, respectively.

For the fiscal years ended September 30, 2014 and 2013, the Company incurred net losses for income tax purposes of $8,419,359 and $3,427,372, respectively. The amount and ultimate realization of the benefits from the net operating losses is dependent, in part, upon the tax laws in effect, the Company's future earnings, and other future events, the effects of which cannot be determined. The Company has established a valuation allowance for all deferred income tax assets not offset by deferred income tax liabilities due to the uncertainty of their realization. Accordingly, there is no benefit for income taxes in the accompanying statements of operations.

At September 30, 2014, the Company had net carryforwards available to offset future taxable income of approximately $203,000,000 which will begin to expire in 2020. The utilization of the net loss carryforwards is dependent upon the tax laws in effect at the time the net operating loss carryforwards can be utilized. The Internal Revenue Code contains provisions that likely could reduce or limit the availability and utilization of these net operating loss carryforwards. As part of a debt conversion to Common Stock on September 30, 2013 the Company believes a Section 382 ownership change occurred. In general, a Section 382 ownership change occurs if there is a cumulative change in ownership by “5%” shareholders (as defined in the Internal Revenue Code of 1986, as amended) that exceeds 50 percentage points over a rolling three-year period. An ownership change generally affects the rate at which NOLs and potentially other deferred tax assets are permitted to offset future taxable income. Of our federal NOL amount as of September 30, 2014, approximately $66,000,000 is subject to an annual Section 382 limitation of approximately $6,200,000 per year due to the ownership change. Since the Company maintains a full valuation allowance on all of its U.S. and state deferred tax assets, the impact of the ownership change on the future realizability of its U.S. and state deferred tax assets did not result in an impact to our provision for income taxes for the year ended September 30, 2014, or on the Company’s net deferred tax asset as of September 30, 2014.

The deferred income tax assets (liabilities) were comprised of the following for the periods indicated:

	Fiscal Years Ended
	September 30,
	2014	2013
Net loss carryforwards	$50,933,000	$72,208,000
Accruals and reserves	281,000	1,562,000
Contributions	8,000	8,000
Depreciation	79,000	42,000
Stock-based compensation	5,980,000	5,880,000
Valuation allowance	(57,282,000)	(79,700,000)
Customer advances	1,000	-
Total	$-	$-

Reconciliations between the benefit for income taxes at the federal statutory income tax rate and the Company's benefit for income taxes for the years ended September 30, 2014 and 2013 are as follows:

	Fiscal Years Ended
	September 30,
	2014	2013
Federal income tax benefit at statutory rate	$2,863,000	$6,091,000
State income tax benefit, net of federal income tax effect	278,000	591,000
Change in estimated tax rate and gain (loss) on non-deductible expenses	(5,000)	(5,556,000)
Loss of operating loss for IRC Sec 382 limitation	(24,738,000)	-
Loss of operating loss for entities sold	-	778,000
Change in valuation allowance	21,602,000	(348,000)
Benefit for income taxes	$-	$-

During the fiscal year ended September 30, 2013, the Company began recognizing revenues from international sources from its products and monitoring services. During the fiscal year ended September 30, 2013, the Company began recognizing a liability for value-added taxes which will be due upon collection. The liability for these value added taxes at September 30, 2014 was $74,184.

The Company’s open tax years for its federal and state income tax returns are for the tax years ended September 30, 2011 through September 30, 2014.

(11) Commitments and Contingencies

Legal Matters

Lazar Leybovich et al v. SecureAlert, Inc. On March 29, 2012, Lazar Leybovich, Dovie Leybovich and Ben Leybovich filed a complaint in the 11th Circuit Court in and for Miami-Dade County, Florida alleging breach of contract with regard to certain Stock Redemption Agreements. The complaint was subsequently withdrawn by the plaintiffs. An amended complaint was filed by the plaintiffs on November 15, 2012. The Company believes these allegations are inaccurate and intend to defend the case vigorously. No accrual for a potential loss has been made as management believes the probability of incurring a material loss is remote.

Christopher P. Baker v. SecureAlert, Inc. In February 2013, Mr. Baker filed suit against the Company in the Third Judicial District Court in and for Salt Lake County, State of Utah. Mr. Baker asserts that the Company breached a 2006 consulting agreement with him and claims damages of not less than $210,000. The Company disputes the plaintiff’s claims and will defend the case vigorously. No accrual for a potential loss has been made as management believes the probability of incurring a material loss is remote.

SecureAlert, Inc. v. Derrick Brooks and STOP, LLC. On February 21, 2014, the Company filed a complaint in the Third Judicial District Court, Salt Lake County, State of Utah, against Derrick Brooks and STOP, asserting claims for declaratory relief, breach of contract, tortious interference with prospective economic relations, tortious interference with contract, misappropriation of trade secrets, injurious falsehood/trade libel/business disparagement, defamation, respondeat superior, injunctive relief and punitive damages. On March 20, 2014, the Company entered into a settlement agreement with STOP and all of the claims between the Company and STOP in the litigation have been dismissed with prejudice. On April 9, 2014, Mr. Brooks filed an answer denying the Company’s claims and asserting counterclaims for constructive discharge, interference with contract, interference with prospective economic relations and blacklisting. On February 6, 2015 we entered into a settlement agreement with Mr. Brooks and all claims between us and Mr. Brooks and all counterclaims by Mr. Brooks have been dismissed.

Operating Lease Obligations

The following table summarizes the Company’s contractual obligations as of September 30, 2014:

Fiscal Year	Total

2015	$299,121
2016	269,149
2017	109,069
Thereafter	89,718

Total	$767,057

The total operating lease obligations of $767,057 consist of the following: $721,037 from facilities operating leases and $46,020 from equipment leases. During the years ended September 30, 2014 and 2013, the Company paid $381,156 and $350,073, in lease payment obligations, respectively.

Intellectual Property Settlement

In January 2010, the Company entered into an intellectual property settlement agreement with an entity whereby the Company agreed to begin paying the greater of a 6% royalty or $0.35 per activated device of monitoring revenues, subject to certain adjustments. The Company and other party disagree with the methodology used to calculate such royalty; litigation was filed by the Company in December 2013 to resolve the matter. During the year ended September 30, 2013, the Company negotiated a settlement of this litigation. Under the terms of the settlement, both parties restructured their relationship and provided reciprocal licenses for all patents listed in the settlement agreement effective January 29, 2010. In addition, each party provided the other with a reciprocal license for future patents awarded the respective party. The Company also agreed to pay the entity a total of $4,500,000 in 24 equal monthly installments of $187,500 in exchange for the granting of a non-exclusive, irrevocable, perpetual and royalty-free license to certain patents held by the entity.

Indemnification Agreements

The Company’s Bylaws require the Company to indemnify any individual who is made a party to a proceeding because the individual is or was a director or officer of the Company against any liability or expense incurred in connection with such proceeding to the extent allowed under the Utah Revised Business Corporation Act (the “UBCA”), if the Company has properly authorized indemnification under Section 16.10a-906 of the UBCA. Section 16-10a-906(2) of the UBCA requires that the Company determine, before granting indemnification, that: (i) the individual’s conduct was in good faith; (ii) the individual reasonably believed that the individual’s conduct was in, or not opposed to, the Company’s best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers and directors of the Company.

International Importation Audit

During the fiscal year ended September 30, 2013, the Company was notified that several international importation documents were selected to be audited by a taxing authority. The Company submitted documentation to comply with the country’s requirements; and the audit was finalized during the year ended September 30, 2014. The same international taxing authority selected additional importation documents to be audited for the year ended September 30, 2014 The Company has submitted documentation to comply with the country’s requirements. As of the date of this report, the audit results and potential penalties (if any) are uncertain.

(12) Discontinued Operations

SecureAlert entered into a Stock Purchase Agreement with certain of the former principals of its wholly-owned subsidiary, Midwest Monitoring & Surveillance, Inc. (“Midwest”) whereby they purchased from the Company all of the issued and outstanding capital stock of Midwest. The agreement was effective as of October 1, 2012. Additionally, the Company entered into a Stock Purchase Agreement to sell to a former principal all of the issued and outstanding stock of Court Programs Inc. (“Court Programs”), effective January 1, 2013. Midwest and Court Programs were components of the Company’s consolidated entity, and as a result of the sale of these entities, these financial statements include the applicable discontinued operations reporting treatment.

There were no assets and liabilities of Midwest and Court Programs reported as discontinued operations for the fiscal years ended September 30, 2014 and 2013, respectively.

The following is a summary of the operating results of discontinued operations for the fiscal years ended September 30, 2014 and 2013:

	2014	2013
Revenues	$-	$477,298
Cost of revenues	-	(163,487)
Gross profit	-	313,811
Selling, general and administrative expense	-	(319,976)
Loss from operations	-	(6,165)
Other expense	-	(295)
Net loss from discontinued operations	$-	$(6,460)
(13) Intangible Assets

The following table summarizes the activity of intangible assets for the years ended September 30, 2014 and 2013, respectively:

2014	Weighted Average Useful Life (yrs)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Patent & royalty agreements	7.99	$21,170,565	$(2,405,668)	$18,764,897
Developed technology	8.97	6,190,083	(318,054)	5,872,029
Customer relationships	7.7	1,860,000	(81,447)	1,778,553
Trade name	9.64	291,486	(13,725)	277,761
Website	3	50,386	-	50,386
Total		29,562,520	(2,818,894)	26,743,626

2013	Weighted Average Useful Life (yrs)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Patent & royalty agreements	5.86	$16,670,567	$(1,256,647)	$15,413,920
Total		16,670,567	(1,256,647)	15,413,920

The intangible assets summarized above were purchased on various dates from January 2010 through June 2014. The assets have useful lives ranging from six to ten years. Amortization expense for the years ended September 30, 2014 and 2013 was $1,563,416 and $929,108, respectively.

The following table summarizes the future maturities of amortization of intangible assets as of September 30, 2014:

Fiscal Year
2015	2,352,735
2016	2,352,735
2017	2,352,735
2018	2,388,505
2019	2,332,236
Thereafter	14,964,680
Total	26,743,626

Goodwill – During the year ended September 30, 2014, the Company recognized goodwill as a result of acquisitions discussed in the Acquisitions footnote. In accordance with accounting principles generally accepted in the United States of America the Company does not amortize goodwill. These principles require the Company to periodically perform tests for goodwill impairment, at least annually, or sooner if evidence of possible impairment arises. The Company evaluated the goodwill for impairment as of September 30, 2014. Based on the evaluation made, the Company concluded that no impairment of goodwill was necessary.

Goodwill, as of September 30 consisted of the following:

	September 30,
	2014	2013
Balance - beginning of year	$-	$-
Additions resulting from acquisitions:
Acquisition of GPS Global Tracking & Surveillance, Ltd.	3,381,000	-
Acquisition of Emerge Monitoring, Inc.	3,381,754	-
Foreign currency translation adjustment	(185,145)
Balance - end of year	6,577,609	-

(14) Subsequent Events

The Company evaluated subsequent events through the date the accompanying consolidated financial statements were issued. Subsequent to September 30, 2014, the following events occurred:

On November 26, 2014 (the “Closing Date”), the Company entered into a Share Purchase Agreement (the “G2 Agreement”) to purchase from the existing Shareholders of G2 all issued and outstanding shares and equity interests of G2 (collectively the “Shares”) for an aggregate purchase price of up to CAD$4.6 million (the “G2 Acquisition”), of which CAD$2.0 million was paid in cash to the Shareholders on the Closing Date. Pursuant to the terms and conditions of the Agreement, the remainder of the purchase price will be paid as follows: (i) CAD$600,000 will be paid to the Shareholders in shares of Common Stock of which one-half of the shares will be issued on the one-year anniversary of the Closing Date and the remaining one-half will be issued on the two-year anniversary of the Closing Date; and (ii) the remaining CAD$2.0 million will be paid to the Shareholders in shares of Common Stock periodically, over the course the two-year period beginning on the Closing Date, upon the achievement of certain milestones set forth in the G2 Agreement. The G2 Agreement also provides for customary representations, warranties and covenants, including provisions for indemnification, and is subject to customary closing conditions. Following the G2 Acquisition, G2’s executive leadership and employees will be integrated with the Company but will operate from G2’s existing offices in Halifax, Nova Scotia, Canada. The Company issued 38,499 shares of Common Stock subsequent to September 30, 2014 in connection to this acquisition. As of the date that these consolidated financial statements were issued, the Company was in the process of determining the value of assets and liabilities acquired in connection to this acquisition.

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

Assets	December 31, 2014(Unaudited)	September 30, 2014
Current assets:
Cash	$5,188,582	$11,101,822
Accounts receivable, net of allowance for doubtful accounts of $4,070,000, respectively	5,202,473	3,788,207
Notes receivable, current portion	281,631	273,964
Prepaid expenses and other current assets	1,007,068	1,226,054
Inventory, net of reserves of $225,900 and $223,500, respectively	1,434,515	1,248,264
Total current assets	13,114,269	17,638,311
Property and equipment, net of accumulated depreciation of $2,486,779 and $2,292,521, respectively	1,881,028	1,860,247
Monitoring equipment, net of accumulated amortization of $1,449,671 and $1,251,551, respectively	2,057,078	1,914,666
Intangible assets, net of accumulated amortization of $3,389,500 and $2,818,894, respectively	25,934,994	26,743,626
Goodwill	10,455,453	6,577,609
Other assets	3,739,925	3,150,428
Total assets	$57,182,747	$57,884,887

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,370,524	$1,995,607
Accrued liabilities	2,876,658	2,413,557
Current portion of long-term related-party debt	2,700,000	-
Current portion of long-term debt, net of discount of $9,529 and $375,370, respectively	4,917	1,906,040
Total current liabilities	6,952,099	6,315,204
Stock payable - acquisitions	4,771,000	3,000,000
Long-term portion of related party debt, net of current portion	-	2,700,000
Long-term portion of debt, net of current portion and discount of $375,000 and $93,750, respectively	27,640,886	25,868,361
Other long-term liabilities	88,840	85,275
Total liabilities	39,452,825	37,968,840

Stockholders’ equity:
Preferred stock:	-	-
Series D 8% dividend, convertible, voting, $0.0001 par value: 85,000 shares designated; 0 shares outstanding
Common stock, $0.0001 par value: 15,000,000 shares authorized; 10,131,629 and 10,093,130 shares outstanding, respectively	1,013	1,009
Additional paid-in capital	296,020,137	295,364,173
Accumulated other comprehensive loss	(898,832)	(271,954)
Accumulated deficit	(277,392,396)	(275,177,181)
Total equity	17,729,922	19,916,047
Total liabilities and stockholders’ equity	$57,182,747	$57,884,887

The accompanying notes are an integral part of these condensed consolidated statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended December 31,
	2014	2013
Revenues:
Products	$91,589	$65,611
Monitoring and other related services	4,529,030	2,593,683
Total revenues	4,620,619	2,659,294

Cost of revenues:
Products	21,357	62,721
Monitoring and other related services	1,968,730	1,261,108
Impairment of monitoring equipment and parts (Note 13)	55,080	75,000
Total cost of revenues	2,045,167	1,398,829

Gross profit	2,575,452	1,260,465

Operating expenses:
Selling, general and administrative expense	3,739,681	2,171,447
Research and development	464,178	319,570

Loss from continuing operations	(1,628,407)	(1,230,552)

Other income (expense):
Currency exchange rate gain (loss)	80,562	(7,035)
Interest income	11,450	11,223
Interest expense, net	(683,941)	(43,918)
Other income, net	5,121	89
Net loss from continuing operations	(2,215,215)	(1,270,193)

Dividends on Series D Preferred	-	(9,427)
Net loss attributable to common stockholders	$(2,215,215)	$(1,279,620)
Foreign currency translation adjustments	(626,878)	-
Comprehensive Loss	$(2,842,093)	$(1,279,620)
Net loss per common share, basic and diluted from continuing operations	$(0.22)	$(0.13)

Weighted average common shares outstanding, basic and diluted	10,108,000	9,808,000

The accompanying notes are an integral part of these condensed consolidated statements.

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended December 31
	2014	2013
Cash flows from operating activities:
Net Loss	$(2,215,215)	$(1,270,193)
Adjustments to reconcile net loss to net cash used and provided by in operating activities:
Depreciation and amortization	997,120	459,799
Vesting of stock options and warrants granted for services	75,082	71,250
Issuance of common stock for services	-	15,000
Amortization of debt discount	89,821	2,118
Issuance of warrants with related parties	-	53,946
Impairment of monitoring equipment and parts	55,080	75,000
Loss on disposal of monitoring equipment and parts	12,575	10,771
Change in assets and liabilities:
Accounts receivable, net	(2,041,899)	158,508
Notes receivable	(7,667)	37,403
Inventories	(403,794)	(63,498)
Prepaid expenses and other assets	(182,680)	(446,379)
Accounts payable	680,288	322,535
Accrued expenses	450,615	52,808
Deferred revenue	(10,792)	11
Net cash used in operating activities	(2,501,466)	(520,921)

Cash flow from investing activities:
Purchase of property and equipment	(2,317)	(62,082)
Purchase of monitoring equipment and parts	(837,014)	(750,189)
Cash paid for purchase of subsidiary and other investments	(1,937,902)	-
Cash deposit in escrow to secure international bond	-	(3,346,622)
Net cash used in investing activities	(2,777,233)	(4,158,893)

Cash flow from financing activities:
Borrowings on related-party notes payable	-	2,700,000
Proceeds from exercise of options and warrants	-	8,000
Principal payments on related party notes payable	-	(60,000)
Principal payments on notes payable	(598,251)	(24,336)
Net cash provided (used) by financing activities	(598,251)	2,623,664

Foreign currency translation adjustments	(36,290)	-
Net decrease in cash	(5,913,240)	(2,056,150)
Cash, beginning of period	11,101,822	3,382,428
Cash, end of period	$5,188,582	$1,326,278

SECUREALERT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited)

	Three Months Ended December 31,
	2014	2013
Cash paid for interest	$3,086	$7,519

Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock in connection with Series D Preferred stock dividends	-	9,427
Series D Preferred stock dividends earned	-	9,427
Issuance of common stock in connection with the acquisition of a subsidiary	580,886	-

The accompanying notes are an integral part of these condensed consolidated statements.

SECUREALERT, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1) BASIS OF PRESENTATION

The unaudited interim condensed consolidated financial information of SecureAlert, Inc., dba TrackGroup, and subsidiaries (collectively, the “Company”, “SecureAlert”, or “Track Group”) has been prepared in accordance with the Instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the Securities and Exchange Commission (“SEC”). Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying interim consolidated financial information contains all adjustments, consisting only of normal recurring adjustments necessary to present fairly the Company’s financial position as of December 31, 2014, and results of its operations for the three months ended December 31, 2014 and 2013. These financial statements should be read in conjunction with the annual consolidated financial statements and notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014. The results of operations for the three months ended December 31, 2014 may not be indicative of the results for the fiscal year ending September 30, 2015.

(2) PRINCIPLES OF CONSOLIDATION

The condensed consolidated financial statements include the accounts of SecureAlert and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

(3) RECENTLY ISSUED ACCOUNTING STANDARDS

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies, which are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an Accounting Standard Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” This ASU includes a five-step process by which entities will recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration to which an entity expects to be entitled to in exchange for those goods or services. The standard also will require enhanced disclosures to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The ASU is effective for annual and interim reporting periods beginning after December 15, 2016, with early adoption prohibited. We are currently evaluating the impact this ASU will have on our consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This standard sets forth management’s responsibility to evaluate, each reporting period, whether there is substantial doubt about our ability to continue as a going concern, and if so, to provide related footnote disclosures. The standard is effective for annual reporting periods ending after December 15, 2016 and interim periods within annual periods beginning after December 15, 2016. We are currently evaluating this new standard and after adoption, we will incorporate this guidance in our assessment of going concern.

(4) IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews its long-lived assets for impairment when events or changes in circumstances indicate that the book value of an asset may not be recoverable and in the case of goodwill, at least annually. The Company evaluates whether events and circumstances have occurred which indicate possible impairment as of each balance sheet date. If the carrying amount of an asset exceeds its fair value, an impairment charge is recognized for the amount by which the carrying amount exceeds the estimated fair value of the asset. Impairment of long-lived assets is assessed at the lowest levels for which there is an identifiable fair value that is independent of other groups of assets. The Company recorded $55,080 and $75,000 of impairment expenses related to monitoring equipment for the three months ended December 31, 2014 and 2013, respectively.

(5) BUSINESS COMBINATIONS

The Company accounts for its business acquisitions under the acquisition method of accounting as indicated in ASC 805, Business Combinations, which requires the acquiring entity in a business combination to recognize the fair value of all assets acquired, liabilities assumed, and any non-controlling interest in the acquiree; and establishes the acquisition date as the fair value measurement point. Accordingly, the Company recognizes assets acquired and liabilities assumed in business combinations, including contingent assets and liabilities and non-controlling interest in the acquiree, based on fair value estimates as of the date of acquisition. In accordance with ASC 805, the Company recognizes and measures goodwill as of the acquisition date, as the excess of the fair value of the consideration paid over the fair value of the identified net assets acquired.

Acquired Assets and Assumed Liabilities

Pursuant to ASC No. 805-10-25, if the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, but during the allowed measurement period not to exceed one year from the acquisition date, the Company retrospectively adjusts the provisional amounts recognized at the acquisition date, by means of adjusting the amount recognized for goodwill.

Contingent Consideration

In certain acquisitions, the Company agrees to pay additional amounts to sellers contingent upon achievement by the acquired businesses of certain negotiated future goals, such as targeted earnings levels. The Company records contingent consideration based on its estimated fair value as of the date of the acquisition. The Company evaluates and adjusts the value of contingent consideration, if necessary, at each reporting period based on the progress toward and likely achievement of certain targets on which issuance of the contingent consideration is based. Any differences between the acquisition-date fair value and the changes in fair value of the contingent consideration subsequent to the acquisition date are recognized in current period earnings until the arrangement is settled.

(6) ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The Chilean Peso, New Israeli Shekel and the Canadian Dollar are used as functional currencies of the operating subsidiaries: (i) Track Group Chile SpA; (ii) Track Group International Ltd.; and (iii) Track Group Analytics Limited, respectively. The balance sheets of all subsidiaries have been converted into United States Dollars (USD) at the exchange rate prevailing at December 31, 2014. Comprehensive loss includes net loss as currently reported under U.S. GAAP and other comprehensive loss. Other comprehensive loss considers the effects of additional economic events, such as foreign currency translation adjustments, that are not required to be recorded in determining net loss, but rather are reported as a separate component of stockholders’ equity.

(7) GEOGRAPHIC INFORMATION

During the three months ended December 31, 2014, the Company recognized revenues from international sources from its products and monitoring services. Revenues are attributed to the geographic areas based on the location of the customers purchasing and leasing the products and services. The revenues recognized by geographic area for the three months ended December 31, 2014 and 2013, are as follows:

	Three Months Ended December 31,
	2014	2013
United States of America	$3,364,318	$1,884,164
Latin American countries	432,929	-
Caribbean countries and commonwealths	763,736	756,678
Other foreign countries	59,236	18,452
Total	$4,620,219	$2,659,294

The long-lived assets, net of accumulated depreciation, used in the generation of revenues by geographic area as of December 31, 2014 and September 30, 2014, were as follows:

	Net Property and Equipment		Net Monitoring Equipment
	December 31, 2014	September 30, 2014	December 31, 2014	September 30, 2014
United States of America	$568,127	$611,095	$1,406,581	$1,645,137
Latin American countries	1,200,687	1,168,406	626,628	237,667
Caribbean countries and commonwealths	-	-	-	-
Other foreign countries	112,214	80,746	23,869	31,862
Total	$1,881,028	$1,860,247	$2,057,078	$1,914,666

(8) NET LOSS PER COMMON SHARE

Basic net loss per common share ("Basic EPS") is computed by dividing net loss available to common shareholders by the weighted average number of common shares outstanding during the period.

Diluted net loss per common share ("Diluted EPS") is computed by dividing net loss attributable to common shareholders by the sum of the weighted-average number of common shares outstanding and the weighted-average dilutive common share equivalents outstanding. The computation of Diluted EPS does not assume exercise or conversion of securities that would have an anti-dilutive effect.

Common share equivalents consist of shares issuable upon the exercise of Common Stock options and warrants, and shares issuable upon conversion of preferred stock. As of December 31, 2014 and 2013, there were 323,251 and 466,094 outstanding common share equivalents, respectively, that were not included in the computation of Diluted EPS as their effect would be anti-dilutive. No reconciliation for discontinued operations was provided since the impact was immaterial. The Common Stock equivalents outstanding as of December 31, 2014 and 2013 consisted of the following:

	December 31, 2014	December 31, 2013
Conversion of Series D Preferred	-	24,503
Exercise of outstanding common stock options and warrants	281,251	399,591
Exercise and conversion of outstanding Series D Preferred warrants	42,000	42,000
Total common stock equivalents	323,251	466,094

(9) ACQUISITIONS

GPS Global

On March 12, 2014, the Company entered into a Share Purchase Agreement (the “GPS Global SPA”) to purchase from Eli Sabag, an individual resident of the State of Israel, all of the issued and outstanding shares of GPS Global Tracking and Surveillance System Ltd., a company formed under the laws of and operating in the State of Israel (“GPS Global”). The GPS Global SPA contained customary representations and warranties and covenants, including provisions for indemnification, subject to the limitations described in the agreement. Subsequent to the closing, the Mr. Sabag and certain key employees of GPS Global entered into employment agreements and continue to operate GPS Global. The GPS Global SPA also granted Mr. Sabag the right for a three-year period following the closing to nominate one director to serve on the Company’s board and on GPS Global’s board of directors. The closing of the transaction, which occurred on April 1, 2014, was subject to customary closing conditions. Subsequently, the Company changed the name of GPS Global to Track Group International Ltd.

The purchase price for the issued and outstanding shares of GPS Global is $7,811,404, payable in cash and shares of the Company's Common Stock as follows:

●	Cash to Mr. Sabag of $311,404 at the closing;

●	Shares of the Company's Common Stock valued at $7,500,000, delivered to Mr. Sabag as follows:

●	Common stock valued at $1,600,000 delivered to Mr. Sabag at the closing;

●
Common stock valued at $2,900,000, delivered to an escrow agent to be released by Bank to Mr. Sabag after six months from the closing, conditioned upon the Company's verification that GPS Global’s global positioning satellite (“GPS”) products (the “Devices”) meet expected operating specifications;

●
Common stock valued at $1,000,000, the number of shares to be determined by dividing $1,000,000 by the weighted average closing price of the Company’s Common Stock for the 60 consecutive trading days preceding the third business day prior to release of such shares, to be issued to Mr. Sabag within 30 days of certification that GPS Global has sold or leased a minimum of 1,500 of its Devices under revenue-generating contracts; and

●
Common stock valued at $2,000,000, the number of shares to be determined by dividing $2,000,000 by the weighted average closing price of the Company’s Common Stock for the 60 consecutive trading days preceding the third business day prior to release of such shares, to be issued to Mr. Sabag within 30 days of certification that GPS Global has sold or leased a minimum of 2,500 of its Devices under revenue-generating contracts, in addition to the 1,500 Devices previously mentioned (i.e., a minimum of 4,000 Devices sold or leased).

As described above, shares of Common Stock valued at $3,000,000 may be payable based on sales of the GPS Global devices sold or leased. Management determined that it was probable that sales of GPS Global devices would exceed the number of units specified in the SPA, and has therefore, recognized a Stock Payable liability for the entire $3,000,000 value of common shares payable.

The total purchase price for the GPS Global acquisition was allocated to the net tangible and intangible assets based upon their fair values as of March 31, 2014 as set forth below. The excess of the purchase price over the net assets was recorded as goodwill. This acquisition provided the Company with additional research and development capabilities and enhanced technology which are expected to benefit current and future products.

The following table summarizes the fair values of the assets and liabilities assumed at the acquisition date of GPS Global (in thousands).

Current assets	$217
Inventory	17
Property and equipment	47
Monitoring equipment	48
Other non-current assets	21
Intangible assets	4,856
Tradename	192
Accounts payable and accrued expenses	(215)
Loan payable	(753)
Goodwill	3,381
Total fair value of assets acquired	$7,811

Emerge

On June 2, 2014, the Company entered into a Stock Purchase Agreement (the “ Emerge SPA”) to purchase from BFC Surety Group, Inc. all of the issued and outstanding shares and equity interests of Emerge Monitoring, Inc., a Florida corporation (“Emerge”), which is the direct owner of all of the issued and outstanding equity interests of Emerge Monitoring II, LLC, a Florida limited liability company and wholly-owned subsidiary of Emerge (“Emerge LLC”), and a majority (65%) of the equity interest of Integrated Monitoring Systems, LLC, a Colorado limited liability company and subsidiary of Emerge LLC (the “Emerge Acquisition”). The Emerge SPA contains customary representations and warranties and covenants, including provisions for indemnification, subject to the limitations described in the agreement. Certain key employees of the acquired entities continued to operate the acquired entities following the closing. During June 2014, the Company also committed to purchase the remaining 35% minority equity interest of Integrated Monitoring Systems, LLC, which was completed during the fiscal year ended September 30, 2014.

The purchase price for the Emerge Acquisition was $7,739,167, all of which was paid in cash during the year ended September 30, 2014. The total purchase price for the Emerge Acquisition was allocated to the net tangible and intangible assets based upon their fair values as of June 1, 2014 as set forth below. The excess of the purchase price over the net assets was recorded as goodwill. The Emerge Acquisition provided the Company with significant customer relationships, an experienced sales and management team and additional alcohol monitoring product offerings.

The following table summarizes the fair values of the assets and liabilities assumed at the Emerge Acquisition date (in thousands).

Inventory	$451
Property and equipment	227
Other assets	109
Developed technology	1,600
Customer contracts/relationships	1,860
Tradename /trademarks	110
Goodwill	3,382
Total fair value of assets acquired	$7,739

Track Group Analytics Limited

On November 26, 2014 (the “Closing Date”), the Company entered into a Share Purchase Agreement (the “TGA Purchase Agreement”) to purchase from the existing shareholders of Track Group Analytics Limited, formerly G2 Research Limited (“TGA”), all issued and outstanding shares and equity interests of TGA for an aggregate purchase price of up to CAD$4.6 million (the “TGA Acquisition”), of which CAD$2.0 million was paid in cash to the TGA shareholders on the Closing Date. Pursuant to the terms and conditions of the TGA Purchase Agreement, the remainder of the purchase price will be paid as follows: (i) CAD$600,000 will be paid to the former TGA shareholders in shares of Common Stock of which one-half of the shares will be issued on the one-year anniversary of the Closing Date and the remaining one-half will be issued on the two-year anniversary of the Closing Date; and (ii) the remaining CAD$2.0 million will be paid to the former TGA shareholders in shares of Common Stock periodically, over the course the two-year period beginning on the Closing Date, upon the achievement of certain milestones set forth in the TGA Purchase Agreement. The TGA Purchase Agreement also provides for customary representations, warranties and covenants, including provisions for indemnification, and is subject to customary closing conditions. As of December 31, 2014, the Company had issued 38,499 shares of Common Stock in connection to this acquisition.

The following table summarizes the fair values of the assets and liabilities assumed at the acquisition date (in thousands).

Current assets	$477
Property and equipment	5
Accounts payable and accrued expenses	(65)
Loan payable	(381)
Goodwill	4,050
Total fair value of assets acquired	$4,086

Summary of Unaudited Pro-Forma Information

The unaudited pro-forma information below for the three months ended December 31, 2014 and 2013 gives effect to each of the acquisitions described herein as, if the acquisitions had occurred on October 1, 2012. The pro-forma financial information is not necessarily indicative of the results of operations if the acquisitions had been effective as of this date.

	Three Months Ended December 31,
	2014	2013
Revenues	$4,976,416	$4,289,544
Loss from operations	(1,513,379)	(4,961,452)
Net loss attributable to the Company	(1,944,824)	(4,368,889)
Basic income per share	(0.19)	(0.43)
Diluted income per share	(0.19)	(0.43)
Net loss attributable to common shareholders	(1,924,388)	(4,378,316)
Basic income per share	(0.19)	(0.43)
Diluted income per share	(0.19)	(0.43)

(10) PREPAID AND OTHER EXPENSES

The carrying amounts reported in the balance sheets for prepaid expenses and other current assets approximate their fair market value based on the short-term maturity of these instruments. As of December 31, 2014 and September 30, 2014, the outstanding balance of prepaid and other expenses was $1,007,068 and $1,226,054, respectively. The $1,007,068 as of December 31, 2014 is comprised primarily of prepayments toward inventory purchases, deposits and other prepaid expenses.

(11) INVENTORY

Inventory is valued at the lower of the cost or market. Cost is determined using the first-in, first-out (“FIFO”) method. Market is determined based on the estimated net realizable value, which generally is the item’s selling price. Inventory is periodically reviewed in order to identify obsolete, damaged or impaired items.

Inventory consists of raw materials that are used in the manufacturing of ReliAlert™, Shadow, and other tracking devices, completed ReliAlert™, R.A.D.A.R. and other tracking devices. Tracking devices deployed are reflected in Monitoring Equipment. As of December 31, 2014 and September 30, 2014, respectively, inventory consisted of the following:

	December 31,	September 30,
	2014	2014
Raw materials, work-in-process, and finished goods	$1,660,415	$1,471,764
Reserve for damaged or obsolete inventory	(225,900)	(223,500)
Total inventory, net of reserves	$1,434,515	$1,248,264

(12) PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2014 and September 30, 2014, were as follows:

	December 31,	September 30,
	2014	2014
Equipment, software and tooling	$2,751,312	$2,571,450
Automobiles	33,466	33,466
Leasehold improvements	1,316,120	1,294,386
Furniture and fixtures	266,909	253,466
Total property and equipment before accumulated depreciation	4,367,807	4,152,768
Accumulated depreciation	(2,486,779)	(2,292,521)
Property and equipment, net of accumulated depreciation	$1,881,028	$1,860,247

Depreciation expense for the three months ended December 31, 2014 and 2013 was $170,907 and $47,175, respectively. Property and equipment to be disposed of is reported at the lower of the carrying amount or fair value, less the estimated costs to sell the property. Any gains or losses are recognized in the results of operations. During the three months ended December 31, 2014 the Company did not dispose of property and equipment.

(13) MONITORING EQUIPMENT

Monitoring equipment as of December 31, 2014 and September 30, 2014, was as follows:

	December 31,	September 30,
	2014	2014
Monitoring equipment	$3,506,749	$3,166,217
Less: accumulated depreciation	(1,449,671)	(1,251,551)
Monitoring equipment, net of accumulated depreciation	$2,057,078	$1,914,666

The Company began leasing monitoring equipment to agencies for offender tracking in April 2006 under operating lease arrangements. The monitoring equipment is amortized using the straight-line method over an estimated useful life of three to five years.

Depreciation expense related to monitoring equipment for the three months ended December 31, 2014 and 2013 was $228,050 and $190,992, respectively. Additionally, the Company reserved $275,398 for future monitoring equipment impairment, of which $55,080 was recognized as impairment expense during the three months ended December 31, 2014. These expenses have been recognized in cost of revenues.

Assets to be disposed of are reported at the lower of the carrying amount or fair value, less the estimated costs to sell the assets. During the three months ended December 31, 2014 and 2013, the Company recorded in cost of revenues disposal of lease monitoring equipment and parts of $12,575 and $10,771, respectively.

(14) INTANGIBLE ASSETS

The following table summarizes the activity of intangible assets for the first fiscal quarter ended December 31, 2014:

	December 31, 2014	September 30, 2014
Other intangible assets:
Patent license agreement	$4,550,000	$4,550,000
Royalty agreements	16,620,565	16,620,565
Technology	5,961,110	6,190,083
Customer relationships	1,860,000	1,860,000
Trade name	282,433	291,486
Other	50,386	50,386
Total intangible assets	29,324,494	29,562,520
Accumulated amortization	(3,389,500)	(2,818,894)
Intangible assets, net of accumulated amortization	$25,934,994	$26,743,626

The intangible assets summarized above were purchased on various dates from January 2010 through December 2014. The assets have useful lives ranging from three to ten years. Amortization expense for the three months ended December 31, 2014 and 2013 was $470,993 and $221,632, respectively.

(15) GOODWILL

The following table summarizes the activity of goodwill at December 31 and September 30, 2014, respectively:

	December 31,	September 30,
	2014	2014
Beginning balance	$6,577,609	$-
Additions resulting from acquisitions:
Acquisition of GPS Global Tracking & Surveillance, Ltd.	-	3,381,000
Acquisition of Emerge Monitoring, Inc.	-	3,381,754
Acquisition of Track Group Analytics Limited	4,037,267	-
Foreign currency translation adjustment	(159,423)	(185,145)
Ending balance	$10,455,453	$6,577,609

Goodwill was recognized in connection to acquisition transactions in accordance with ASC 805. The Company performs an impairment test for goodwill annually or more frequently if indicators of potential impairment exist. No impairment of goodwill had been recognized through December 31, 2014.

(16) OTHER ASSETS

As of December 31, 2014 and 2013, the outstanding balance of other assets was $3,739,925 and $3,150,428, respectively. The $3,739,925 balance of other assets is comprised largely of a $3.1 million performance bond for an international customer. The Company anticipates this restricted cash will be unrestricted and available to the Company on September 5, 2018.

(17) ACCRUED EXPENSES

Accrued expenses consisted of the following as of December 31, 2014 and September 30, 2014:

	December 31,	September 30,
	2014	2014
Accrued royalties	$7,077	$-
Accrued taxes - foreign and domestic	108,247	203,941
Accrued interest	1,076,010	504,124
Accrued payroll, taxes and employee benefits	552,268	822,847
Accrued consulting	133,650	267,300
Accrued outside services	11,458	23,562
Accrued travel costs	35,000	96,922
Accrued settlement costs	50,000	52,000
Accrued board of directors fees	240,000	120,000
Accrued cellular costs	48,150	25,000
Accrued legal costs	100,000	6,454
Accrued warranty and manufacturing costs	17,092	14,031
Accrued other expenses	497,706	277,376

Total accrued expenses	$2,876,658	$2,413,557

(18) DEBT OBLIGATIONS

Debt obligations as of December 31, 2014 and September 30, 2014, respectively, are comprised of the following:

	December 31	September 30,
	2014	2014
Unsecured facility agreement with an entity whereby the Company may borrow up to $25 million bearing interest at a rate of 8% per annum, payable in arrears semi-annually, with all principal and accrued and unpaid interest due on January 3, 2016. A $750,000 origination fee or 3% on the total amount under the agreement was paid and recorded as a debt discount and will be amortized as interest expense over the term of the loan. As of December 31, 2014, the remaining debt discount was $375,000.	$24,625,000	$24,531,250
The Company entered into an agreement whereby the Company was granted a non-exclusive, irrevocable, perpetual and royalty-free license to certain patents with an entity. The Company agreed to pay $4,500,000 over two years or $187,500 per month through February 2016.	2,625,000	3,187,500
Note issued in connection with the acquisition of a subsidiary and matured in December 2014.	-	9,630
Capital leases with effective interest rates that range between 8.51% and 17.44%. Leases mature between June 2015 and November 2015.	38,693	46,021
Related notes payable for $1.5 million and $1.2 million, due December 31, 2015 and November 19, 2015, respectively (See note 9 below).	2,700,000	2,700,000
Notes payable assumed in conjunction with the G2 acquisition, net of $9,529 discount.	4,917	-
Non-interest bearing notes payable to a governmental agency assumed in conjunction with the G2 acquisition.	352,193	-
Total debt obligations	30,345,803	30,474,401
Less current portion	(2,704,917)	(1,906,040)
Long-term portion of related party debt	-	(2,700,000)
Long-term debt, net of current portion	$27,640,886	$25,868,361

The following table summarizes the Company’s future maturities of debt obligations as of December 31, 2014:

Fiscal Year	Total
2015	$4,700,884
2016	25,460,444
2017	77,192
2018	54,560
Thereafter	52,723
Total	$30,345,803

In connection to the G2 acquisition (See note 9), the Company assumed three notes payable to the Atlantic Canada Opportunities Agency (ACOA). These notes are non-interest bearing notes and are payable in monthly increments ranging from $3,125 to $4,125, as specified in each of the notes.

(19) RELATED-PARTY TRANSACTIONS

Royalty Agreement

On August 4, 2011, with an effective date of July 1, 2011, we entered into an agreement (the “Royalty Agreement”) with Borinquen Container Corp., a corporation organized under the laws of the Commonwealth of Puerto Rico (“Borinquen”), to purchase Borinquen’s wholly-owned subsidiary, International Surveillance Services Corporation, a Puerto Rico corporation (“ISS”), in consideration of 310,000 shares of our Common Stock, valued at the market price on the date of the Royalty Agreement at $16.40 per share, or $5,084,000. We also agreed to pay to Borinquen quarterly royalty payments in an amount equal to 20% of our net revenues from the sale or lease of our monitoring devices and monitoring services within a territory comprised of South and Central America, the Caribbean, Spain and Portugal, for a term of 20 years. On February 1, 2013, we redeemed and terminated this royalty obligation for a total cost of $13.0 million using the proceeds of a $16.7 million loan from a related party, Sapinda Asia Limited (“Sapinda Asia”). Sapinda Asia owned approximately 44.8% of our issued and outstanding shares of Common Stock at December 31, 2014. In addition to the $13.0 million used to terminate the Royalty Agreement, we used the remaining $3.7 million as operating capital during the 2013 fiscal year. On September 30, 2013, Sapinda Asia converted all outstanding principal and interest under the loan, totaling $17,576,627, into 3,905,917 shares of Common Stock at a rate of $4.50 per share.

Revolving Loan Agreement

On February 1, 2013, the Company entered into a revolving loan agreement with Sapinda Asia (the “Revolving Loan”). Under this arrangement, the Company may borrow up to $1,200,000 at an interest rate of 3% per annum for unused funds and 10% per annum for borrowed funds. On October 24, 2013, the Company drew down the full $1,200,000 for use in a performance bond as required under a contract with an international customer. The loan initially matured in June 2014. However, the maturity date of the note was extended and now matures in December 2015. As of December 31, 2014, the Company owed $1,200,000 of principal and $158,514 of accrued interest on the note.

Related-Party Promissory Note

On November 19, 2013, the Company borrowed $1,500,000 from Sapinda Asia Ltd. The unsecured note bears interest at a rate of 8% per annum and initially matured on November 18, 2014. However, the maturity date of the note was extended to November 19, 2015. As of December 31, 2014, the Company owed $1,500,000 of principal and $133,808 of accrued interest on the note.

Related-Party Service Agreement

During the fiscal year ended September 30, 2013, the Company entered into an agreement with Paranet Solutions, LLC to provide the following primary services: (i) procurement of hardware and software necessary to ensure that vital databases are available in the event of a disaster (backup and disaster recovery system); and (ii) providing the security of all data and the integrity of such data against all loss of data, misappropriation of data by Paranet, its employees and affiliates. David S. Boone, a director and member of the Company’s Executive Committee, was the Chief Executive Officer of Paranet until August 2014.

As consideration for these services, the Company agreed to pay Paranet $4,500 per month, and during the three months ended December 31, 2014 the Company paid $60,612 to Paranet. The arrangement can be terminated by either party for any reason upon ninety (90) days written notice to the other party.

Facility Agreement

On January 3, 2014, we entered into an unsecured Facility Agreement with Tetra House Pte. Ltd., a related-party entity, controlled by our Chairman, Guy Dubois. Under this agreement, we may borrow up to $25,000,000 for working capital and acquisitions purposes. The loan bears interest at a rate of 8% per annum, payable in arrears semi-annually, with all principal and accrued and unpaid interest due on January 3, 2016. In addition, we agreed to pay Tetra House an arrangement fee equal to 3% of the aggregate maximum amount under the loan. On January 14, 2014 Tetra House assigned the Facility Agreement to Conrent Invest S.A. Since January 3, 2014, we have borrowed $25,000,000 under the Facility Agreement. The borrowed funds have been used for acquisitions and for general corporate purposes.

Additional Related-Party Transactions and Summary of All Related-Party Obligations

	December 31, 2014	Sept. 30, 2014

Loan from a significant shareholder with an interest rate of 8% per annum. Principal and interest due at maturity on December 30, 2015.	$1,200,000	$1,200,000
Promissory note with a significant shareholder with an interest rate of 8% per annum. Principal and interest due at maturity on November 19, 2015.	1,500,000	1,500,000
Total related-party debt obligations	2,700,000	2,700,000
Less current portion	(2,700,000)	-
Long-term debt, net of current portion	$-	$2,700,000

Each of the foregoing related-party transactions was reviewed and approved by disinterested and independent members of the Company's Board of Directors.

(20) PREFERRED STOCK

The Company is authorized to issue up to 20,000,000 shares of preferred stock, $0.0001 par value per share. The Company's Board of Directors has the authority to amend the Company's Articles of Incorporation, without further shareholder approval, to designate and determine, in whole or in part, the preferences, limitations and relative rights of the preferred stock before any issuance of the preferred stock and to create one or more series of preferred stock.

Series D Convertible Preferred Stock

The Company has designated 85,000 shares of its stock as Series D Preferred stock (“Series D Preferred”). During the three months ended December 31, 2014 and 2013, the Company did not issue any additional new shares of Series D Preferred. During the fiscal year ended September 30, 2014, the Company exchanged 207 shares of Series D Preferred for 16,907 shares of Common Stock. Additionally, the Company repurchased 261 shares of Series D Preferred for $312,008 during the fiscal year ended September 30, 2014. As a result of these transactions, there were no shares of Series D Preferred stock outstanding at December 31, 2014.

Dividends

The Series D Preferred is entitled to dividends at the rate equal to 8% per annum calculated on the purchase amount actually paid for the shares or amount of debt converted. The dividend is payable in cash or shares of Common Stock at the sole discretion of the Board of Directors. If a dividend is paid in shares of Common Stock of the Company, the number of shares to be issued is based on the average per share market price of the Common Stock for the 14-day period immediately preceding the applicable accrual date (i.e., March 31, June 30, September 30, or December 31, as the case may be). Dividends are payable quarterly, no later than 30 days following the end of the accrual period.

During the three months ended December 31, 2013, the Company issued 483 shares of Common Stock to pay $9,427 of accrued dividends on the Series D Preferred earned during the three months ended June 30, 2013. As there were no shares of Series D Preferred outstanding at December 31, 2014, the Company did not issue any shares for the payment of dividend during that period.

Convertibility

Each share of Series D Preferred may be converted into thirty (30) shares of Common Stock, commencing 90 days after the date of issue. During the three months ended December 31, 2014 and 2013, no shares of Series D Preferred were converted shares of Common Stock. During fiscal year 2013, the Company entered into an employment agreement with an officer. In addition, the officer and the Company mutually agreed that the conversion of the Series D Preferred held by the officer will convert into Common Stock at a rate of 155% of each share’s original investment; provided that the officer must convert all of his Series D Preferred before the next annual shareholder meeting of the Company. As of December 31, 2014, there were no Series D Preferred outstanding.

Redemption

On January 16, 2014, the Company sent out notices to Series D Preferred shareholders regarding the Company’s election under the Amended and Restated Designation of the Rights and Preferences to redeem 261 shares of Series D Preferred at 120% of the aggregate original investment of $260,007 through the payment of cash totaling $312,007. The redemption date was February 13, 2014.

Series D Preferred Stock Warrants

As of December 31, 2014, 42,000 warrants to purchase Series D Preferred at an exercise price of $500 per share were issued and outstanding. During the three months ended December 31, 2014, no Series D Preferred warrants were issued or exercised. Subsequent to December 31, 2014, the Company purchased all 42,000 warrants to purchase Series D Preferred (see note 25).

(21) COMMON STOCK

Common Stock Issuances

During the three months ended December 31, 2014, the Company issued the following shares of Common Stock:

On November 25, 2014, and in connection to the G2 acquisition (See note 9), 38,599 shares of Common Stock were issued.

(22) STOCK OPTIONS AND WARRANTS

Stock Incentive Plan

At the annual meeting of shareholders on December 21, 2011, the shareholders approved the 2012 Equity Compensation Plan (the “2012 Plan”). The 2012 Plan provides for the grant of incentive stock options and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards and performance-based awards to employees and certain non-employees who have important relationships with the Company. A total of 90,000 shares are authorized for issuance pursuant to awards granted under the 2012 Plan. During the three months ended December 31, 2014 and 2013, respectively, no options were issued under this 2012 Plan. As of December 31, 2014, 44,657 shares of Common Stock were available for future grants under the 2012 Plan.

All Options and Warrants

The fair value of each stock option and warrant grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company did not grant options or warrants to purchase common or preferred stock during the three months ended December 31, 2014. During the three months ended December 31, 2013, the Company granted 6,840 shares of Common Stock. These warrants vested immediately and expire two years from grant date. The Company recorded $75,082 and $53,947 of expense for the three months ended December 31, 2014 and 2013, respectively, related to the issuance and vesting of all stock options and warrants.

The option and warrant grants for three months ended December 31, 2013 were valued using the Black-Scholes model with the following weighted-average assumptions:

	Three Months Ended December 31
	2014	2013
Expected cash dividend yield	N/A(1)	-
Expected stock price volatility	N/A(1)	103%
Risk-free interest rate	N/A(1)	0.10%
Expected life of options/warrants		1 Year

(1) This information was deemed not applicable (N/A) since no options or warrants to purchase Common Stock were granted during the three months ended December 31, 2014.

The expected life of stock options (warrants) represents the period of time that the stock options or warrants are expected to be outstanding based on the simplified method allowed under GAAP. The expected volatility is based on the historical price volatility of the Company’s Common Stock. The risk-free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options (warrants). The dividend yield represents the Company’s anticipated cash dividends over the expected life of the stock options (warrants).

A summary of stock option activity for the three months ended December 31, 2014 is presented below:

	Shares Under Option/ Warrant	Weighted Average Exercise Price		Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding as of September 30, 2014	305,251		$15.71	1.05 years	487,402
Granted	-	$
Expired / Cancelled	(24,000)		$17.50
Exercised	-	$
Outstanding as of December 31, 2014	281,251		$15.63	0.85 years	$526,550
Exercisable as of December 31, 2014	255,463		$15.44	0.79 years	$526,550

The intrinsic value of options outstanding and exercisable is based on the Company’s share price of $14.99 at December 31, 2014.

(23) CHANGES IN EQUITY

A summary of the composition of equity of the Company as of December 31, 2014, and the changes during the three months then ended is presented in the following table:

Total Equity
Balance at September 30, 2014	$19,916,047
Issuance of common stock for acquisition	580,886
Other comprehensive income	(626,878)
Vesting of stock options and warrants	75,082
Net loss	(2,215,215)
Balance at December 31, 2014	$17,729,922

(24) COMMITMENTS AND CONTINGENCIES

Legal Matters

Lazar Leybovich et al v. SecureAlert, Inc. On March 29, 2012, Lazar Leybovich, Dovie Leybovich and Ben Leybovich filed a complaint in the 11th Circuit Court in and for Miami-Dade County, Florida alleging breach of contract with regard to certain Stock Redemption Agreements. The complaint was subsequently withdrawn by the plaintiffs. An amended complaint was filed by the plaintiffs on November 15, 2012. The plaintiffs claim in excess of $460,000 in damages. The Company believes these allegations are inaccurate and intend to defend the case vigorously. No accrual for a potential loss has been made as management believes the probability of incurring a material loss is remote.

Christopher P. Baker v. SecureAlert, Inc. In February 2013, Mr. Baker filed suit against the Company in the Third Judicial District Court in and for Salt Lake County, State of Utah. Mr. Baker asserts that the Company breached a 2006 consulting agreement with him and claims damages of not less than $210,000. The Company disputes the plaintiff’s claims and will defend the case vigorously. No accrual for a potential loss has been made as management believes the probability of incurring a material loss is remote.

SecureAlert, Inc. v. Derrick Brooks and STOP, LLC. On February 21, 2014, we filed a complaint in the Third Judicial District Court, Salt Lake County, State of Utah, against Derrick Brooks and STOP, asserting claims for declaratory relief, breach of contract, tortious interference with prospective economic relations, tortious interference with contract misappropriation of trade secrets, injurious falsehood/trade libel/business disparagement, defamation, respondeat superior, injunctive relief and punitive damages. On March 20, 2014, we entered into a settlement agreement with STOP and all of the claims between us and STOP in the Litigation have been dismissed with prejudice. On April 9, 2014, Mr. Brooks filed an answer denying our claims and asserting counterclaims for constructive discharge, interference with contract/interference with prospective economic relations and blacklisting. On February 6, 2015 we entered into a settlement agreement with Mr. Brooks and all claims between us and Mr. Brooks and all counterclaims by Mr. Brooks have been dismissed.

(25) SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date the accompanying consolidated financial statements were issued. Subsequent to December 31, 2014, the following events occurred:

During January 2015, the Company purchased 42,000 warrants to purchase Series D Preferred. This represented all outstanding warrants to purchase Series D Preferred.

During January 2015, the Company received notice from a shareholder of the Company stating that the shareholder was returning realized profits from their trades of the Company’s Common Stock during the year ended September 30, 2014. The shareholder also indicated that during this time, the shareholder was subject to Section 16 of the United States Security Exchange Act of 1934 (the “Exchange Act”) because they owned more than 10% of the shares of Company Common Stock. As such, the shareholder complied with Section 16(b) of the Exchange Act by returning the realized profits to the Company in the amount of $4.7 million. The Company received these funds during January 2015.

SECUREALERT, INC.

150,000 Shares of Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, payable by us in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to
be Paid
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$5,000.00
Filing and other fees	$186.50
Miscellaneous expenses	$10,000.00

Total	$35,186.50

Item 14.

Indemnification of Directors and Officers.

Section 16-10a-841 of the Utah Revised Business Corporation Act (the “UBCA”) allows a Utah corporation to provide, in its articles of incorporation, bylaws or by shareholder resolution, for the elimination or limitation of personal liability of a director to the corporation or to its shareholders for monetary damages for any action or omission, as a director, except (i) liability for a financial benefit received by a director to which he was not entitled, (ii) intentional infliction of harm on the corporation or the shareholders, (iii) an unlawful distribution to shareholders in violation of the UBCA, and (iv) intentional violation of criminal law.

Section 16-10a-902 of the UBCA provides that a Utah corporation may indemnify any individual made a party to a proceeding because he or she is or was a director, against liability incurred in the proceeding, if: (a) the director’s conduct was in good faith, (b) the director reasonably believed that his or her conduct was in, or not opposed to, the corporation’s best interests; and (c) in the case of any criminal proceeding, the director had no reasonable cause to believe such conduct was unlawful; provided, however, that a corporation may not indemnify a director under Section 16-10a-902 if the director was adjudged liable to the corporation in a proceeding by or in the right of the corporation or adjudged liable for deriving an improper personal benefit.  All indemnification is limited to reasonable expenses only.

Section 16-10a-903 of the UBCA provides that, unless limited by its articles of incorporation, a Utah corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which the director was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection with the proceeding or claim with respect to which the director has been successful.

In addition to the indemnification provided by Sections 902 and 903, Section 6-10a-905 of the UBCA provides that, unless otherwise limited by a corporation’s articles of incorporation, a director may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction.

Under Section 16-10a-904 of the UBCA, a Utah corporation may pay for or reimburse the reasonable expenses incurred by a director in advance of final disposition of the proceeding if the director furnishes the corporation a written affirmation of his or her good faith belief that the director has met the applicable standard of conduct, provides a written undertaking personally binding the director to pay the advance if it is ultimately determined that he or she did not meet the standard of conduct, and a determination is made that the facts then known to those making a determination would not preclude indemnification.  The director’s undertaking need not be secured and may be accepted without reference to financial ability to make repayment.  Section 16-10a-906 prohibits a corporation from making any discretionary indemnification, payment or reimbursement of expenses unless a determination has been made that the director has met the applicable standard of conduct.

The determination required under Sections 16-10a-904 and 16-10a-906 of the UBCA must be made as follows: (1) by a majority vote of a quorum of the board of directors who are not parties to the proceeding; (2) if a quorum cannot be obtained as contemplated by (1), above, by a majority vote of a committee of two or more members of the board of directors who are not parties to the proceeding and are designated by the board of directors; (3) by special legal counsel selected by a quorum of the board of directors or its committee composed of persons determined in the manner prescribed in (1) or (2), above, or if a disinterested quorum of the board of directors or committee is not possible, then selected by a majority vote of the full board of directors, or (4) by a majority of the shareholders entitled to vote by person or proxy at a meeting.

Section 16-10a-907 of the UBCA provides that, unless a corporation’s articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court-ordered indemnification under Section 905, in each case to the same extent as a director, (ii) a corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

Section 16-10a-908 of the UBCA provides that a corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from his status as such, whether or not the corporation would have the power to indemnify him or her against the same liability under Sections 902, 903 or 907 of the UBCA.

Section 16-10a-909 of the UBCA provides that a provision treating a corporation’s indemnification of or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its stockholders or board of directors or in a contract, (except an insurance policy), or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the Revised Act.  If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

The Company’s Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Revised Act or any other applicable law, a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for any action taken or failure to take any action as a director, except liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Company or its shareholders, (c) a violation of Section 16-10a-842 of the Revised Act (regarding unlawful distributions) or (d) an intentional violation of criminal law.

The Amended and Restated Articles of Incorporation also provide that, to the fullest extent permitted by the Revised Act or other applicable law, (a) the Company will indemnify a person made or threatened to be made a party to any action for all liabilities and expenses incurred by such person in connection with such action because such person is or was a director or officer of the Company or served at the request of the Company as a director, officer, partner, trustee, employee, fiduciary or agent of another entity and (b) the Company will advance expenses to such person in advance of a final disposition of such action.

The Amended and Restated Articles of Incorporation further provide that neither an amendment nor repeal of the such provisions of the Company’s Amended and Restated Articles of Incorporation, nor the adoption of a provision of the Company’s Amended and Restated Articles of Incorporation that is inconsistent with such provisions, will eliminate or reduce the effect of such provisions with respect to any matter that occurs or action or proceeding that accrues or arises prior to such amendment or repeal of such provisions or the adoption of a provision that is inconsistent with such provisions.

The Company’s Bylaws require the Company to indemnify any individual who is made a party to a proceeding because the individual is or was a director or officer of the Company against any liability or expenses incurred in connection with such proceeding to the maximum extent allowed under Utah law, and to advance expenses to any such individual.

The Company has also entered into Indemnification Agreements with each of its directors and executive officers.  In such agreements, the Company agrees to hold harmless and indemnify, including with respect to expenses, the respective officer or director to the fullest extent authorized or permitted by the Revised Act, the Company’s Amended and Restated Articles of Incorporation or the Company’s Bylaws.  The Company also agrees to pay the entire amount of liabilities and expenses, without requiring the contribution of the respective officer or director, in any action in which the Company is held jointly liable with such officer or director.  The Indemnification Agreements further require the Company to advance expenses to such officer or director to the maximum extent as may be permitted under the Revised Act.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Company.

Item 15.

Recent Sales of Unregistered Securities.

During the last three years,  we sold the securities described below without registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon exemptions from registration available under Section 4(a)(2) of the Securities Act and rules and regulations promulgated under the Securities Act, including Regulation D and Regulation S.

Common Stock

We issued 14,988 shares of Common Stock for the payment of board of director fees, valued at $180,000.

In the transaction listed above, the securities were issued in private transactions, solely to accredited investors without general solicitation and without registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act and the rules and regulations promulgated under the Securities Act, as indicated above.

In each of the transactions listed above, the shares of Common Stock were issued without registration under the Securities Act in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder. The Company’s reliance on Section 4(a)(2) of the Securities Act was based upon the following factors: (a) the issuance of the securities was an isolated private transaction which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale or issuance of the securities took place directly between the offerees and the Company.

Purchases of Equity Securities

Neither the Company nor any affiliated purchaser as defined in Rule 10b-18(3) of the Exchange Act made any purchases of shares of the Company’s Common Stock during the year ended September 30, 2014.

Item 16.

Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Title of Document

3(i)(1)	Articles of Incorporation (incorporated by reference to our Registration Statement and Amendments thereto on Form 10-SB, effective December 1, 1997).

3(i)(2)	Amendment to Articles of Incorporation for Change of Name (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2001).

3(i)(3)	Amendment to Articles of Incorporation Amending Rights and Preferences of Series A Preferred Stock (previously filed as Exhibit on Form 10-KSB for the fiscal year ended September 30, 2001).

3(i)(4)	Amendment to Articles of Incorporation Adopting Designation of Rights and Preferences of Series B Preferred Stock (previously filed as Exhibit on Form 10- QSB for the six months ended March 31, 2002).

3(i)(5)
Certificate of Amendment to the Designation of Rights and Preferences Related to Series A 10% Cumulative Convertible Preferred Stock of SecureAlert, Inc. (incorporated by reference to our annual report on Form 10-KSB for the fiscal year ended September 30, 2001).

3(i)(6)
Certificate of Amendment to the Designation of Rights and Preferences Related to Series C 8% Convertible Preferred Stock of SecureAlert, Inc. (incorporated by reference to our Current Report on Form 8-K, filed with the Commission on March 24, 2006).

3(i)(7)	Articles of Amendment to Articles of Incorporation filed July 12, 2006 (previously filed as exhibits to our current report on Form 8-K filed July 18, 2006, and incorporated herein by reference).

3(i)(8)
Articles of Amendment to the Fourth Amended and Restated Designation of Right and Preferences of Series A 10% Convertible Non-Voting Preferred Stock of SecureAlert, Inc. (previously filed as Exhibit on Form  10-QSB for the nine months ended June 30, 2007, filed in August 2007).

3(i)(9)
Articles of Amendment to the Designation of Right and Preferences of Series A Convertible Redeemable Non-Voting Preferred Stock of SecureAlert, Inc. (previously filed as Exhibit on Form 10-QSB for the nine months ended June 30, 2007, filed in August 2007).

3(i)(10)
Articles of Amendment to the Articles of Incorporation and Certificate of Amendment to the Designation of Rights and Preferences Related to Series D 8% Convertible Preferred Stock of SecureAlert, Inc. (previously filed as Exhibit on Form 10-K filed in January 2010).

3(i)(11)	Articles of Amendment to the Articles of Incorporation filed March 28, 2011 (previously filed as Exhibit on Form 8-K filed April 4, 2011).

3(i)(12)	Articles of Amendment to the Articles of Incorporation of SecureAlert, Inc., filed August 1, 2011 (previously filed as Exhibit on Form 10-Q filed August 15, 2011).

3(i)(13)	Articles of Amendment to the Articles of Incorporation of SecureAlert, Inc., filed December 28, 2011 (previously filed as Exhibit to Definitive Proxy Statement, filed October 25, 2011)

3(i)(14)	Articles of Amendment to the Articles of Incorporation of SecureAlert, Inc., filed April 11, 2013 (previously filed as Exhibit on Form 10-Q filed May 15, 2013).

3(ii)	Bylaws (incorporated by reference to our Registration Statement on Form 10-SB, effective December 1, 1997).

3(iii)	Amended and Restated Bylaws (previously filed in February 2011 as an Exhibit to the Form 10-Q for the three months ended December 31, 2010).

4.01	2006 Equity Incentive Award Plan (previously filed in August 2006 as an Exhibit to the Form 10- QSB for the nine months ended June 30, 2006).

4.02	2012 Equity Incentive Award Plan (previously filed as Exhibit to Definitive Proxy Statement, filed October 25, 2011).

5.1	Opinion of Disclosure Law Group (to be filed by amendment)

10.1	Loan and Security Agreement between Sapinda Asia Limited and SecureAlert, effective December 3, 2012 (previously filed on Form 8-K in December 2012).

10.2	Settlement and Royalty and Share Buy Back among Borinquen Container Corporation, Sapinda Asia Limited, and SecureAlert, effective February 4, 2013 (previously filed on Form 8-K in February 2013).

10.3	Facility Agreement between Tetra House Pte. Ltd. and SecureAlert, Inc., dated January 3, 2014 (previously filed on Form 8-K in January 2014).

10.4	Notice of Conversion from Sapinda Asia Limited, dated September 24, 2013 (incorporated by reference from Exhibit 10.14 to our Annual Report on Form 10-K filed January 14, 2014).

10.5	Share Purchase Agreement dated as of April 1, 2014, by and between SecureAlert, Inc. and Eli Sabag (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K filed March 18, 2014).

10.6
Executive Employment Agreement by and between SecureAlert, Inc. and John R. Merrill, dated November 20, 2014 (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K filed November 25, 2014).

10.7
Stock Purchase Agreement by and between SecureAlert, Inc. and BFC Surety Group, Inc., dated June 2, 2014 (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K filed June 4, 2014).

10.8
Share Purchase Agreement dated as of November 26, 2014, by and between SecureAlert, Inc., dba TrackGroup, and the shareholders of G2 Research Limited (incorporated by reference from Exhibit 10.1 to our Current Report on Form 8-K filed December 2, 2014).

14.1	Code of Ethics (previously filed on Form 10-K in January 2014).

23.1*	Consent of Eide Bailly, LLP

23.3	Consent of Disclosure Law Group (included in Exhibit 5.1) (to be filed by Amendment)

24.1	Power of Attorney (included in signature page to registration statement)

99.1	Insider Trading Policy Adopted (previously filed on Form 10-K in January 2014).

101.INS*	XBRL INSTANCE DOCUMENT

101.SCH*	XBRL TAXONOMY EXTENSION SCHEMA

101.CAL*	XBRL TAXONOMY EXTENSION CALCULATION LINKBASE

101.DEF*	XBRL TAXONOMY EXTENSION DEFINITION LINKBASE

101.LAB*	XBRL TAXONOMY EXTENSION LABEL LINKBASE

101.PRE*	XBRL TAXONOMY EXTENSION PRESENTATION LINKBASE

* Filed herewith

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17.

Undertakings.

The undersigned registrant undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any Prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.
That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That, for the purpose of determining our liability under the Securities Act to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or control persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, Utah, on the 26th day of March, 2015.

SECUREALERT, INC.
By:	/s/ Guy Dubois
Guy Dubois, member, Executive Committee

By:	/s/ John R. Merrill
John R. Merrill, Chief Financial Officer (Principal Financial Officer)

POWERS OF ATTORNEY

Each person whose signature appears below appoints Guy Dubois and Gordon Jesperson, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Registration Statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Guy Dubois	Director, Member Executive Committee	March 26, 2015
Guy Dubois	(Acting Principal Executive Officer)

/s/ David S. Boone	Director	March 26, 2015
David S. Boone

/s/John R. Merrill	Chief Financial Officer and (Principal Financial	March 26, 2015
John R. Merrill	Officer and Principal Accounting Officer)

/s/ Rene Klinkhammer	Director	March 26, 2015
Rene Klinkhammer

/s/ Winfried Kunz	Director	March 26, 2015
Winfried Kunz

/s/ Dan L. Mabey	Director	March 26, 2015
Dan L. Mabey

/s/ George F. Schmitt	Director	March 26, 2015
George F. Schmitt